Execution Version

Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

DECARBONIZATION PLUS ACQUISITION CORPORATION IV,

HAMMERHEAD RESOURCES INC.,

HAMMERHEAD ENERGY INC.

and

2453729 ALBERTA ULC

Dated as of September 25, 2022

i

EXHIBITS

SCHEDULES

Schedule A	Company Knowledge Persons
Schedule B	SPAC Knowledge Persons
Schedule C	Key Company Shareholders
Schedule D	Lock-Up Shareholders

BUSINESS COMBINATION AGREEMENT, dated as of September 25, 2022 (this “Agreement”), by and among Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“SPAC”), Hammerhead Resources Inc., an Alberta corporation (the “Company”), Hammerhead Energy Inc., an Alberta corporation (“NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation (“AmalCo” and together with SPAC, the Company, and NewCo, collectively, the “Parties”).

Background

NewCo is a wholly owned direct Subsidiary of the Company newly formed solely for the purposes of engaging in the Transactions.

AmalCo is a wholly owned direct Subsidiary of SPAC newly formed solely for the purposes of engaging in the Transactions.

Prior to the SPAC Amalgamation and subject to the terms and conditions of this Agreement, SPAC shall transfer by way of continuation from the Cayman Islands to Alberta in accordance with the Cayman Islands Companies Act (as amended) (the “Companies Act”) and domesticate as an Alberta corporation in accordance with the applicable provisions of the Business Corporations Act (Alberta) (the “ABCA”) (such transfer by way of continuation and domestication, including all matters necessary or ancillary in order to effect such transfer by way of continuation and domestication, the “Domestication”).

Concurrently with and as part of the Domestication, SPAC shall file articles in substantially the form attached as Exhibit A hereto (the “Domestication Articles”).

Following the Domestication and subject to the terms and conditions of this Agreement, (i) SPAC shall amalgamate with NewCo (the “SPAC Amalgamation”) to form one corporate entity (“New SPAC”) except that the legal existence of NewCo will not cease and NewCo will survive the SPAC Amalgamation as New SPAC, (ii) the articles of New SPAC will be the articles substantially in the form attached as Exhibit B hereto (the “New SPAC Articles”), (iii) the officers and directors of SPAC shall become the officers and directors of New SPAC, and (iv) New SPAC shall assume the SPAC Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the SPAC Amalgamation, all in accordance with the terms of the Plan of Arrangement.

Pursuant to the SPAC Amalgamation, (i) each then issued and outstanding SPAC Class A Common Share shall be exchanged, on a one-for-one basis, for a Class A common share in the authorized share capital of New SPAC (the “New SPAC Class A Common Shares”), (ii) each then issued and outstanding SPAC Class B Common Share shall be exchanged, on a one-for-one basis, for a Class B common share in the authorized share capital of New SPAC (the “New SPAC Class B Common Shares”), (iii) each then issued and outstanding SPAC Warrant shall be exchanged for a warrant to acquire one New SPAC Class A Common Share pursuant to the SPAC Warrant Agreement (the “New SPAC Warrants”), (iv) each then issued and outstanding SPAC Unit shall be exchanged for a unit of New SPAC representing one New SPAC Class A Common Share and one-half of one New SPAC Warrant (the “New SPAC Units”), (v) the common share of NewCo held by the Company will be exchanged for one New SPAC Class A Common Share, and (vi) immediately thereafter, the New SPAC Class A Common Share held by the Company will be purchased for cancellation for cash equal to the subscription price for the common share of NewCo, in each case upon and subject to the other terms and conditions set forth in this Agreement, the Plan of Arrangement and in accordance with the provisions of applicable Law.

On the Closing Date, prior to the Company Amalgamation and subject to the terms and conditions of this Agreement, each then issued and outstanding New SPAC Class B Common Share shall be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share pursuant to the New SPAC Articles and in accordance with the Plan of Arrangement (the “Class B Conversion”).

On the Closing Date, immediately following the Class B Conversion, the Company Warrants shall either be exchanged for Company Class A Common Shares or cash, in either case, in accordance with the Plan of Arrangement (the “Company Warrant Settlement”).

On the Closing Date, following the Class B Conversion and the Company Warrant Settlement, and subject to the terms and conditions of this Agreement, (i) the Company and AmalCo shall amalgamate (the “Company Amalgamation” and together with the SPAC Amalgamation, the “Amalgamations”) to form one corporate entity (the “Amalgamated Company”), (ii) the articles of the Amalgamated Company will be the articles substantially in the form attached as Exhibit D (the “Company Closing Articles”), and (iii) the directors and officers of the Amalgamated Company shall be designated by the Company, all in accordance with the terms of the Plan of Arrangement.

Pursuant to the Company Amalgamation, (i) each then issued and outstanding Company Series IX Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Common Share Exchange Ratio, (ii) each then issued and outstanding Company Series VIII Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (iii) each then issued and outstanding Company Series VII Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Series VII Preferred Share Exchange Ratio, (iv) each then issued and outstanding Company Series VI Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (v) each then issued and outstanding Company Series IV Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (vi) each then issued and outstanding Company Series III Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Series III Preferred Share Exchange Ratio, (vii) each then issued and outstanding Company Series II Preferred Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the product of the Company Common Share Exchange Ratio and 1.13208, (viii) each then issued and outstanding Company Series I Preferred Share shall be exchanged for 1 New SPAC Class A Common Share, (ix) each then issued and outstanding Company Option shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (a) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (b) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company Option (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio, (x) each then issued and outstanding Company RSU shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (a) the number of Company Class A Common Shares subject to the applicable Company RSU multiplied by (b) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company RSU (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio and (xi) each then issued and outstanding Company Class A Common Share and Class B Common Share shall be exchanged for a number of New SPAC Class A Common Shares equal to the Company Common Share Exchange Ratio. New SPAC and each of the Lock-Up Shareholders shall become bound by a lock-up agreement in substantially the form attached as Exhibit C hereto (the “Lock-Up Agreement”) in accordance with the terms of the Plan of Arrangement.

Concurrently with the Company Amalgamation, (i) the New SPAC Articles shall be replaced with the articles in substantially the form attached as Exhibit E hereto (the “New SPAC Closing Articles”) in accordance with the terms of the Plan of Arrangement, (ii) the directors of the New SPAC immediately prior to the Company Amalgamation will resign and be replaced by (a) six individuals to be designated by the Company prior to the Closing and (b) one individual to be designated by SPAC prior to the Closing (the “Post-Closing Directors”), and (iii) the officers of New SPAC immediately prior to the Company Amalgamation will resign and be replaced by the officers of the Company prior to the Closing (collectively with the Post-Closing Directors, the “Post-Closing Officers and Directors”).

The Parties intend that: (a) for U.S. federal and applicable state income Tax purposes, (i) the Domestication and the SPAC Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Company Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Class B Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (iv) this Agreement and the Plan of Arrangement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended U.S. Tax Treatment”), and (b) for Canadian income Tax purposes, each of the Amalgamations are intended to (i) qualify as an amalgamation within the meaning of section 87 of the Canadian Tax Act and for the purposes of the ABCA, and (ii) be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Canadian Tax Act (collectively, the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

Upon recommendation of the Company Special Committee, the Board of Directors of the Company (the “Company Board”) has unanimously (with Messrs. Tichio and Shah abstaining) (i) determined that the Transactions are in the best interests of the Company and are fair to the Company Shareholders, other than Riverstone Holdings, LLC and its affiliates (collectively, the “Riverstone Parties”), (ii) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions and (iii) resolved to recommend that the Company Shareholders vote in favor of the Arrangement Resolution.

Upon recommendation of the SPAC Special Committee, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the Transactions are in the best interests of SPAC and are fair to the SPAC Shareholders, (ii) approved this Agreement, the Ancillary Agreements to which SPAC is or will be a party and the Transactions and (iii) directed that the Transaction Proposals be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting and recommended that the SPAC Shareholders approve and adopt each of the Transaction Proposals at the SPAC Shareholders Meeting.

The Board of Directors of AmalCo (the “AmalCo Board”) has unanimously (i) determined that the Transactions are in the best interests of AmalCo, (ii) approved this Agreement, the Ancillary Agreements to which AmalCo is or will be a party and the Transactions and (iii) recommended the approval of this Agreement, the Ancillary Agreements to which AmalCo is or will be a party and the Transactions by the sole shareholder of AmalCo.

The Board of Directors of NewCo (the “NewCo Board”) has unanimously (i) determined that the Transactions are in the best interests of NewCo, (ii) approved this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions and (iii) recommended the approval of this Agreement, the Ancillary Agreements to which NewCo is or will be a party and the Transactions by the sole shareholder of NewCo.

Concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Shareholders are entering into agreements, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, each such Key Company Shareholder has agreed to support and vote in favor of the Arrangement Resolution.

Concurrently with the execution and delivery of this Agreement, the Sponsor, NewCo and the Company are entering into a letter agreement, dated as of the date hereof (the “Sponsor Letter”), pursuant to which, among other things, (i) the Sponsor has agreed to waive the anti-dilution rights set forth in SPAC’s Amended and Restated Memorandum and Articles of Association adopted on August 10, 2021 (the “SPAC Memorandum and Articles of Association”) with respect to the SPAC Class B Ordinary Shares that may be triggered by the Transactions and (ii) the Sponsor has agreed to vote all SPAC Class B Ordinary Shares held by it in favor of each of the Transaction Proposals.

Concurrently with the Closing, the Parties intend to enter into a letter agreement governing certain post-Closing tax matters in substantially the form attached as Exhibit I hereto (the “Letter Agreement”).

Concurrently with the Closing, New SPAC and certain Company Shareholders and SPAC Shareholders shall enter into a registration rights agreement in substantially the form attached as Exhibit H hereto (the “Registration Rights Agreement”).

The Parties intend to complete the Amalgamations, the Class B Conversion, the SPAC Redemption, and the adoption of the New SPAC Closing Articles pursuant to the Plan of Arrangement.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, except with respect to Section 9.11 and Section 6.06(f), none of Riverstone Investment Group, LLC, WestRiver Group or any of their Affiliates (other than any Affiliate that is a Subsidiary of SPAC), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an Affiliate of SPAC for purposes of this Agreement.

“AmalCo Organizational Documents” means the incorporation and constitutional documents of AmalCo.

“Ancillary Agreements” means the Plan of Arrangement, the Support Agreements, the Sponsor Letter, the Lock-Up Agreement, the Registration Rights Agreement, the Letter Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, AmalCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (ii) the UK Bribery Act 2010 (“UKBA”); (iii) the Corruption of Foreign Publics Official Act (Canada) and the Criminal Code (Canada); (iv) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (v) all other applicable, similar or equivalent anti-corruption or anti-bribery Laws of any jurisdiction.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder, and any related or similar rules or regulations, issued, administered, or enforced by any governmental agency.

“Arrangement” means an arrangement under section 193 of the ABCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the directions of the Court in the Interim Order or Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Resolution” means (i) in the case of the Company, the special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Shareholders Meeting; and (ii) in the case of SPAC, the special resolution of the SPAC Shareholders to be considered at the SPAC Shareholders Meeting, in each case in substantially the form attached as Exhibit F hereto; in each case, including any amendments or variations thereto made in accordance with the Agreement or made at the direction of the Court in the Interim Order, with the consent of the Company and SPAC, each acting reasonably.

“As-Converted Company Options” means the number of Company Class A Common Shares that are issuable upon the exercise of Company Options that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to the Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company Options if they were so exercised, in each case, assuming that the fair market value of one Company Class A Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00.

“As-Converted Company RSUs” means (A) the number of Company Class A Common Shares that are issuable upon the exercise of Company RSUs that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to the Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company RSUs if they were so exercised, in each case, assuming that the fair market value of one Company Class A Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00; minus (B) 2,010,154 Company Class A Common Shares.

“As-Converted Company Series II Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series II Preferred Shares converted such shares in accordance with the Company Articles.

“As-Converted Company Series IX Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series IX Preferred Shares converted such shares in accordance with the Company Articles.

“Business Data” means all business information and data, including Personal Information, Seismic Data, and Confidential Information that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company or any Company Subsidiaries in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Calgary in Alberta, Canada (other than a Saturday, Sunday or public holiday in those cities); provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or administered by the Company and used in the conduct of the business of the Company or any Company Subsidiaries.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“Code” means the United States Internal Revenue Code of 1986.

“Company 2013 Warrant Consideration” means a cash payment of Cdn$0.028 per Company 2013 Warrant.

“Company 2013 Warrants” means the 6,000,000 warrants to purchase Company Common Shares issuable pursuant to that certain warrant indenture dated May 1, 2013 by and between the Company and Olympia Trust Company.

“Company 2020 Warrants” means the (i) 33,721,985 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated June 17, 2020 by and between the Company and Riverstone V Investment Management Coöperatief U.A. (formerly, Riverstone V EMEA Holdings Coöperatief U.A.); and (ii) 1,298,296 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated December 8, 2020 by and between the Company and HV RA II LLC.

“Company Articles” means the articles of amalgamation of the Company dated October 1, 2017, as may be amended from time to time.

“Company Class A Common Shares” means the Company Common Shares after the reclassification of such Company Common Shares as “Company Class A Common Shares” pursuant to Section 3.2(a) of the Plan of Arrangement.

“Company Class B Common Shares” means the Class B Common Shares created in the capital of the Company pursuant to Section 3.2(a) of the Plan of Arrangement.

“Company Common Share Exchange Ratio” means the quotient obtained by (A) dividing (i) the Company Residual Equity Value by (ii) the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by (C) the Fully-Diluted Company Common Shares.

“Company Common Shares” means the common shares in the authorized share capital of the Company.

“Company Dissent Rights” means the rights of dissent granted to the Company Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“Company Group Member” means the Company and each Company Subsidiary.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and either licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or IFRS applicable to the Company, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof; (b) Effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other Hydrocarbons); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Option Plan.

“Company Outstanding Shares” means the total number of Company Class A Common Shares, Company Class B Common Shares and Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time, expressed separately for each series of Company Preferred Shares then issued and outstanding.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Preferred Shares” means, collectively, the Company Series I Preferred Share, the Company Series II Preferred Shares, the Company Series III Preferred Shares, the Company Series IV Preferred Share, the Company Series VI Preferred Shares, the Company Series VII Preferred Shares, the Company Series VIII Preferred Share and the Company Series IX Preferred Shares.

“Company Required Approval” means approval by not less than two-thirds (66 2⁄3%) of the votes cast on the Arrangement Resolution by Company Shareholders, voting as a single class (and, in the case of the Company Preferred Shares, on an as-converted basis in accordance with the Company Articles), present in person or represented by proxy at the Company Shareholders Meeting.

“Company Residual Equity Value” means the Company Valuation minus (i) the Company Series VII Preferred Share Liquidation Preference, (ii) the Company Series III Preferred Share Liquidation Preference and (iii) $40.

“Company RSUs” means all share awards to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Award Plan.

“Company Series I Preferred Share” means the Series I First Preferred Share in the authorized share capital of the Company.

“Company Series II Preferred Shares” means the Series II First Preferred Shares in the authorized share capital of the Company.

“Company Series III Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series III Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series III Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time.

“Company Series III Preferred Share Liquidation Preference” means $179,631,775.98.

“Company Series III Preferred Shares” means the Series III First Preferred Shares in the authorized share capital of the Company.

“Company Series IV Preferred Share” means the Series IV First Preferred Share in the authorized share capital of the Company.

“Company Series VI Preferred Shares” means the Series VI First Preferred Shares in the authorized share capital of the Company.

“Company Series VII Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series VII Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series VII Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time.

“Company Series VII Preferred Share Liquidation Preference” means $130,603,883.57.

“Company Series VII Preferred Shares” means the Series VII First Preferred Shares in the authorized share capital of the Company.

“Company Series VIII Preferred Share” means the Series VIII First Preferred Share in the authorized share capital of the Company.

“Company Series IX Preferred Shares” means the Series IX First Preferred Shares in the authorized share capital of the Company.

“Company Share Award Plan” means the amended and restated share award plan of the Company effective August 31, 2016 as amended on November 7, 2019, December 31, 2020, March 30, 2022 and May 30, 2022, as such may have been further amended, supplemented or modified from time to time.

“Company Share Option Plan” means the share option plan of the Company effective March 21, 2011 as amended effective January 10, 2017, December 31, 2020, March 30, 2022 and May 30, 2022, as such may have been further amended, supplemented or modified from time to time.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed or otherwise advisable approve, the Arrangement Resolution.

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Special Committee” means the special committee of the Company Board, as designated by the Company Board.

“Company Subsidiary” means each Subsidiary of the Company, including NewCo.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of each of the Company, NewCo, and their respective Subsidiaries, and any and all filing fees payable by the Company, NewCo, or any of their respective Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Company Valuation” means $882,092,851.88.

“Company Warrants” means, collectively, the Company 2013 Warrants and the Company 2020 Warrants.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not in the public domain, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreements with the Company or any Company Subsidiaries.

“Contract” means any binding agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Court” means the Alberta Court of King’s Bench.

“COVID-19 Measures” means (i) changes or proposed changes of Laws or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Public Health Agency of Canada, Alberta Health Services, and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

“Current Employee” means an employee of the Company.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account and payable to the underwriters of SPAC’s initial public offering upon consummation of the Transactions.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured.

“Environmental Laws” means any and all applicable Laws relating to: (i) the prevention of pollution or the protection of the environment and natural resources; (ii) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (iii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iv) the health and safety of persons (regarding exposure to Hazardous Substances), or (v) applicable legislative, regulatory, governmental or quasi-governmental programs or schemes governing greenhouse gas emissions reductions and related offsets or environmental credits, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended, and all similar Laws of any Government with jurisdiction over the Company and its operations.

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) in the capital of such corporation, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU Dual Use Regulation” means Regulation (EU) No 2021/821.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Department of Commerce Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the Export and Import Permits Act (Canada), the customs and import Laws administered by the Canada Border Services Agency, the EU Dual Use Regulation, the customs and import Laws administered by Her Majesty’s Revenue and Customs and any similar Laws of any Governmental Authority with jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary, to the extent that the Company, a Company Subsidiary, or such agent is subject to such Laws.

“Final Order” means the final order of the Court pursuant to section 193 of the ABCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such affirmation or amendment is acceptable to each of SPAC and the Company, each acting reasonably.

“Fraud” means, with respect to any Person, fraud by such Person with respect to any Transaction Document, applying the common law of the State of New York in the United States of America.

“Fully-Diluted Company Common Shares” means the sum of (i) the As-Converted Company Series II Preferred Shares, (ii) the As-Converted Company Series IX Preferred Shares, (iii) the As-Converted Company Options, (iv) the As-Converted Company RSUs, and (v) the number of Company Class A Common Shares and Company Class B Common Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time, including, for greater certainty, any Company Class A Common Shares issued in connection with the Company Warrant Settlement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA; (ii) a foreign public official as defined in the UKBA; (iii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada); (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company; and (v) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Hazardous Substances” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person (i) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (ii) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services, (iii) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bank guarantees or similar instrument to the extent drawn or called, (iv) under capital leases, (v) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (vi) for deferred revenues, (vii) under existing pension programs, (viii) in respect of dividend payable balances, or (ix) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (i) through (viii) above of any other Person.

“Insolvency Event” means, in relation to an entity:

(a)    the entity goes, or proposes to go, into bankruptcy or liquidation;

(b)    an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(c)    a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity, or any application is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of appointing such a Person;

(d)    the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(e)    a writ of execution is issued against the entity or any of the entity’s assets;

(f)    the entity is unable, or admits in writing its inability or failure, to pay its debts generally as they become due;

(g)    the entity commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada);

(h)    the entity makes a general assignment for the benefit of creditors;

(i)    the entity proposes or takes any steps to implement a reorganization or arrangement or other compromise with its creditors or any class of them, whether pursuant to the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction or otherwise;

(j)    the entity is declared or taken under applicable Law to be insolvent or the entity’s board of directors resolve that it is, or is likely to become insolvent; or

(k)    an event that is the effective equivalent of an event described in paragraphs (a) to (j) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Intellectual Property” means (i) all Seismic Data, patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database protection rights, (v) Internet domain name registrations, (vi) rights of privacy (excluding those arising under Privacy/Data Security Laws) and publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from clauses (i) through (vi) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to section 193 of the ABCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations made thereunder.

“Issue Price” means the deemed issue price of the New SPAC Class A Common Shares to be issued in connection with the Company Amalgamation, which shall be $10.00 per New SPAC Class A Common Share.

“Key Company Shareholders” means the persons and entities listed on Schedule C.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule A after reasonable inquiry of direct reports, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule B after reasonable inquiry of direct reports.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any Contract granting or creating anything referred to in the foregoing clause (ii).

“Lock-Up Shareholders” means the persons and entities listed in Schedule D.

“made available” means (i) with respect to documents made available to SPAC, that such documents were posted in the Virtual Data Room (and the Company will use reasonable best efforts to provide to a Representative of SPAC such documents (a) via a downloadable link within two (2) days after the date hereof and (b) on a USB as promptly as reasonably practicable after the date hereof), and (ii) with respect to documents made available to the Company, that such documents were provided to one or more Persons listed on Schedule A hereto or to the Representatives of the Company or disclosed in the SPAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety, including the Occupational Health and Safety Act (Alberta) and the regulations thereto, including the Occupational Health and Safety Code and Occupational Health and Safety Regulation.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons.

“Oil and Gas Properties” means all legal and beneficial interests in and rights with respect to (a) oil, gas, mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and Production Burdens, including royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), oil and gas fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all oil and gas production wells located on or producing from such leases and properties described in clause (a).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any similar license to Software that is considered “free” or “open source software”, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then-existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use or marketability of the Company’s or any Company Subsidiary’s assets, including without limitation their Oil and Gas Properties, that are subject thereto (but in all events excluding monetary Liens), (ii) the Liens set forth in Section 1.01(a) of the Company Disclosure Schedule, (iii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, (iv) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP or IFRS, (v) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current use or marketability of the Company’s or any Company Subsidiary’s Oil and Gas Properties, that are subject thereto, (vi) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are registered on title to the Company’s or any Company Subsidiary’s Oil and Gas Properties and that do not and would not, individually or in the aggregate, prohibit or materially impair the current use, occupancy or marketability of the Oil and Gas Properties, that are subject thereto, (viii) Liens identified in the Financial Statements, (ix) all non-monetary registrations, encumbrances and instruments registered or pending registration against title to the Company Material Leased Real Property (provided that such pending registration is referenced on certificate of title), that do not and would not, individually or in the aggregate, materially impair the current use or occupancy of the Company’s or any Company Subsidiary’s assets, including without limitation the Company Material Leased Real Property, that are subject thereto (but in all events excluding monetary Liens), and (x) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current use of the Company’s or the Company Subsidiary’s Oil and Gas Properties, that are subject hereto.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means (i) information about an identified or identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual or household, including any internet protocol address or other persistent identifiers, and (iii) any other similar information or data regulated by Privacy/Data Security Laws.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached as Exhibit G hereto, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, protection or transfer of Personal Information or the security of Company’s Business Systems, including the following Laws and their implementing regulations: the CAN-SPAM Act, Canada’s Anti-Spam Legislation, California Consumer Privacy Act, and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, state data security Laws, state data breach notification Laws, and the General Data Protection Regulation (EU) 2016/679.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means (i) prior to the Domestication, the redemption rights provided for in Section 170 of the SPAC Memorandum and Articles of Association, (ii) after the Domestication and prior to the SPAC Amalgamation Effective Time, the redemption rights provided for in Section 3.1(f) of the Domestication Articles, and (iii) after the SPAC Amalgamation Effective Time, the redemption rights provided for in Section 3.1 of the New SPAC Articles.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration) by a Governmental Authority or, for domain names, a private registrar.

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA;

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (as of the date of this Agreement, certain regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means at any time any Person that is: (i) listed on any Sanctions-related list of designated or blocked Persons administered by a Governmental Authority to the extent that it has jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Non-SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the Regulations under the Special Economic Measures Act (Canada), Justice for Victims of Corruption Foreign Officials Act (Canada), United Nations Act (Canada), and Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), the Denied Persons, Entity, and Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security, the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls, any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, or (iv) 50% or more owned or controlled, whether directly or indirectly, by a Person or Persons described in clauses (i) through (iii).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including without limitation OFAC, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Canada, (iii) the European Union and enforced by its member states, (iv) the United Nations, or (v) Her Majesty’s Treasury.

“Seismic Data” means geophysical information in the Company or any of its Subsidiaries possession, including all SEGP summary reports, surveyor’s ground elevation records, shot point maps, shooter’s records, seismic graph records, seismograph magnetic tapes, monitor records, field records and record sections and maps, SEGP survey on 3.5” disk, microfiche, field and stack on CD ROM and blackline prints in respect of the formations.

“Software” means all computer software (in any format, including object code, byte code or source code), and related system and user documentation.

“SPAC Amalgamation Certificate” means a certificate of the Company, dated as of the date of the SPAC Amalgamation, signed by a director or officer of the Company, certifying (on the Company’s behalf and without personal liability) that: (i) the representations and warranties of the Company contained in (a) Sections 3.01, 3.02, 3.03(f), 3.04, and 3.24, in each case solely with respect to NewCo, are true and correct in all material respects as of the date hereof and the SPAC Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly shall be so made as of an earlier date, in which case such representation and warranty is true and correct as of such specified date), (b) Section 3.08(a), solely with respect to NewCo, is true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the SPAC Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (c) Sections 3.05, 3.08(b)(iii), and 3.20(b), in each case solely with respect to NewCo, are true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the SPAC Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly shall be so made as of an earlier date, in which case such representation and warranty is true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the Company and NewCo have performed or complied in all material respects with the agreements and covenants set forth in Sections 5.03 and 6.16(a) prior to the SPAC Amalgamation Effective Time.

“SPAC Amalgamation Conditions Precedent” means the conditions set forth in Section 7.01(a) through Section 7.01(g), in each case, with respect to the SPAC Amalgamation.

“SPAC Amalgamation Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“SPAC Class A Common Shares” means, following the Domestication, SPAC’s Class A common shares.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Common Shares” means, following the Domestication, SPAC’s Class B common shares.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC of its respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or IFRS applicable to SPAC, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof; (b) Effects generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets, including any change in the price of crude oil, natural gas or other Hydrocarbons); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (f), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including, (i) prior to the Domestication, the SPAC Memorandum and Articles of Association and the Trust Agreement, (ii) after the Domestication and prior to the SPAC Amalgamation Effective Time, the Domestication Articles and the Trust Agreement, and (iii) after the SPAC Amalgamation Effective Time, the New SPAC Articles and the Trust Agreement).

“SPAC Shareholder Approval” means (i) with respect to the approval of the Domestication, including the Domestication Articles, in each case by separate Special Resolution (provided that the holders of the SPAC Class B Ordinary Shares have ten votes for every SPAC Class B Ordinary Share and the holders of the SPAC Class A Ordinary Shares have one vote for every SPAC Class A Ordinary Share with respect to such proposal) and (ii) with respect to the Business Combination Proposal, in each case by separate Special Resolution.

“SPAC Shareholders” means collectively, the holders of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares and, following the Domestication, the holders of SPAC Class A Common Shares and SPAC Class B Common Shares and, following the SPAC Amalgamation, the holders of New SPAC Class A Common Shares and New SPAC Class B Common Shares.

“SPAC Special Committee” means the special committee of the SPAC Board, as designated by the SPAC Board pursuant to the SPAC Organizational Documents.

“SPAC Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the SPAC’s initial public offering, any alternative business combinations considered by the SPAC prior to the date of this Agreement and the Transactions, including the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees and any Deferred Underwriting Fees, in each case of SPAC and AmalCo, and any and all filing fees payable by SPAC or AmalCo or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“SPAC Unit” means one SPAC Class A Ordinary Share (or, following the Domestication, one SPAC Class A Common Share) and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated August 10, 2021 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Ordinary Shares (or, following the Domestication, SPAC Class A Common Shares) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share (or, following the Domestication, SPAC Class A Common Shares) at an exercise price of $11.50.

“Special Resolution” means a resolution passed by a majority of not less than two-thirds of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the SPAC Shareholders Meeting (noting that pursuant to Article 193 of the SPAC Memorandum and Articles of Association, in relation to a Special Resolution to approve the Domestication, including the Domestication Articles, the holders of the SPAC Class B Ordinary Shares have ten votes for every SPAC Class B Ordinary Share and the holders of the SPAC Class A Ordinary Shares have one vote for every SPAC Class A Ordinary Share with respect to such proposal).

“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company.

“Subsidiary” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the business of the Company Group Members.

“Tax” means any and all taxes, duties, levies, assessments, fees or other charges imposed by any Taxing Authority or by any statutory, governmental, state, provincial, federal, cantonal, municipal, local or similar authority of any jurisdiction, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security, employment insurance premiums, Canada Pension Plan, Quebec Pension Plan or other similar contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, any Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, AmalCo, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the Domestication, the Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Information” means any Personal Information disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) in anticipation of, as a result of, or in conjunction with the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company and hosted by Dropbox, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

SECTION 1.02    Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
ABCA	Recitals
Action	§ 3.09
Agreement	Preamble
Alternative Transaction	§ 6.04
AmalCo	Preamble
AmalCo Board	Recitals
AmalCo Shareholder Approval	§ 4.10(b)
Amalgamated Company	Recitals
Amalgamations	Recitals
Audited Financial Statements	§ 6.14
Blue Sky Laws	§ 3.05(b)
Business Combination Proposal	§ 6.02
Change in Recommendation	§ 6.02
Claims	§ 5.05
Class B Conversion	Recitals
Closing	§ 2.07(a)
Closing Date	§ 2.07(a)
Companies Act	Recitals
Company	Preamble
Company Amalgamation	Recitals
Company Amalgamation Effective Time	§ 2.07(d)(iii)
Company Board	Recitals
Company Closing Articles	Recitals
Company Disclosure Schedule	Article III
Company Indemnified Persons	§ 6.06(a)
Company Independent Petroleum Engineers	§ 3.14(a)
Company Interested Party Transaction Company Material Leased Real Property Company Material Real Property Lease	§ 3.22(a) § 3.12(a) § 3.12(e)

Company Permits	§ 3.06
Company Real Property	§ 3.12(a)
Company Reserve Report	§ 3.14(a)
Company Warrant Settlement	Recitals
Confidentiality Agreement	§ 6.03(b)
Continuing Employees	§ 6.05(a)
Contracting Parties	§ 9.11
D&O Insurance	§ 6.06(b)
Data Security Requirements	§ 3.15(h)
Domestication	Recitals
Domestication Articles	Recitals
Exchange Act	§ 3.05(b)
Financial Statements	§ 3.07(a)
Good and Defensible Title	§ 3.14(a)
Governmental Authority	§ 3.05(b)
IFRS	§ 3.07(a)
Insurance Policies	§ 3.19(a)
Intended Canadian Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals
Intervening Event	§ 6.02
Letter Agreement	Recitals
Lock-Up Agreement	Recitals
Material Contracts	§ 3.18(a)
Maximum Annual Premium	§ 6.06(b)
New SPAC New SPAC Articles	Recitals Recitals
New SPAC Class A Common Shares	Recitals
New SPAC Class B Common Shares	Recitals
New SPAC Closing Articles	Recitals
New SPAC Units	Recitals
New SPAC Warrants	Recitals
NewCo	Preamble
NewCo Board	Recitals
NewCo Shareholder Approval	§ 3.20(b)
Nonparty Affiliates	§ 9.11
Outside Date	§ 8.01(b)
Parties	Preamble
Payment Schedule	§ 2.08
Plans	§ 3.10(a)
Post-Closing Officers and Directors	Recitals
Redemption Shares	§ 2.07(e)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 6.01(a)
Remedies Exceptions	§ 3.04
Representatives	§ 6.03(a)

Rights-of-Way	§ 3.13
Riverstone Parties	Recitals
SEC	§ 4.07(a)
Securities Act	§ 2.02
SPAC	Preamble
SPAC Amalgamation	Recitals
SPAC Board	Recitals
SPAC Board Recommendation	§ 6.02
SPAC Indemnified Persons	§ 6.06(a)
SPAC Information	§ 2.04(e)
SPAC Memorandum and Articles of Association	Recitals
SPAC Preferred Shares	§ 4.03(a)
SPAC Redemption	§ 2.07(e)
SPAC SEC Reports	§ 4.07(a)
SPAC Shareholders Meeting	§ 6.02
SPAC Tail Policy	§ 6.06(c)
Sponsor Letter	Recitals
Support Agreements	Recitals
Tax Incentive	§ 3.16(l)
Terminating Company Breach	§ 8.01(f)
Terminating SPAC Breach	§ 8.01(g)
Transaction Proposals	§ 6.02
Trust Account	§ 4.12
Trust Agreement	§ 4.12
Trustee	§ 4.12
Updated Financial Statements	§ 6.14
Withholding Agent	§ 2.10

SECTION 1.03    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. Unless otherwise indicated, all references to “$” or dollars refer to United States dollars.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable.

(e)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)    References in Articles IV through IX to (i) “SPAC” shall refer to Decarbonization Plus Acquisition Corporation IV for all periods prior to the completion of the SPAC Amalgamation and to New SPAC for all periods after the completion of the SPAC Amalgamation; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.09, 4.10 and 4.11, and (ii) “SPAC Class A Ordinary Shares,” “SPAC Class B Ordinary Shares,” “SPAC Warrants” and “SPAC Units” shall refer to such securities solely for periods prior to the SPAC Amalgamation.

ARTICLE II

THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

SECTION 2.01    The Arrangement. Upon the terms and subject to the conditions set forth in Article VII, following the Domestication, SPAC, the Company, NewCo, and AmalCo shall proceed to effect the Arrangement under section 193 of the ABCA on the terms contained in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the Arrangement Effective Time (as defined in the Plan of Arrangement), the Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

SECTION 2.02    The Interim Order. No later than three (3) Business Days after the date that the Registration Statement / Proxy Statement is declared effective under the Securities Act of 1933, as amended (the “Securities Act”), the Company shall apply in a manner reasonably acceptable to SPAC pursuant to section 193 of the ABCA and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)    for the Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, including the Company Shareholders, the directors and auditors of the Company and the Registrar, and for the manner in which such notice is to be provided to such Persons, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be adjudged;

(b)    that the required level of approval for the Arrangement Resolution shall be the Company Required Approval;

(c)    that, in all other respects, the terms, restrictions and conditions of the Company Articles and the bylaws of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(d)    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e)    that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(f)    that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by the Court or applicable Law;

(g)     that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(h)    for the grant of the Company Dissent Rights to registered Company Shareholders as set forth in the Plan of Arrangement; and

(i)    for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

SECTION 2.03    The Company Shareholders Meeting.

(a)    Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Articles, the bylaws of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as three (3) Business Days after the Registration Statement / Proxy Statement is declared effective under the Securities Act), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Arrangement Resolution.

(b)    The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) any written notice of dissent or purported exercise by any Company Shareholder of Company Dissent Rights received by the Company, (iv) the right to demand postponement or adjournment of the Company Shareholders Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Outside Date or (B) ten (10) days from the date of the first Company Shareholders Meeting, and (v) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

(c)    Unless required by Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Closing Date with respect to any claims regarding the Arrangement or Company Dissent Rights without the prior written consent of SPAC.

(d)    The Company shall not change the record date for the Company Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting unless required by the Court or applicable Law.

SECTION 2.04    Company Information Circular.

(a)    The Company shall promptly following execution of this Agreement prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law.

(b)    The Company shall use reasonable best efforts to ensure in all material respects, that the Company Information Circular (i) complies with the Company Articles, the Interim Order and applicable Law, except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure complies with applicable Law, (ii) does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, to the extent required by applicable Law.

(c)    The Company shall ensure that the Company Information Circular includes a statement that the Company Board has unanimously (with Messrs. Tichio and Shah abstaining) (i) determined that the Arrangement and the Transactions are in the best interests of the Company and the Arrangement is fair to the Company Shareholders, other than the Riverstone Parties, and (ii) recommended that the Company Shareholders vote in favor of the Arrangement Resolution.

(d)    The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that each of the Key Company Shareholders has entered into the Support Agreements pursuant to which, among other things, the Key Company Shareholders (i) will not transfer their Company Shares (other than certain permitted transfers), (ii) will vote their Company Shares in favor of the Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions and (iii) will not exercise, and will waive, Company Dissent Rights.

(e)    SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”). The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(f)    Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

SECTION 2.05    The Final Order. If: (a) the Interim Order is obtained; and (b) the Arrangement Resolution is approved at the Company Shareholders Meeting by Company Shareholders as provided for in the Interim Order and as required by applicable Law, the Company shall, in consultation with SPAC, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order; and (b) three (3) Business Days after the receipt of the SPAC Shareholder Approval. In the event Court operations are restricted in response to any COVID-19 Measures, the foregoing date may be extended until the earlier of: (a) the date that is ten Business Days after the date on which the Court grants telephonic or other remote means of hearing the application, (b) the date the Court specifies as the hearing date for the Final Order; and (c) the earliest possible date on which the Court grants a hearing date for the application after resuming unrestricted operations.

SECTION 2.06    Court Proceedings.

(a)    In connection with all Court proceedings relating to obtaining the Interim Order or the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SPAC and its legal counsel; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b)    Subject to the terms of this Agreement, SPAC will cooperate with, and assist, the Company in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by SPAC in connection therewith.

SECTION 2.07    Transactions.

(a)    As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article VII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b)    Not later than one Business Day prior to the Closing Date, SPAC shall complete the Domestication upon the terms and subject to the conditions set forth in this Agreement.

(c)    Not later than one Business Day prior to the Closing Date, following the Domestication, the Company shall provide SPAC the SPAC Amalgamation Certificate and, subject only to the satisfaction or waiver of the SPAC Amalgamation Conditions Precedent, (A) the SPAC Amalgamation shall occur, (B) New SPAC shall adopt the New SPAC Articles, (C) the officers and directors of SPAC shall become the officers and directors of New SPAC, (D) New SPAC shall assume the SPAC Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the SPAC Amalgamation and (E) the New SPAC Class A Common Share received by the Company in connection with the SPAC Amalgamation will be purchased for cancellation for cash equal to the subscription price for the common share of NewCo, in each case upon the terms and subject to the conditions set forth in the Plan of Arrangement.

(d)    On the Closing Date, as set forth in the Plan of Arrangement, the following shall occur in the order set forth below:

(i)    the Class B Conversion;

(ii)    the Company Warrant Settlement;

(iii)    the Company Amalgamation, including the adoption of the Company Closing Articles (the occurrence of such event, being the “Company Amalgamation Effective Time”);

(iv)    the New SPAC Articles shall be replaced with the New SPAC Closing Articles;

(v)    New SPAC and each Lock-Up Shareholder shall become bound by the Lock-Up Agreement; and

(vi)    the SPAC Redemption.

(e)    On the Closing Date, at the Company Amalgamation Effective Time, pursuant to the SPAC Organizational Documents and in accordance with the Plan of Arrangement, each New SPAC Class A Common Share issued and outstanding immediately prior to the Company Amalgamation Effective Time with respect to which a SPAC Shareholder has validly exercised and not revoked its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from the New SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and as promptly as practical after the Company Amalgamation Effective Time, the New SPAC shall make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”).

(f)    In the event that the New SPAC Class A Common Share and New SPAC Warrants comprising a single New SPAC Unit have not been detached so as to permit separate transferability or trading thereof prior to the Company Amalgamation Effective Time, then effective at the Company Amalgamation Effective Time, any and all New SPAC Units shall be automatically detached and broken out into their constituent parts, such that a holder of one New SPAC Unit shall thereupon hold one New SPAC Class A Common Share and one-half of one New SPAC Warrant.

(g)    On the Closing Date, at the Company Amalgamation Effective Time, each officer and director of the New SPAC immediately prior to the Company Amalgamation Effective Time shall resign and be replaced by the Post-Closing Officers and Directors.

SECTION 2.08    Payment Schedule. At least two (2) Business Days prior to the Closing, the Company shall deliver to SPAC a schedule setting forth with respect to each registered holder of Company Common Shares and Company Preferred Shares (the “Payment Schedule”): (a) the name and address of record of such holder, (b) the total number of Company Outstanding Shares of each class or series held by such holder as of immediately prior to the Company Amalgamation Effective Time, and (c) the number of New SPAC Class A Common Shares issuable to each holder of Company Outstanding Shares based on the applicable exchange ratios set forth in the Plan of Arrangement. The Payment Schedule shall be subject to review and approval by SPAC, acting reasonably. The Company will review any comments to the Payment Schedule provided by SPAC and consider and incorporate in good faith any reasonable comments proposed by SPAC. Once approved by SPAC and the Company, SPAC, AmalCo, NewCo and New SPAC shall be entitled to rely fully on the Payment Schedule for purposes of this Agreement and the Plan of Arrangement and all payments required to be made hereunder and thereunder, and none of SPAC, AmalCo, NewCo, New SPAC or any of their respective Affiliates shall, absent manifest error of which such Party was actually aware, have any liability to any Person for any payment made in accordance with the calculations set forth in the Payment Schedule for the benefit of the holders of Company Outstanding Shares pursuant to this Article II and the Plan of Arrangement based on the Payment Schedule (including with respect to any claim that the Payment Schedule or such other written instruction is incomplete or inaccurate).

SECTION 2.09    Exchange Agent.

(a)    As promptly as reasonably practicable following the date of this Agreement, NewCo shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to SPAC (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Class A Common Shares, the Company Class B Common Shares and Company Preferred Shares (“Company Certificates”) and each Company Class A Common Share, Company Class B Common Share and Company Preferred Share held in book-entry form on the share transfer books of the Company immediately prior to the Closing, in either case, for New SPAC Class A Common Shares based on the applicable exchange ratios set forth in the Plan of Arrangement.

(b)    Concurrently with mailing the Company Information Circular, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a letter of transmittal to the Company Shareholders and holders of the Company Warrants.

(c)    In accordance with the Plan of Arrangement, (i) New SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.09 through the Exchange Agent, evidence of New SPAC Class A Common Shares in book-entry form representing the portion of the consideration issuable pursuant to the Plan of Arrangement, and (ii) the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company 2013 Warrants and for exchange in accordance with this Section 2.09 through the Exchange Agent, the Company 2013 Warrant Consideration issuable pursuant to the Plan of Arrangement.

SECTION 2.10    Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Parties, their Affiliates and the Exchange Agent (each a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable Canadian Law, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to withholding or deducting on any amounts treated as compensation for services, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The applicable Withholding Agent is hereby authorized to dispose of such portion of any share or other security payable, issuable or transferable pursuant to this Agreement as is necessary to provide sufficient funds to such Withholding Agent to enable it to comply with such deduction and withholding requirement and such Withholding Agent shall use commercially reasonable efforts to notify the other Parties of such disposition and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the Party entitled to receive such consideration. The Parties agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as the Withholding Agent reasonably determines. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 3.01, Section 3.02, Section 3.03 or Section 3.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule), the Company hereby represents and warrants to each of SPAC and AmalCo as follows:

SECTION 3.01    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Alberta, Canada and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b)    Each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

SECTION 3.02    Organizational Documents.

(a)    The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of amalgamation and all amendments thereto, and the bylaws of the Company. Such certificate of amalgamation and all amendments thereto, and bylaws are in full force and effect. The Company is not in material violation of any of the provisions of its certificate of amalgamation or bylaws. The Company has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. Each Company Subsidiary has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.03    Capitalization.

(a)    A true and complete list of all the Equity Interests (including Company Shares, Company Warrants, Company RSUs and Company Options) issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the holders thereof is set forth in Section 3.03(a) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. With respect to each Company Preferred Share, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable conversion (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and class or series of Company Shares issuable upon conversion of each Company Preferred Share should such number be ascertainable as at the date of this Agreement. With respect to each Company RSU and Company Option, Section 3.03(a) of the Company Disclosure Schedule also lists (i) the date of grant and named of holder, (ii) any applicable exercise (or similar) price, (iii) any applicable expiration (or similar) date, (iv) whether each Company RSU and Company Option is vested or unvested together with any applicable vesting schedule (including acceleration provisions), and (v) the number and class or series of Company Shares issuable upon exercise or settlement. With respect to each Company Warrant, Section 3.03(a) of the Company Disclosure Schedule also lists (i) any applicable exercise (or similar) price, (ii) any applicable expiration (or similar) date, and (iii) the number and class or series of Company Shares issuable upon exercise of each Company Warrant. All such Equity Interests (i) are duly authorized, validly issued, fully paid and, in respect of the Company Shares, nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws, the Company Articles and in respect of the Company Options and Company RSUs, the form of grant agreements, and (iii) were issued and granted or allotted in compliance in all material respects with applicable securities Laws, the Company Share Award Plan and/or the Company Share Option Plan, as applicable, the forms of agreement used thereunder, and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a Party and the Company Articles.

(b)    A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries directly or indirectly owns, and has never owned, any Equity Interest in any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated associated, consortium or other entity or fund. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and where applicable, nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, no Company Group Member is a trustee of any trust.

(c)    Except as set forth in Section 3.03(a) or Section 3.03(c) of the Company Disclosure Schedule, and except for this Agreement and the Plan of Arrangement, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the Equity Interests or other securities of the Company.

(d)    Except as set forth in Section 3.03(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. No Company Group Member has (i) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(e)    Section 3.03(e) of the Company Disclosure Schedule sets forth a list of all Indebtedness of each Company Group Member as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)    As of the date of this Agreement, one common share of NewCo is issued and outstanding. At all times prior to the SPAC Amalgamation Effective Time, no other Equity Interests of NewCo shall be issued or outstanding. The outstanding common share of NewCo (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued and granted or allotted to the Company, and is legally and beneficially owned by the Company, free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws and the organizational documents of NewCo and (iii) was issued and granted or allotted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which NewCo is a party and the organizational documents of NewCo.

SECTION 3.04    Authority Relative to this Agreement. Each of the Company and NewCo has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Required Approval of the Arrangement Resolution and consents required under the terms of the Material Contracts and set forth in Section 3.04, Section 3.05(b) and Section 3.05(c) of the Company Disclosure Schedule, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and NewCo and the consummation by the Company, and NewCo of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or NewCo are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Required Approval of the Arrangement Resolution and receipt of the NewCo Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company and NewCo and, assuming the due authorization, execution and delivery by SPAC and AmalCo, constitutes a legal, valid and binding obligation of the Company and NewCo, enforceable against the Company and NewCo in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 3.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of the Company and NewCo does not and, subject to receipt of the Company Required Approval and the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(a), Section 3.05(b) and Section 3.05(c), the performance of the Transactions by the Company and NewCo will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company and NewCo does not, and the performance of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and Canadian securities Laws, (B) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement, (C) as set forth in Section 3.05(b) of the Company Disclosure Schedule and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a “TID U.S. Business” as that term is defined in 31 CFR § 800.248. Additionally, neither the Company nor any Company Subsidiary is a U.S. Business as that term is defined in 31 CFR § 800.252.

(c)    Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, no consent or approval from, or notice to, any third party under any Material Contract or an Oil and Gas Lease of any Company Group Member is required to be obtained or made by any Company Group Member in connection with the execution and delivery of this Agreement by Company or the consummation of the Transactions.

SECTION 3.06    Permits; Compliance. Each of the Company and the Company Subsidiaries is and since January 1, 2019 has been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2019, in conflict with, or in default, breach or violation of (a) any Law, including Ex-Im Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit; except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07    Financial Statements.

(a)    The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Financial Statements”), and each of which are set forth as Section 3.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)    Except as and to the extent reflected or reserved for in the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2021 (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (iii) that will be paid off or discharged prior to or at the Closing, (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (v) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Company Material Adverse Effect.

(c)    Since January 1, 2019, (i) neither the Company nor any Company Subsidiary has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 3.08    Absence of Certain Changes or Events.

(a)    NewCo was formed on September 1, 2022, solely for the purpose of engaging in the Transactions and is, and will be at all times prior to the SPAC Amalgamation, wholly owned by the Company. Since the date of its incorporation, NewCo has not engaged, and at all times prior to the SPAC Amalgamation will not engage, in any activities other than the execution of this Agreement and the other Transaction Documents to which NewCo is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. NewCo does not have, and prior to the SPAC Amalgamation will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the Transactions.

(b)    Since December 31, 2021 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement or any of the Ancillary Agreements, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including the Oil and Gas Properties) other than in the Ordinary Course, and (iii) there has not been a Company Material Adverse Effect; and (iv) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Sections 5.01(b)(ii), (v), (vii), (viii), (x), (xiii), (xvi), (xvii), (xviii), (xix) and, only with respect to the covenants in each of the foregoing subsections of Section 5.01(b), Section 5.01(b)(xx).

SECTION 3.09    Absence of Litigation. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, sponsored, contributed to or required to be contributed to each Company Group Member for the benefit of any current or former employee, officer, director and/or consultant of each Company Group Member, or under which each Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). No Company Group Member has within the past six (6) years maintained, sponsored, contributed to, or was required to contribute to Employee Benefit Plans primarily for the benefit of current or former employees in the United States of America, including Employee Benefit Plans subject to ERISA or the Code.

(b)    With respect to each Plan, the Company has made available to SPAC, if applicable a true and complete copy of the current plan document and all amendments thereto, together with all material agreements or documents relating thereto. No Company Group Member has made any express commitment to create any new Plan or to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law. Subject to the requirements of applicable Laws, no provision of any Plan or of any Contract, and no act or omission of the Company or any Company Subsidiary, limits, impairs, modifies or otherwise affects the right of the Company or the Company Subsidiaries to unilaterally amend or terminate any Plan.

(c)    None of the Plans is or was within the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “deferred profit sharing plan”, a plan providing a “retiring allowance” or a “retirement compensation arrangement”, each as defined as subsection 248(1) of the Canadian Tax Act, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Canadian Tax Act.

(d)    Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, no Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay any bonus, separation, severance, redundancy, termination, change in control, retention, or similar benefits to any Person directly as a result of the Transactions, nor will any Transaction accelerate the funding of or the time of payment or vesting, or increase the amount, of any equity award, benefit or other compensation due from each Company Group Member to any individual.

(e)    Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Plans provides, nor does any Company Group Member have or reasonably expect to have any obligation to provide, retiree life or medical to any current or former employee, officer, director or consultant of each Company Group Member or their respective beneficiaries or dependents after termination of employment or service except as may be required by applicable Law.

(f)    Each Plan is and has been within the past six (6) years maintained, administered, funded, communicated and invested (where applicable) in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Each Company Group Member has performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any Company Group Member or other party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. No fact or circumstance exists that could adversely affect the Tax preferred status of any Plan and no Taxes, penalties or fees are owing or exigible under any Plan.

(g)    All contributions, premiums or payments required to be made or remitted with respect to any Plan have been timely made or remitted to the extent due or properly accrued on the consolidated financial statements of each Company Group Member. Neither the Company nor any Company Subsidiary has any actual or potential unfunded liabilities with respect to any of the Plans and no accumulated funding deficiencies exist in any Plan.

(h)    All employee data necessary to administer each Plan in accordance with its terms and conditions and applicable Laws is in possession of the Company or the Company Subsidiaries and all such data is complete and correct in all material respects, and is in a form that is sufficient for the proper administration of each Plan.

SECTION 3.11    Labor and Employment Matters.

(a)    Section 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of all employees of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, which sets forth for each such individual the following: (1) employing entity; (2) title or position (including whether full- or part-time); (3) location of employment; (4) hire date; (5) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (6) details of any visa or other work permit (including type of visa and expiration date, as applicable); (7) the period of notice to terminate his or her employment if other than the requirement to provide notice required under common law; (8) eligibility to receive incentive compensation (including commissions, bonuses, equity incentives and other variable pay); and (9) incentive payment history over the past year. With respect to all Current Employees who are on disability leave, maternity leave or any other authorized or unauthorized leaves, the Company has made available to SPAC a true, correct and complete list of: (1) the reason for the employee’s leave, if known by the Company; (2) date the leave started; and (3) expected return date (where available). The Company Subsidiaries do not have, and have never had, any employees.

(b)    Section 3.11(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Persons who have entered into written agreements to provide services to any Company Group Member in the capacity of an independent contractor as of the date of this Agreement, which sets forth for each Person: (1) a description of the services provided and the location where such services are provided; (2) the compensation applicable to such services; (3) engaging Company Group Member; and (4) details of any Contract applicable to such services.

(c)    The individuals set forth on Sections 3.11(a) and 3.11(b) of the Company Disclosure Schedule represent the entirety of those individuals necessary to operate and manage the business of the Company and the Company Subsidiaries as currently operated and managed.

(d)    As of the date of this Agreement and during all times during the three (3)-year period immediately prior to the date hereof, all compensation, including wages, overtime pay, general holiday pay, vacation pay, sick pay, commissions and bonuses, Taxes and Employee Benefit Plan contributions or payments, due and payable to or in respect of all employees and former employees of, and all other Persons who have provided services to, any Company Group Member for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements) in all material respects.

(e)    No employee of the Company is or has ever been represented by a labor union, works council, trade union, industrial organization, or similar representative of employees with respect to his or her employment with the Company, and the Company is not and has never been a party to, subject to, or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization, or similar representative of employees. As of the date of this Agreement, and during the three (3)-year period immediately prior to this Agreement, there are or were no strikes, lockouts, work stoppages, slowdowns or other labor disputes existing or, to the Company’s knowledge, threatened, against the Company with respect to any employees of the Company or any other individuals who have provided services with respect to the Company. As of the date of this Agreement and during the three (3)-year period immediately prior to this Agreement, there have been no union certification or representation petitions pending with a Governmental Authority or demands for recognition as the bargaining unit representative with respect to the Company and any of their respective employees and, to the Company’s knowledge, no union organizing campaign or similar effort is or has been threatened with respect to any of their respective employees. The Company has not been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, or any present or past employee of the Company at any time within the three-year period immediately prior to this Agreement, except as did not result in or would not result in, individually or in the aggregate, a Company Material Adverse Effect.

(f)    There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of their respective current or former employees or any other individuals who have provided services to any Company Group Member.

(g)    The Company is and has been since January 1, 2019 in all material respects, in compliance with all applicable Laws relating to labor and employment, including (i) all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, information and consultation, occupational health and safety, tax withholding, and classification of employees, workers and contractors and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company, and the Company is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(h)    Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is or has been the subject of an investigation, inspection, order (including stop work, stop use or stop supply orders) by any Governmental Authority pursuant to Occupational Health and Safety Laws, and there are no charges, penalties, or orders under Occupational Health and Safety Laws pending or outstanding against the Company, any Company Subsidiary or any current or former employees of the Company or any Company Subsidiary. There have been no injuries, incidents, or events reported or required to be reported to a Governmental Authority pursuant to any Occupational Health and Safety Laws regarding the Company or the Company Subsidiaries.

(i)    No Company Group Member contributes or has any obligation to contribute to any fund for a Plan that is a defined benefit plan in respect of the Current Employees and no Company Group Member is liable to contribute in respect of any such defined benefit plan or fund.

(j)    No Company Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of employment of any past or present employees of any Company Group Member or other person other than pursuant to any Plan set out in Section 3.10(a) of the Company Disclosure Schedule.

(k)    There are no overdue or unpaid pension or superannuation-related contributions, statutory or otherwise (including any Taxes) due on the part of any Company Group Member or any Current Employee or independent contractor of the Company Group Member (if applicable) that are outstanding and unpaid.

SECTION 3.12    Real Property. No Company Group Member is the legal or beneficial owner of any fee simple interest in real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) each Company Group Member has valid leasehold estates or contractual rights of occupancy in respect of all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by any Company Group Member (collectively, the “Company Material Leased Real Property”) free and clear of all Liens and defects and imperfections, except Permitted Liens, (b) Section 3.12 of the Company Disclosure Schedule sets forth a complete list of all Company Material Leased Real Property, and except as would not be expected to result in a Company Material Adverse Effect, the Company Material Leased Real Property comprises all of the real property necessary for the Company Group Members to conduct their business in the Ordinary Course, (c) the Company Material Leased Real Property and its current use, occupancy and operation do not violate in any material respects any applicable zoning, subdivision or other land-use or similar applicable Laws and no Company Group Member has made an application for re-zoning or land-use re-designation with respect to any of the Company Material Leased Real Property, (d) except as would not be expected to result in a Company Material Adverse Effect, the applicable Company Group Member has legal access to and from the Company Material Leased Real Property, (e) each agreement under which any Company Group Member is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is in full force and effect and to the knowledge of the Company, is valid and enforceable against such Company Group Member and the other parties thereto, in accordance with its terms, subject to the Remedies Exceptions, and no Company Group Member, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (f) to the knowledge of the Company, as of the date of this Agreement, there does not exist any pending or threatened, condemnation or eminent domain Action that affect Group Member’s Oil and Gas Properties or Company Material Leased Real Property.

SECTION 3.13     Rights-of-Way. Each Company Group Member has such consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Group Member has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducts their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.14    Oil and Gas Matters.

(a)    Except for property sold or otherwise disposed of in the Ordinary Course since the date of the reserve reports prepared by McDaniel & Associates Consultants Ltd. (the “Company Independent Petroleum Engineers”) as of December 31, 2021 relating to the Oil and Gas Properties owned by the applicable Company Group Member referred to in each such reserve report, copies of which are attached to Section 3.14(a) of the Company Disclosure Schedule (collectively, the “Company Reserve Report”), the Company Group Members have Good and Defensible Title to all (i) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and (ii) Oil and Gas Properties reflected in the Mineral Property Report dated September 14, 2022, a copy of which is attached to Section 3.14(a) of the Company Disclosure Schedule (the “Company Mineral Property Report”) and, in each case, as attributable to interests owned by the Company Group Members. The term “Good and Defensible Title” means that, except for Permitted Liens: (A) The Company Group Members have not transferred, assigned, hypothecated, alienated, mortgaged or encumbered the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the Company Reserve Report and/or the Company Mineral Property Report); (B) as of Closing, the Oil and Gas Properties shall be free and clear of all Liens (other than Permitted Liens) created by, through or under any Company Group Members; (C) no Company Group Members have done any act or thing whereby any of the Oil and Gas Properties may be reduced, cancelled or terminated; and (D) as of the Closing, and subject to the Permitted Liens, New SPAC shall be entitled to hold and enjoy the Oil and Gas Properties without any lawful interruption by any Person claiming, by, through or under Company or any Company Group Member.

(b)    The factual, non-interpretive data supplied to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties covered by the Company Reserve Report, by or on behalf of the Company Group Members that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of the Company Group Members in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. To the Company’s knowledge, any assumptions or estimates provided by each Company Group Member to the Company Independent Petroleum Engineers in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of each Company Group Member set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of each Company Group Member at the dates indicated therein and are in accordance with all applicable Laws and good industry practices and applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production in accordance with good industry practices, to the Company’s knowledge, there have been no changes in respect of the matters addressed in the Company Reserve Report that have had, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by a Company Group Member have been timely and properly paid and (iii) no Company Group Member (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease or Material Contract, as applicable (or entitle the lessor or counterparty thereunder to cancel or terminate such Oil and Gas Lease or Material Contract, as applicable) included in the Oil and Gas Properties owned or held by any Company Group Member. To the Company’s knowledge, Section 3.14(c) of the Company Disclosure Schedule sets forth (A) all the material Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Oil and Gas Lease (in whole or in part) at any time in the twelve (12)-month period immediately following the date of this Agreement and (B) all Material Contracts in which a Company Group Member has earned, or is entitled to earn, an interest in (legal or beneficial in nature), or a similar right to produce, or otherwise benefit from, the Oil and Gas Properties or the Hydrocarbons associated thereto.

(d)    To the Company’s knowledge, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company Group Members are being received by them in a timely manner and are not being held in suspense, or otherwise being setoff or reduced, for any reason other than (i) awaiting preparation and confirmation of title and operating documents for recently drilled wells or (ii) as may be permitted by applicable Law, in accordance with the standard industry practices, and in the Ordinary Course.

(e)    All Hydrocarbon, water, CO2 or injection wells and any tangible equipment located on any of the Oil and Gas Properties operated by any Company Group Member that were drilled and completed and are operated by any Company Group Member have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Oil and Gas Lease or Material Contract, and to the knowledge of the Company, all such wells and tangible equipment operated by a third party have been drilled, completed and operated, in all material respects, within the limits permitted by the applicable Oil and Gas Lease or Material Contract.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Oil and Gas Properties operated by any Company Group Member (and, to the knowledge of the Company, all Oil and Gas Properties owned or held by such Company Group Member and operated by a third party) have been operated as a reasonably prudent operator in accordance with good industry practices and at all times in accordance with applicable Laws.

(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, except in the Ordinary Course, there is no well or any tangible equipment included in the Oil and Gas Properties of any Company Group Member that is subject to any order from any Governmental Authority or written notice pursuant to an Oil and Gas Lease or a Material Contract from any other third party requiring that such well or any tangible equipment included therein, be suspended, reworked, modified, plugged, abandoned, remediated or reclaimed.

(h)    Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any Company Group Member or any Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by a Company Group Member in excess of $100,000.

(i)    Except as set out in Schedule 3.14(i) of the Company Disclosure Schedule, no Company Group Member is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j)    To the Company’s knowledge, no Company Group Member is in breach or default of, in any material respect, any of its Oil and Gas Leases or any pooling agreement, production sharing agreement or similar agreement covering any such Oil and Gas Lease or Material Contract. As of the date hereof, no Company Group Member has received from any applicable lessor or counterparty any written notice of any material default or material breach by such Company Group Member under any Oil and Gas Lease or Material Contract for which default or breach has not been cured or remedied.

(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Group Member has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to such Company Group Member, taken as a whole and is not reflected in the Company Reserve Reports.

(l)    With respect to Oil and Gas Properties operated by each Company Group Member, all tangible equipment included therein, used in connection with the operation of the Oil and Gas Properties or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(m)    There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of the Company Group Members that would be triggered by the consummation of the Transactions, or otherwise exercisable by a third party now or at any time in the future, which would result in a loss of any portion of such Oil and Gas Properties or related rights of use, access and enjoyment under any Oil and Gas Lease or Material Contract.

(n)    Subject to the Permitted Liens, the Company and/or Company Subsidiaries have good, valid and merchantable title to the Seismic Data, free and clear of all existing claims of third parties (including any transfer, assignment or change of control fees, payments or penalties) and the Seismic Data has not be licensed or disclosed to any third parties.

SECTION 3.15    Intellectual Property.

(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth a correct list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction), (ii) written Contracts currently in effect granting a right, license or other permission to use any material Company-Licensed IP, including Seismic Data and the Software of any other Person (other than generally commercially available Software with aggregate annual license and maintenance fees of less than $75,000); and (iii) Software constituting Company-Owned IP that is otherwise material to the business of the Company or any Company Subsidiary, as such business is currently being conducted or proposed to be conducted. The Company IP constitutes all Intellectual Property required for the conduct of the business of the Company and the Company Subsidiaries, as such business is currently being conducted or proposed to be conducted.

(b)    The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company is unaware of any facts or circumstances which would be reasonably likely to result in the loss or expiration of material Company-Owned IP except for ordinary expirations of Registered Intellectual Property and other Intellectual Property expiring in the Ordinary Course.

(c)    The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to, maintain, protect and enforce its Intellectual Property rights, including the secrecy of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

(d)    As of the date of this Agreement, there have been no claims filed and served, or threatened in writing, against the Company or any Company Subsidiary, by any Person contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other Persons (including any unsolicited demands or offers to license any Intellectual Property from any other Person). To the knowledge of the Company, (A) the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or otherwise violate, any Intellectual Property of other Persons; and (B), no other Person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing set forth in this Section 3.15(d).

(e)    Neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any other Person is in material breach or in material default of any Contract specified in Section 3.15(a).

(f)    Each item of Company IP will continue to be owned by or licensed to the Company or applicable Company Subsidiary on identical terms and conditions immediately following the Closing Date as are in effect immediately prior to the Closing Date.

(g)    The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All of such plans and procedures have been proven reasonably effective upon testing in all material respects. There has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(h)    The Company and each of the Company Subsidiaries currently comply and previously have complied in all material respects with (A) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (B) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (C) industry standards to which the Company or any Company Subsidiary is bound, and (D) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable safeguards designed to protect the security, integrity and confidentiality of the Business Systems and any Business Data stored thereon, including where applicable, implementing procedures preventing unauthorized access and the introduction of Disabling Devices, adopting disaster recovery and business continuity plans, and the taking and storing on-site and off-site of back-up copies of data considered by the Company to be critical. Such safeguards comply with all Privacy/Data Security Laws. The Company’s and the Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. Neither the Company nor any of the Company Subsidiaries has (x) experienced any material unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any material Business Data stored on the Business Systems; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any Person, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and to the Company’s knowledge, there is no reasonable basis for the same.

(i)    The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the same manner in which the Company and the Company Subsidiaries use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data prior to the Closing Date. Other than any applicable limitations or prohibitions imposed by Privacy/Data Security Laws, the Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations that would prohibit NewCo from receiving or using Personal Information or other Business Data held by the Company and/or the Company Subsidiaries after the Closing Date, in the same manner in which the Company and the Company Subsidiaries received and used such Personal Information and such Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

SECTION 3.16    Taxes.

(a)    All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by the Company and each of the Company Subsidiaries, or for which the Company and the Company Subsidiaries may be liable, have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with IFRS as of the date of this Agreement. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equity holder or other third party. Neither the Company nor any Company Subsidiary has taken advantage of any Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any material payment obligation of the Company or any Company Subsidiary to any Taxing Authority.

(b)    Other than as a beneficiary thereto, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which the Company or any Company Subsidiary is or was a member.

(d)    Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes (other than a group of which the only members have been the Company and/or any current Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, in each case other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)    All payments by, to or among the Company, the Company Subsidiaries and their Affiliates are in material compliance with all relevant transfer pricing requirements imposed by any Taxing Authority, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies. The Company has made available to SPAC true, correct and complete copies of all transfer pricing documentation prepared by or with respect to the Company and any Company Subsidiary during the past three years.

(f)    Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(g)    Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, no material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or, to the knowledge of the Company, has been announced or threatened in writing with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority.

(h)    Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file income Tax Returns.

(i)    There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(j)    Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to Tax in such jurisdiction.

(k)    To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(l)    The Company and the Company Subsidiaries are in material compliance with all terms and conditions of any Tax incentives (including those based on COVID-19 relief), Tax exemption, Tax holiday or other Tax reduction arrangement, agreement or order (each, a “Tax Incentive”) and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m)    None of Sections 80 to 80.04, both inclusive, of the Canadian Tax Act have applied or will apply to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has any material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act.

(n)    Neither the Company nor any Company Subsidiary has acquired property from any Person in circumstances where the Company or any Company Subsidiary did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(o)    The Company and the Company Subsidiaries are registrants for purposes of the Excise Tax Act (Canada). All material input tax credits claimed by the Company and the Company Subsidiaries pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(p)    None of the Company or any Company Subsidiary has taken any action that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent the Company or any Company Subsidiary from taking any actions required by this Agreement or any Ancillary Agreement. To the Company’s knowledge, as of the date hereof, there are not any facts or circumstances that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent the Company or any Company Subsidiary from taking any actions required by this Agreement or any Ancillary Agreement.

(q)    The Company is a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

(r)    The Company is not a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and is not expected to be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for the taxable year of the Company that includes the Closing Date.

SECTION 3.17    Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule, (a) since January 1, 2019, neither the Company nor any of the Company Subsidiaries has violated nor is it in violation of, any applicable Environmental Law; (b) none of the properties currently or, to the Company’s knowledge, formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) none of the Company or any of the Company Subsidiaries is actually, or, to the Company’s knowledge, allegedly currently liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary is and has been in material compliance with all permits, licenses, certificates, and other authorizations required under applicable Environmental Law; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has provided all material environmental Company Permits, assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s products, activities or to any properties currently or formerly owned, leased or operate by the Company or any Company Subsidiary.

SECTION 3.18    Material Contracts

(a)    Section 3.18(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 3.18(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)    each Contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that a Company Group Member will make payments in excess of $250,000 annually or $1,000,000 in the aggregate for the remaining term of such contract;

(ii)    each Contract (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(iii)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any twelve (12)-month period;

(iv)    all Contracts evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the material property or assets of the Company or any Company Subsidiary, and all Contracts guarantying the debts or other obligations of any Person;

(v)    each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company Group Members, taken as a whole, other than contracts for the sale of Hydrocarbons by the Company Group Members in the Ordinary Course;

(vi)    each contract for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(vii)    all partnership, joint venture or similar agreements, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of any Company Group Member;

(viii)    each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring a Company Group Member to make expenditures that would reasonably be expected to be in excess of $250,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(ix)    all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits, or under which the Company or any Company Subsidiary is directly or indirectly, to the knowledge of the Company, providing goods, services, Software, or other items to or for use by a Governmental Authority;

(x)    all Contracts awarded by the Company to a third party in the performance of a contract with a Governmental Authority;

(xi)    all Contracts that (A) limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, (B) require any Company Group Member to conduct any business on a “most favored nations” basis with any third party or (C) provide for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company Group Members;

(xii)    all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xiii)    all leases or master leases of personal or real property (other than Oil and Gas Leases) reasonably likely to result in annual payments of $50,000 or more in a twelve (12)-month period;

(xiv)    all Oil and Gas Leases;

(xv)    all Contracts involving use of any Company-Licensed IP required to be listed in Section 3.15(a) of the Company Disclosure Schedule;

(xvi)    Contracts which involve the license or grant of rights to Company-Owned IP by the Company other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course;

(xvii)    all Contracts that relate to the direct or indirect issuance, acquisition or disposition of any securities or business (whether by merger, issuance or sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Company Subsidiary;

(xviii)    all Contracts relating to a Company Interested Party Transaction;

(xix)    all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)    all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xxi)    Contracts for the development of Company-Owned IP for the benefit of the Company (other than Contracts of employment);

(xxii)    Contract pursuant to which the Company agrees to jointly own any Intellectual Property with any third party;

(xxiii)    Contract pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party;

(xxiv)    any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days; and

(xxv)    each Contract that is a gathering, transportation, processing or similar agreement to which a Company Group Member is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days.

(b)    (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c)    The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 3.19    Insurance.

(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; and (iv) the premium most recently charged.

(b)    With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 3.20    Board Approval; Vote Required.

(a)    The Company has made available to SPAC a complete and correct copy of the resolutions of the Company Board approving the Agreement and the Transactions contemplated by the Plan of Arrangement. Subject to the terms of the Interim Order, if the Company Required Approval in respect of the Arrangement Resolution is obtained, no additional approval or vote from any holders of any class or series of authorized shares of the Company would then be necessary to adopt this Agreement or the Plan of Arrangement and approve the Transactions. The Company Shareholders that are party to the Support Agreements are the registered holders of at least 662/3% of the Company Shares and all of the Company Preferred Shares as of the date hereof.

(b)    NewCo has made available to SPAC a complete and correct copy of the resolutions of the NewCo Board in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of authorized shares of NewCo necessary to adopt this Agreement and the Plan of Arrangement and approve the Transactions is the affirmative vote or prior written consent of the sole shareholder of NewCo as at the date hereof (the “NewCo Shareholder Approval”).

SECTION 3.21    Certain Business Practices.

(a)    Neither the Company nor the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any of their respective officers or directors is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective directors or officers, relating to Sanctions Laws or Ex-Im Laws, nor to the Company’s knowledge, is such a proceeding, investigation, or disclosure pending or threatened.

(b)    Neither the Company nor the Company Subsidiaries nor, to the Company’s knowledge, their respective officers or directors have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (a) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (b) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (c) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist the Company or any Company Subsidiary or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c)    There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving the Company or any Company Subsidiary or, to the Company’s knowledge, their respective directors or officers relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of the Company, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on the Company or any Company Subsidiary with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)    The Company and the Company Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)    The operations of the Company and the Company Subsidiaries are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. The Company and the Company Subsidiaries, and, to the Company’s knowledge, their respective directors and officers have not knowingly falsified any entry in any book, record, or account of the Company or Company Subsidiaries, and all such entries fairly and accurately reflect the relevant transactions and dispositions of the Company’s/Company Subsidiaries’ assets in reasonable detail.

(f)    Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary is a Person that is: (i) the subject of any Sanctions; or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions (including certain regions of Ukraine, Cuba, Iran, North Korea, Russia, and Syria).

(g)    No director, officer or employee of the Company or any Company Subsidiary is a Government Official.

SECTION 3.22    Interested Party Transactions.

(a)    Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course or as set forth in Section 3.22(a) of the Company Disclosure Schedule, no director, officer or other Affiliate of the Company or any Company Subsidiary has, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation) (each such transaction, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2019, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company; or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company on the one hand and any immediate family member of any director, officer of the Company on the other hand.

(b)    Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, there are no transactions, Contracts, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

SECTION 3.23    Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 3.24    Brokers. Except as set forth on Section 3.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all Contracts, including its engagement letter, between the Company and the Persons identified on Section 3.24 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 3.25    Sexual Harassment and Misconduct. No Company Group Member has entered into a settlement agreement with a current or former employee, officer or director of any Company Group Member resolving allegations of sexual harassment or other misconduct by an employee, officer or director of any Company Group Member, and there are no, and since January 1, 2021 there have not been any, Actions pending or, to the knowledge of the Company, threatened, against any Company Group Member, in each case, involving allegations of sexual harassment or other misconduct by an employee, officer or director of any Company Group Member.

SECTION 3.26    Solvency. No Company Group Member is the subject of an Insolvency Event and, to the knowledge of the Company, there are no circumstances that justify a Company Group Member being the subject of an Insolvency Event.

SECTION 3.27    Records.

(a)    The records of each Company Group Member:

(i)    are in the possession or under the control of the Company Group Member;

(ii)    have been properly maintained in all material respects in accordance with all applicable Laws in Canada or any other jurisdiction in which a Company Group Member operates;

(iii)    do not contain any material inaccuracies; and

(iv)    include all material information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law in Canada or any other jurisdiction in which a Company Group Member operates.

(b)    Each material document or filing which is required by Law to have been delivered or made to any Governmental Authority by a Company Group Member has been duly delivered or made.

SECTION 3.28    Company’s and NewCo’s Reliance. None of the Company or NewCo is relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC or any of its Subsidiaries or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the SPAC Disclosure Schedule), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 7.03. Neither SPAC nor any of its respective shareholders, Affiliates or Representatives shall have any liability to any of the Company or NewCo or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or NewCo or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule), the Transaction Documents or in any certificate delivered by SPAC pursuant to this Agreement. The Company and NewCo acknowledge that, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC pursuant to this Agreement, neither SPAC nor any of its shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC and/or any of its Subsidiaries.

SECTION 3.29    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, AmalCo, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, AmalCo, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, AmalCo, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC Disclosure Schedule or the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), SPAC hereby represents and warrants to each of the Company and NewCo as follows:

SECTION 4.01    Corporate Organization.

(a)    Each of SPAC and AmalCo is a corporation, exempted company or unlimited liability corporation, duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of SPAC and AmalCo is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a SPAC Material Adverse Effect.

(b)    AmalCo is the only Subsidiary of SPAC. Except for AmalCo, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

SECTION 4.02    Organizational Documents. SPAC has, prior to the date of this Agreement, made available to the Company complete and correct copies of the SPAC Organizational Documents and the AmalCo Organizational Documents. The SPAC Organizational Documents and the AmalCo Organizational Documents are in full force and effect. Neither SPAC nor AmalCo is in material violation of any of the provisions of the SPAC Organizational Documents or the AmalCo Organizational Documents, as applicable. SPAC and AmalCo have conducted their business in compliance with the SPAC Organizational Documents or the AmalCo Organizational Documents, respectively, except for such failures, individually or in the aggregate which have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

SECTION 4.03    Capitalization.

(a)    The authorized share capital of SPAC is $55,500, divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 preferred shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement, (i) 31,625,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 7,906,250 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury of SPAC, (iv) 28,550,000 SPAC Warrants are issued and outstanding, and (v) 28,550,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The New SPAC Class B Common Shares outstanding after the SPAC Amalgamation will be exchanged for New SPAC Class A Common Shares on the Closing Date pursuant to the New SPAC Articles and in accordance with the terms of the Plan of Arrangement.

(b)    All outstanding SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Units and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c)    Except for the SPAC Warrants and the SPAC Class B Ordinary Shares, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other Equity Interests in, SPAC. All SPAC Class A Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SPAC is not a party to, or otherwise bound by, and SPAC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the letter agreement entered into by and among SPAC, Sponsor and the other parties thereto in connection with SPAC’s initial public offering, the Sponsor Letter and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares or any of the Equity Interests or other securities of SPAC. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d)    As of the date of this Agreement, one common share of AmalCo is issued and outstanding. At all times prior to the Company Amalgamation Effective Time, no other Equity Interests of AmalCo shall be issued or outstanding. The outstanding common share of AmalCo (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued and granted or allotted to SPAC, and is legally and beneficially owned by SPAC, free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws and the AmalCo Organizational Documents and (iii) was issued and granted or allotted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which AmalCo is a party and the AmalCo Organizational Documents.

SECTION 4.04    Authority Relative to This Agreement. Each of SPAC and AmalCo has all necessary corporate or limited company power and authority to execute and deliver this Agreement and, subject to the receipt of SPAC Shareholder Approval and the AmalCo Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SPAC and AmalCo and the consummation by SPAC and AmalCo of the Transactions have been, subject to the receipt of SPAC Shareholder Approval and the AmalCo Shareholder Approval, duly and validly authorized by all necessary corporate or limited company action and no other corporate or limited company proceedings on the part of SPAC or AmalCo are necessary to authorize this Agreement or to consummate the Transactions (other than the SPAC Shareholders Meeting to be convened and the receipt of the SPAC Shareholder Approval at the SPAC Shareholders Meeting and the AmalCo Shareholder Approval). This Agreement has been duly and validly executed and delivered by SPAC and AmalCo and, assuming due authorization, execution and delivery by the Company and NewCo, constitutes a legal, valid and binding obligation of SPAC and AmalCo enforceable against SPAC and AmalCo in accordance with its terms subject to the Remedies Exceptions.

SECTION 4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of SPAC and AmalCo does not, and the performance of the Transactions by SPAC and AmalCo will not, subject to receipt of the SPAC Shareholder Approval and the AmalCo Shareholder Approval, (i) conflict with or violate the SPAC Organizational Documents or the AmalCo Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to SPAC or AmalCo or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC or AmalCo pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which SPAC or AmalCo is a party or by which SPAC or AmalCo or any asset or property is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b)    The execution and delivery of this Agreement by SPAC and AmalCo does not, and the performance of the Transactions by SPAC and AmalCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and Canadian securities Laws; (ii) in connection with the Domestication, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands in accordance with the Companies Act and the applicable requirements and required approval of the Alberta Corporate Registrar in accordance with the ABCA; (iii) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a SPAC Material Adverse Effect.

SECTION 4.06    Compliance.

(a)    Neither SPAC nor AmalCo is or has been in conflict with, or in default, breach or violation of (a) any Law applicable to SPAC or AmalCo or by which any property or asset of SPAC or AmalCo is bound or affected including Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws, or (b) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which SPAC or AmalCo is a party or by which SPAC or AmalCo or any property or asset of SPAC or AmalCo is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. SPAC and AmalCo are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, and AmalCo to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

SECTION 4.07    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    SPAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since August 10, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore made available to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c)    Except as and to the extent set forth in the SPAC SEC Reports, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities, debts and obligations that have arisen since the date of the most recent balance sheet included in the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports in the Ordinary Course; (B) liabilities, debts and obligations incurred in connection with the Transactions; and (C) liabilities for fees and expenses incurred in connection with the Transactions.

(d)    Since its initial public offering, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e)    SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)    SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since August 10, 2021, there have been no material changes in SPAC’s internal control over financial reporting.

(g)    There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i)    As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 4.08    Absence of Certain Changes or Events.

(a)    AmalCo was formed on September 12, 2022, solely for the purpose of engaging in the Transactions and is, and will be at all times prior to the Company Amalgamation, wholly owned by SPAC or New SPAC. Since the date of its organization, AmalCo has not engaged, and at all times prior to the Company Amalgamation will not engage, in any activities other than the execution of this Agreement and the other Transaction Documents to which AmalCo is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. AmalCo does not have, and prior to the Company Amalgamation will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the Transactions.

(b)    Since August 10, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the Ordinary Course, (ii) there has not been a SPAC Material Adverse Effect, and (iii) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants sets forth in Section 5.02.

SECTION 4.09    Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC or AmalCo, or any property or asset of SPAC, or AmalCo. Neither SPAC nor AmalCo nor any material property or asset of SPAC or AmalCo is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority or any material order, writ, judgement, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10    Board Approval; Vote Required.

(a)    The SPAC Board and the SPAC Special Committee have made available to the Company a complete and correct copy of the resolutions of the SPAC Board and the SPAC Special Committee in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Transactions is the SPAC Shareholder Approval.

(b)    AmalCo has made available to the Company a complete and correct copy of the resolutions of the AmalCo Board, in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any interest of AmalCo necessary to adopt this Agreement and the Plan of Arrangement and approve the Transactions is the affirmative vote or prior written consent of the sole shareholder of AmalCo as at the date hereof (the “AmalCo Shareholder Approval”).

SECTION 4.11    Brokers. Except as set forth on Section 4.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or AmalCo. SPAC has provided the Company with a true and complete copy of all Contracts, including its engagement letter, between SPAC, AmalCo and the Persons identified in Section 4.11 of the SPAC Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.12    SPAC Trust Account. As of the date of this Agreement, SPAC has no less than $319,412,500 in the trust account established by SPAC for the benefit of its public shareholders (including, if applicable, an aggregate of approximately $11,068,750 of Deferred Underwriting Fees) maintained at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 10, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate Contracts, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than the public shareholders of SPAC who shall have elected to redeem their public shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder has exercised its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the funds in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 4.13    Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and AmalCo have no and have never had any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the Ordinary Course. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC and AmalCo have no unsatisfied material liability with respect to any officer or director. SPAC and AmalCo have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

SECTION 4.14    Taxes.

(a)    All material Tax Returns of SPAC have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by SPAC, or for which SPAC may be liable, have been timely paid in full to the appropriate Taxing Authority, other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP as of the date of this Agreement. SPAC has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equity holder or other third party. SPAC has not taken advantage of any Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any material payment obligation of SPAC to any Taxing Authority.

(b)    Other than as a beneficiary thereto, SPAC is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c)    SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) settlement or other agreement with any Taxing Authority made prior to the Closing; (iii) disposition made or payment received prior to the Closing; or (iv) transaction occurring prior to the Closing between or among members of any affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes of which SPAC is or was a member.

(d)    SPAC has not been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes. SPAC does not have any material liability for the Taxes of any Person as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, in each case other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e)    SPAC is not a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and SPAC has no request for a material ruling in respect of Taxes pending between it and any Taxing Authority.

(f)    SPAC has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file income Tax Returns.

(g)    No material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to SPAC. There is no outstanding claim, assessment or deficiency against SPAC for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of SPAC, threatened by any Taxing Authority.

(h)    SPAC has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, other than in the Ordinary Course or for automatic extensions of time to file income Tax Returns.

(i)    There are no Liens or encumbrances for material amounts of Taxes upon any of the assets of SPAC except for Permitted Liens.

(j)    SPAC has not received written notice of any claim from a Taxing Authority in a jurisdiction in which SPAC does not file Tax Returns stating that SPAC is or may be subject to Tax in such jurisdiction.

(k)    To the knowledge of SPAC, SPAC is not subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(l)    SPAC is in material compliance with all terms and conditions of any Tax Incentives and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m)    None of Sections 80 to 80.04, both inclusive, of the Canadian Tax Act have applied or will apply to SPAC. SPAC has no material unpaid amounts that may be required to be included in income under Section 78 of the Canadian Tax Act.

(n)    SPAC has not acquired property from any Person in circumstances where SPAC did or could have become liable for any Taxes payable by that Person pursuant to Section 160 of the Canadian Tax Act.

(o)    SPAC has not taken any action that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent SPAC from taking any actions required by this Agreement or any Ancillary Agreement. To SPAC’s knowledge, as of the date hereof, there are not any facts or circumstances that could reasonably be expected to prevent the applicable elements of the Transactions from qualifying for the Intended Tax Treatment, provided the foregoing representation will not prevent SPAC from taking any actions required by this Agreement or any Ancillary Agreement.

(p)    On the Closing Date, SPAC will be a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

SECTION 4.15    Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DCRDU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DCRD.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DCRDW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. Other than the Transactions, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

SECTION 4.16    Business Activities; Assets.

Since its incorporation, SPAC has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the SPAC Organizational Documents, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). SPAC does not own any real property. SPAC does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by SPAC is owned free and clear of any Lien.

SECTION 4.17    Material Contracts.

(a)    Section 4.17 of the SPAC Disclosure Schedule lists, as of the date of this Agreement, lists all material Contracts to which SPAC is a party or by which SPAC or any of its assets or properties is bound, including without limitation any the following types of Contracts to which SPAC is a party or bound (such Contracts as are required to be set forth on Section 4.17 of the SPAC Disclosure Schedule being the “SPAC Material Contracts”):

(i)    each Contract to which SPAC is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by SPAC on the date of this Agreement;

(ii)    each Contract with any of the Affiliates of SPAC;

(iii)    all Contracts evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which SPAC granted to any Person a security interest in or Lien on any of the material property or assets of SPAC, and all Contracts guarantying the debts or other obligations of any Person;

(iv)    all Contracts that limit, or purport to limit, the ability of SPAC to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses;

(v)    all Contracts relating to a SPAC Interested Party Transaction; and

(vi)    all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on SPAC, including injunctive or other non-monetary relief.

(b)    (i) Each SPAC Material Contract is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other parties thereto, and SPAC is not in breach or violation of, or default under, any SPAC Material Contract nor has any SPAC Material Contract been canceled by the other party; (ii) to SPAC’s knowledge, no other party is in breach or violation of, or default under, any SPAC Material Contract; and (iii) SPAC has not received any written, or to the knowledge of SPAC, oral claim of default under any such SPAC Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a SPAC Material Adverse Effect. No party to a SPAC Material Contract has given written notice of or, to the knowledge of SPAC, threatened (i) any potential exercise of termination rights with respect to any SPAC Material Contract or (ii) any non-renewal or modification of any SPAC Material Contract.

(c)    SPAC has furnished or made available to the Company true and complete copies of all SPAC Material Contracts, including amendments thereto that are material in nature.

SECTION 4.18    Certain Business Practices.

(a)    Neither SPAC, nor to the knowledge of SPAC, any of its officers or directors is currently violating, or during the past five (5) years violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither SPAC nor, to the knowledge of the SPAC, any of its directors or officers is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last five (5) years any proceedings, investigations, or disclosures by or before any Governmental Authority involving SPAC or, to SPAC’s knowledge, any of its directors or officers, relating to Sanctions Laws or Ex-Im Laws, nor to SPAC’s knowledge is such a proceeding, investigation, or disclosure pending or threatened.

(b)    Neither SPAC nor to the knowledge of SPAC, any of its directors or officers have in the past five (5) years directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (a) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (b) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (c) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist SPAC or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c)    There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving SPAC or, to its knowledge, its directors or officers relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of SPAC, threatened. In the past five (5) years, no civil, criminal, or administrative penalties have been imposed on SPAC with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d)    SPAC has conducted its business in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e)    The operations of SPAC is and has been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws and Sanctions Laws. SPAC and to its knowledge, its directors and officers have not knowingly falsified any entry in any book, record, or account of SPAC, and all such entries fairly and accurately reflect the relevant transactions and dispositions of SPAC’s assets in reasonable detail.

(f)    No directors or officers of SPAC is a Person that is, or is owned fifty percent (50%) or greater or controlled by, a Person that is: (i) a Sanctioned Person; or (ii) located, organized, or resident in a Sanctioned Country; or (iii) otherwise targeted under any Sanctions Laws.

(g)    No director or officer of SPAC is a Government Official.

SECTION 4.19    Interested Party Transactions.

(a)    Except for the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, no director, officer or other Affiliate of SPAC has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that SPAC furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, SPAC, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with SPAC (including any “preferred pricing” or similar benefit enjoyed by SPAC as a result of any such affiliation) (each such transaction, a “SPAC Interested Party Transaction”). The Company has not, since incorporation, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of SPAC; or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between SPAC on the one hand and any immediate family member of any director, officer of SPAC on the other hand.

(b)    There are no transactions, Contracts, arrangements or understandings between SPAC, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

SECTION 4.20    Solvency. SPAC is not the subject of an Insolvency Event and, to the knowledge of SPAC, there are no circumstances that justify SPAC being the subject of an Insolvency Event.

SECTION 4.21    Sexual Harassment and Misconduct. (a) SPAC has not entered into a settlement agreement with a current or former officer or director of SPAC, resolving allegations of sexual harassment or other misconduct by an officer or director of SPAC, and (b) there are no, and since the formation of SPAC, there have not been any Actions pending or, to the knowledge of SPAC, threatened, against SPAC, in each case, involving allegations of sexual harassment or other misconduct by an officer or director of SPAC.

SECTION 4.22    Records.

(a)    The records of SPAC:

(i)    are in the possession or under the control of SPAC;

(ii)    have been properly maintained in all material respects in accordance with all applicable Laws of the Cayman Islands or any other jurisdiction in which SPAC operates;

(iii)    do not contain any material inaccuracies; and

(iv)    include all material information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law in the Cayman Islands or any other jurisdiction in which SPAC operates.

(b)    Each material document or filing which is required by Law to have been delivered or made to any Governmental Authority by SPAC has been duly delivered or made.

SECTION 4.23    Insurance.

(a)    Section 4.23 of the SPAC Disclosure Schedule sets forth, with respect to each material insurance policy under which SPAC is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period, scope and amount of coverage; and (iv) the premium most recently charged.

(b)    With respect to each such Insurance Policy, except as would not be expected to result in a SPAC Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) SPAC is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of SPAC, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.24    SPAC’s and AmalCo’s Independent Investigation and Reliance. Each of SPAC and AmalCo is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and AmalCo together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and AmalCo and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. None of SPAC or AmalCo is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 7.02. None of the Company, NewCo, nor any of their respective shareholders, Affiliates or Representatives shall have any liability to SPAC, AmalCo or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, AmalCo or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule), the Transaction Documents or in any certificate delivered by the Company pursuant to this Agreement. SPAC and AmalCo acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or any certificate delivered by the Company pursuant to this Agreement, none of the Company, NewCo, nor any of their respective shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

SECTION 4.25    Investment Canada Act. SPAC is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the Investment Canada Act.

ARTICLE V

CONDUCT OF BUSINESS

SECTION 5.01    Conduct of Business by the Company.

(a)    The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Company Amalgamation Effective Time or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)    conduct their business in the Ordinary Course; and

(ii)    use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all material Oil and Gas Properties and all Company Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b)    By way of amplification and not limitation, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable), prior to taking such actions), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Company Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)    amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary, other than pursuant to the exercise or settlement (as applicable) of Company Options, Company Preferred Shares, Company RSUs or Company Warrants, that are outstanding as of the date of this Agreement in accordance with their terms;

(iv)    form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)    declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests, other than non-cash accruing dividends on the Company Series VII Preferred Shares;

(vi)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests other than purchases of Company Common Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Company Options or Company RSUs in accordance with their terms;

(vii)     (A) acquire (including without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances other than the reimbursement of expenses of employees in the Ordinary Course, or intentionally grant any security interest in any of its assets; or (C) merge, consolidate, combine or amalgamate with any Person;

(viii)    other than in the Ordinary Course, as required under the terms of any Employee Benefit Plan in effect on the date hereof (or any Employee Benefit Plan adopted or amended after the date hereof in accordance with this Agreement) or as contemplated by clause (ii) above, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor receiving annual compensation equal to or greater than $300,000, (B) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or independent contractor receiving annual compensation equal to or greater than $300,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or independent contractor, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, industrial organization, or similar representative of employees; (E) hire any new employees holding an executive position; or (E) transfer or terminate the employment or engagement of any employee holding an executive position other than any such termination for cause;

(ix)    adopt, amend and/or terminate any material Employee Benefit Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(x)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xi)    other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)     other than in the Ordinary Course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiii)    materially amend or modify any Oil and Gas Lease, extend, renew or terminate any material Oil and Gas Lease, or enter into any new material Oil and Gas Lease;

(xiv)    other than in the Ordinary Course, allow to lapse, abandon, fail to maintain the existence of, or fail to use commercially reasonable efforts to protect, its interest in, the existence and enforceability of, Company-Owned IP to the extent such Company-Owned IP remains material to the conduct of the businesses of the Company and any Company Subsidiary;

(xv)    other than in the Ordinary Course, enter into any Contract that obligates the Company or any Company Subsidiary to develop any material Intellectual Property related to the business of the Company;

(xvi)    enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvii)    voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xviii)    fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

(xix)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

(xx)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 5.02    Conduct of Business by SPAC.

(a)    Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Company Amalgamation Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and AmalCo shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, and SPAC shall cause AmalCo not to, between the date of this Agreement and the Company Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)    amend or otherwise change the SPAC Organizational Documents or the AmalCo Organizational Documents;

(ii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or AmalCo, except as required by the SPAC Organizational Documents;

(iii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, other than redemptions from the funds in the Trust Account that are required pursuant to the SPAC Organizational Documents;

(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of any of its Equity Interests or any Equity Interests in AmalCo, except for redemptions from the funds in the Trust Account and the Class B Conversion;

(v)    form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(vi)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests or other securities of SPAC or AmalCo, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests or any other ownership interest (including, without limitation, any phantom interest), of SPAC or AmalCo, except in connection with the Class B Conversion or in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(vii)    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into any strategic joint ventures, partnerships or alliances with any other Person, or (B) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up, except as required by the SPAC Organizational Documents;

(viii)    incur any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or AmalCo, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(ix)    merge, consolidate, combine or amalgamate with any Person;

(x)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xi)     other than in the Ordinary Course, (A) amend any material Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of SPAC or AmalCo, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)    amend the Trust Agreement or any other agreement related to the Trust Account;

(xiii)    other than in the Ordinary Course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any SPAC Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of SPAC’s material rights thereunder, or (B) enter into any Contract that would have been a SPAC Material Contract had it been entered into prior to the date of this Agreement;

(xiv)    hire or engage any employee, consultant or independent contractor (other than consultants and advisors engaged in the Ordinary Course), or adopt enter into or incur any liability with respect to any Employee Benefit Plans;

(xv)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

(xvi)    other than in the Ordinary Course or in a form consistent with SPAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SPAC; or

(xvii)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 5.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 5.03    Conduct of Business by NewCo and AmalCo . Between the date hereof and the Company Amalgamation Effective Time or the earlier termination of this Agreement, none of NewCo or AmalCo shall engage in any activities other than the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

SECTION 5.04    Domestication.

(a)    Subject to obtaining the SPAC Shareholder Approval, prior to the SPAC Amalgamation, SPAC shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the ABCA and the Companies Act, including by (a) making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Act in connection with the Domestication and the Alberta Corporate Registrar, (b) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands and (c) obtaining a Certificate of Continuation issued pursuant to section 188 of the ABCA. The Domestication shall be effective upon obtaining the Certificate of Continuation issued pursuant to section 188 of the ABCA.

(b)    For the avoidance of doubt (i) any reference in this Agreement to SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares for periods from and after the Domestication and prior to the SPAC Amalgamation will be deemed to refer to SPAC Class A Common Shares and SPAC Class B Common Shares (respectively); and (ii) any reference in this Agreement to SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, SPAC Units or SPAC Warrants for periods from and after the SPAC Amalgamation will be deemed to refer to the New SPAC Class A Common Shares, New SPAC Class B Common Shares, New SPAC Units and New SPAC Warrants (respectively).

SECTION 5.05    Claims Against Trust Account. The Company and NewCo agree that, notwithstanding any other provision contained in this Agreement, the Company and NewCo do not have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the funds in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company and/or NewCo on the one hand, and SPAC and/or AmalCo on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.05 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company and NewCo hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the funds in the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company or NewCo from pursuing a claim against SPAC, AmalCo or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC or AmalCo to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the funds in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC, AmalCo or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company, NewCo, or any of their Affiliates commences any Action against or involving the funds in the Trust Account in violation of the foregoing, SPAC shall be entitled to recover from the Company and NewCo the associated reasonable legal fees and costs in connection with any such Action, in the event SPAC prevails in such Action.

SECTION 5.06    Change of Name. In the event the conditions precedent set out in Article VII of this Agreement are not satisfied or waived, and the Parties do not procced with the steps set forth in Section 3.2 of the Plan of Arrangement and the SPAC Amalgamation has occurred, SPAC shall take all actions necessary to cause New SPAC to change the name of New SPAC to a name that does not include a reference to “Hammerhead” concurrently with termination of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01    Registration Statement / Proxy Statement.

(a)    As promptly as reasonably practicable after the date hereof, SPAC, the Company and NewCo shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and NewCo shall file with the SEC, a registration statement on Form F-4 relating to the Transactions (the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to NewCo and which will be used as a proxy statement with respect to the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Capital Market). Each of SPAC, NewCo and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC, NewCo and the Company shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.01; provided, however, that none of SPAC, NewCo nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. NewCo shall promptly advise the Company and SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the securities covered by the Registration Statement / Proxy Statement for offering or sale in any jurisdiction, and each of NewCo, SPAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b)    Unless required by the relevant law, no filing of, or amendment or supplement to the Registration Statement / Proxy Statement will be made by NewCo, the Company or SPAC without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). Each of NewCo, the Company and SPAC will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement / Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of NewCo, the Company and SPAC shall, as promptly as practicable after receipt thereof, supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication. Unless required by the applicable Law, no response to any comments from the SEC or the staff of the SEC relating to the Registration Statement / Proxy Statement will be made by NewCo, the Company or SPAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)    SPAC represents that the information supplied by SPAC and AmalCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the Closing. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to SPAC, AmalCo or their officers or directors should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)    The Company represents that the information supplied by the Company and NewCo for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (iii) the time of the Closing. If, at any time prior to the SPAC Shareholders Meeting, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC. All documents that NewCo is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e)    If either Party sends any material communication regarding Tax consequences related to the Transactions to its equity holders, including the Company Information Circular, each Party shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments), and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equity holders, any of their Affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

(f)    The Parties shall prepare and NewCo (as predecessor of New SPAC) or New SPAC, as applicable, shall file with the Alberta Securities Commission, a preliminary and final non-offering prospectus in sufficient time for New SPAC to become a reporting issuer in the Province of Alberta as promptly as reasonably practicable following (but not on or before) the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary and final non-offering prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and NewCo shall give SPAC and its counsel a reasonable opportunity to review and comment on drafts of the preliminary and final non-offering prospectus prior to their respective filings and shall accept the reasonable comments made by SPAC and its counsel for inclusion in the preliminary and final non-offering prospectus and/or any amendment or supplement thereto.

SECTION 6.02    SPAC Shareholders Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of the SPAC Shareholders (the “SPAC Shareholders Meeting”) to seek (A) approval of the Domestication, including the Domestication Articles, (B) approval of the proposed business combination (which includes the approval and adoption of this Agreement and the Transactions, including the approval of the Arrangement Resolution) (the “Business Combination Proposal”), (C) if put, the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if put, such proposal will be put before any of the foregoing proposals) and (D) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (D), together, the “Transaction Proposals”), which SPAC Shareholders Meeting shall be held as promptly in accordance with the SPAC Organizational Documents as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, the SPAC Shareholders at the SPAC Shareholders Meeting. SPAC shall, through the SPAC Board, upon recommendation of the SPAC Special Committee, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board, upon recommendation of the SPAC Special Committee, recommends that the SPAC Shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board, upon the recommendation of the SPAC Special Committee, may make a Change in Recommendation in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market price or trading volume of SPAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional four (4) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Special Committee determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SPAC Special Committee or the SPAC Board of its fiduciary obligations under applicable Law (provided that such notification would not, after consultation with its outside legal counsel, constitute a breach by the SPAC Special Committee or the SPAC Board of its fiduciary obligations under applicable Law or constitute a breach of any applicable Law). Notwithstanding anything to the contrary contained in this Agreement, (a) SPAC may postpone or adjourn the SPAC Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to the SPAC Shareholders or if, as of the time for which the SPAC Shareholders Meeting is scheduled, there are insufficient SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals and (b) SPAC shall provide the Company with (i) updates with respect to the aggregate tally of the proxies received by SPAC in respect of the Transaction Proposals, (ii) updates with respect to any communication (written or oral) from any SPAC Shareholder in opposition to the Transaction Proposals, (iii) the right to reasonably demand postponement or adjournment of the SPAC Shareholders Meeting if, based on the tally of proxies, SPAC will not receive the SPAC Shareholder Approval in respect of the Business Combination Proposal; provided, that the SPAC Shareholders Meeting, so postponed or adjourned at the request of the Company, shall not be later than (A) five (5) Business Days prior to the Outside Date or (B) ten (10) days from the date of the first SPAC Shareholders Meeting, and (v) the right to review and comment on all communications sent to SPAC Shareholders in connection with the SPAC Shareholders Meeting.

SECTION 6.03    Access to Information; Confidentiality.

(a)    From the date of this Agreement until the Company Amalgamation Effective Time, the Company, SPAC, NewCo and AmalCo shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)    All information obtained by the Parties pursuant to this Section 6.03 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 11, 2022, by and between the Company and SPAC (the “Confidentiality Agreement”).

(c)    Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 6.04    Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Company Amalgamation Effective Time and (b) the termination of this Agreement pursuant to Article VIII, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (x) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company or any Subsidiary, (y) the sale or transfer of the assets of the Company and its Subsidiaries to any Person (except, in the cases of clauses (x) and (y) with respect to any de minimis transfers of Equity Interests or assets or any issuance, sale, transfer, investment of Equity Interests or assets permitted by the terms of this Agreement, the Support Agreements or the Plan of Arrangement), or (z) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand and (B) with respect to SPAC, any direct or indirect acquisition of assets or business of any Person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in SPAC’s prospectus for its initial public offering. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that since January 1, 2021 has executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of (a) Closing, and (b) the termination of this Agreement pursuant to Article VIII, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.04 by such Party.

SECTION 6.05    Employee Matters.

(a)    The New SPAC shall, or shall cause its applicable Subsidiary to, provide the employees of the Company who remain employed immediately after the Closing (the “Continuing Employees”), with continuing employment on substantially similar terms to their current employment, and credit for purposes of eligibility to participate, vesting and determining entitlement to or the level of benefits, as applicable, but not for purposes of benefit accrual, under any Employee Benefit Plan established or maintained by the New SPAC or any of its Subsidiaries (excluding any retiree health plans or programs, or defined benefit pension plans or programs) for their service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit for the same period of service. In addition, subject to the terms of all governing documents and the consent of the applicable insurer, the New SPAC shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the New SPAC or any of its Subsidiaries that cover the Continuing Employees or their dependents to the extent satisfied or waived under those health and welfare benefit plans in which such Continuing Employee currently participates, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the New SPAC shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b)     Prior to the Closing, NewCo (or New SPAC as its successor) shall adopt a customary equity incentive plan that is reasonably acceptable to the Company and SPAC.

(c)    The provisions of this Section 6.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Current Employee or Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, SPAC, NewCo, AmalCo or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

(d)    Prior to the Closing, NewCo and the Company shall use reasonable best efforts to obtain (i) a duly executed termination agreement relating to the employment agreement of each of Scott Sobie, Michael Kohut, Daniel Labelle, David Anderson and Nicki Stevens in force and effect as of the date hereof and (ii) an employment agreement entered into by and between New SPAC or one of its Affiliates and each of Scott Sobie, Michael Kohut, Daniel Labelle, David Anderson and Nicki Stevens on terms mutually agreeable by each of such officers and New SPAC, in each case subject to and effective as of Closing and approved by SPAC.

SECTION 6.06    Directors’ and Officers’ Indemnification.

(a)    Following the Closing, the organizational documents of the New SPAC shall, to the fullest extent permitted under applicable Law, contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of SPAC or any Subsidiary of SPAC (“SPAC Indemnified Persons”) than are set forth in the SPAC Organizational Documents, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the SPAC Indemnified Persons, unless such modification shall be required by applicable Law. With respect to the provisions of the organizational documents of the Company or the Amalgamated Company, as applicable, and any Company Subsidiaries or any agreement or contract relating to indemnification, advancement or expense reimbursement of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company or such Company Subsidiary (“Company Indemnified Persons”), such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the Company Indemnified Persons, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, the New SPAC shall defend, indemnify and hold harmless each present and former director and officer of the Company, SPAC, AmalCo, and NewCo against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, alleged against such directors or officers in their capacity as such and arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)    Prior to the Closing, the Company may purchase a prepaid “tail” policy or policies in respect of the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s D&O Insurance (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to the Company for coverage of the Company and the Amalgamated Company under such insurance policy or policies for the most recent policy year (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then the Company may obtain a “tail” policy or policies with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. The New SPAC shall maintain any such “tail” policy or policies in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. From and after the date of this Agreement, NewCo, SPAC and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.06(b), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(c)    Prior to or in connection with the Closing, SPAC or NewCo shall purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to SPAC for coverage of SPAC under such insurance policy or policies for the most recent policy year (the “SPAC Maximum Annual Premium”). If the premium of such insurance coverage exceeds the SPAC Maximum Annual Premium, then SPAC may obtain a “tail” policy or policies with the greatest coverage available for a cost not exceeding the SPAC Maximum Annual Premium from an insurance carrier with the same or better credit rating as SPAC’s current directors’ and officers’ liability insurance carrier. The New SPAC shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

(d)    Prior to or in connection with the Closing, the Company shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of the New SPAC. From and after the date of this Agreement, NewCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.06(d), including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e)    On the Closing Date, the New SPAC shall (i) enter into customary indemnification agreements reasonably satisfactory to each of the Company and the New SPAC with the post-Closing directors and officers of the New SPAC, and (ii) shall assume all rights and obligations of SPAC under all indemnification agreements then in effect between SPAC and any Person who is or was a director or officer of SPAC prior to the SPAC Amalgamation Effective Time and that have either been (a) made available to the Company prior to the date hereof or (b) are entered into after the date hereof in accordance with Section 5.02, which indemnification agreements shall continue to be effective following the Closing.

(f)    For a period of six (6) years from the Closing, the New SPAC shall defend, indemnify and hold harmless the Sponsor, its Affiliates, and their respective present and former directors and officers (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (“Indemnified Liabilities”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the Transactions and the Sponsor’s ownership of equity securities of SPAC, or its control or ability to influence SPAC, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of the Sponsor Letter or any other agreement between the Sponsor, on the one hand, and the Company or New SPAC or any of their respective Subsidiaries, on the other hand, or (ii) fraud of an Indemnified Party; in each case for the foregoing clauses (i) and (ii), solely if such breach or fraud is established by a final, non-appealable judgment.

SECTION 6.07    Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 6.08    Further Action; Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Transactions to be satisfied.

(b)    Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 6.09    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VIII) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 6.09 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 6.09.

SECTION 6.10    Stock Exchange Listing. From the date of this Agreement through the SPAC Amalgamation Effective Time, SPAC shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units to be tradable over, the Nasdaq Capital Market. From the date of this Agreement through the SPAC Amalgamation Effective Time, the Parties shall use reasonable best efforts to have New SPAC listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the Parties in writing, as of the SPAC Amalgamation Effective Time.

SECTION 6.11     Trust Account. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Company Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 6.12    Certain Actions.

(a)    Immediately prior to the Closing, the Company shall, and shall cause its Affiliates to, terminate or cause to be terminated all of the agreements set forth on Section 6.12 of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and all Company Group Members shall be released from all liabilities thereunder effective as of the Closing.

(b)    Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 6.12(b)), commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 6.12(b), the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable Contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, NewCo, the Company or any Company Subsidiary prior to or following the Closing.

SECTION 6.13    Intended Tax Treatment. This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall use its reasonable best efforts to: (a) cause the Transactions contemplated by this Agreement to qualify for the Intended Tax Treatment; (b) except for actions required by this Agreement or any Ancillary Agreement, not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; (c) report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless, solely in the case of the Intended U.S. Tax Treatment, required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or, solely in the case of the Intended Canadian Tax Treatment, required to do so pursuant to applicable Law; and (d) cooperate with one another, their respective Tax advisors and the Tax advisors of the Key Company Shareholders in connection with providing to SPAC, NewCo, the Company, or any of the Key Company Shareholders any opinion or other advice relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion or advice. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to SPAC or any equity holders thereof, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to the Company or any equity holders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations. Concurrently with the Closing, New SPAC will deliver to certain of the Key Company Shareholders the Letter Agreement.

SECTION 6.14    Delivery of Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”), and (ii) any other audited or reviewed financial statements of the Company and the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement (together with the Audited Financial Statements, the “Updated Financial Statements”); provided that upon delivery of such Updated Financial Statements as and when such Updated Financial Statement have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement / Proxy Statement, the representations and warranties set forth in Section 3.07(a) shall be deemed to apply to the Updated Financial Statements with the same force and effect as if made as of the date of this Agreement (provided that, in the case of any reviewed financial statements provided pursuant to this Section 6.14, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

SECTION 6.15    Post-Closing Directors and Officers. All officers and directors of New SPAC, in each case immediately prior to the Company Amalgamation Effective Time, shall execute written resignations effective as of the Company Amalgamation Effective Time. The Parties hereto shall take all necessary action so that immediately after the Company Amalgamation Effective Time, the Post-Closing Officers and Directors shall serve as the sole officers and directors of the New SPAC.

SECTION 6.16    NewCo and AmalCo Shareholder Approvals.

(a)    Promptly following the execution of this Agreement, the Company shall deliver the NewCo Shareholder Approval as the sole shareholder of NewCo.

(b)    Promptly following the execution of this Agreement, SPAC shall deliver the AmalCo Shareholder Approval as the sole shareholder of AmalCo.

SECTION 6.17    Transferred Information.

(a)    Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the Transactions, and if the determination is made to proceed with such Transactions, to complete them.

(b)    Prior to the completion of the Transactions, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions; (ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and (iii) if the Transactions do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c)    After the completion of the Transactions, the Recipient agrees to: (i) use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless: (A) the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; (ii) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and (iii) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d)    Where required by applicable Law, the Company further agrees to promptly notify the individuals about whom the Transferred Information relates that Transactions have taken place and that their Transferred Information has been disclosed.

SECTION 6.18    Extension. If either Party reasonably believes that the Closing will not occur on or before February 13, 2023, SPAC shall take all actions necessary to seek the approval of the SPAC Shareholders to extend the deadline for SPAC to consummate its initial business combination to a date after February 13, 2023 in accordance with the SPAC Organizational Documents so as to permit the consummation of the Transactions.

ARTICLE VII

CONDITIONS TO THE TRANSACTIONS

SECTION 7.01    Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, NewCo and AmalCo to consummate the Company Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Company Amalgamation Effective Time of the following conditions:

(a)    Company Required Approval. The Company Required Approval of the Arrangement Resolution shall have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Arrangement Resolution shall have been delivered to SPAC.

(b)    Final Order. The Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(c)    SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Companies Act, the SPAC Organizational Documents and the rules and regulations of Nasdaq Capital Market and a certified copy of such Arrangement Resolution shall have been delivered to the Company.

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(e)    Stock Exchange Listing. The New SPAC Class A Common Shares and New SPAC Warrants shall have been accepted for listing on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(f)    Penny Stock. The New SPAC Class A Common Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(g)    Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(h)    Pre-Closing Transactions. The Domestication and the SPAC Amalgamation shall have been consummated in accordance with this Agreement and the Plan of Arrangement, as applicable.

(i)    Delivery of the Letter Agreement. Delivery of the Letter Agreement to the Key Company Shareholders set forth in the Letter Agreement in accordance with Section 6.13 (Intended Tax Treatment).

SECTION 7.02    Conditions to the Obligations of SPAC and AmalCo. The obligations of SPAC and AmalCo to consummate the Company Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Company Amalgamation Effective Time of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in (x) Section 3.01, Section 3.02, Section 3.03 (other than 3.03(a) and 3.03(c)), Section 3.04, Section 3.05(a)(i), Section 3.20 and Section 3.24 shall each be true and correct in all material respects as of the date hereof and the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 3.03(a), 3.03(c), 3.08(a) and 3.08(b) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of this Section 7.02(a), a representation or warranty made with respect to NewCo that was true and correct (to the applicable standard set forth above) as of the SPAC Amalgamation Effective Time shall be deemed to be true and correct as of the Company Amalgamation Effective Time.

(b)    Agreements and Covenants.

(i)    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that for the purposes of this Section 7.02(b)(i), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the Company (or if earlier, the Outside Date).

(ii)    NewCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that for purposes of this Section 7.02(b)(ii), a covenant of NewCo shall only be deemed to have not been performed if NewCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to NewCo (or if earlier, the Outside Date).

(c)    Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an officer of the Company, certifying (on the Company’s behalf and without personal liability) as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d).

(d)    Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Company Amalgamation Effective Time.

SECTION 7.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Company Amalgamation are subject to the satisfaction or waiver (where permissible) at or prior to the Company Amalgamation Effective Time of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of SPAC contained in (x) Section 4.01, Section 4.02, Section 4.03 (other than 4.03(a), 4.03(b) and 4.03(c)), Section 4.04, Section 4.05(a)(i), Section 4.10 and Section 4.11 shall each be true and correct in all material respects as of the date hereof and the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.08(a) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Company Amalgamation Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)    Agreements and Covenants.

(i)    SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Amalgamation Effective Time; provided, that for the purposes of this Section 7.03(b)(i), a covenant of SPAC shall only be deemed to have not been performed if SPAC has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(ii)    AmalCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Amalgamation Effective Time; provided, that for purposes of this Section 7.03(b)(ii), a covenant of AmalCo shall only be deemed to have not been performed if AmalCo has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(c)    Officer Certificate. New SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by the former Chief Executive Officer of SPAC and current Chief Executive Officer of New SPAC, certifying (on SPAC’s behalf and without personal liability) as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(d).

(d)    Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Company Amalgamation Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Company Amalgamation Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC or the Company, as follows:

(a)    by mutual written consent of SPAC and the Company;

(b)    by either SPAC or the Company if the Company Amalgamation Effective Time shall not have occurred prior to April 25, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VII on or prior to the Outside Date;

(c)    by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(d)    by either SPAC or the Company if the SPAC Shareholder Approval of the Transaction Proposals is not obtained at the SPAC Shareholders Meeting in accordance with the Registration Statement / Proxy Statement, the Companies Act, the SPAC Memorandum and Articles of Association and the rules and regulations of Nasdaq Capital Market, except that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the SPAC Shareholder Approval;

(e)    by either SPAC or the Company if the Company Required Approval in respect of the Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law except that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the Company Shareholder Approval;

(f)    by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or NewCo set forth in this Agreement, or if any representation or warranty of the Company or NewCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.02 would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC or AmalCo is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company or NewCo, SPAC may not terminate this Agreement under this Section 8.01(f) for so long as the Company or NewCo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date;

(g)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or AmalCo set forth in this Agreement, or if any representation or warranty of SPAC or AmalCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.03 would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company or NewCo are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or AmalCo, the Company may not terminate this Agreement under this Section 8.01(g) for so long as SPAC or AmalCo continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to SPAC and the Outside Date; and

(h)    by the Company, at any time prior to SPAC’s receipt of the SPAC Shareholder Approval, if SPAC or the SPAC Board effects a Change in Recommendation.

SECTION 8.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) as set forth in Article IX, and any corresponding definitions set forth in Article I, (ii) in the case of termination subsequent to a willful and material breach of this Agreement by a Party or (iii) in the case of Fraud.

SECTION 8.03    Expenses. Except as set forth in this Section 8.03, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that if the Closing shall occur, New SPAC shall pay or cause to be paid, (i) the SPAC Transaction Expenses (ii) the Company Transaction Expenses; and (iii) the out-of-pocket fees and expenses of the Key Company Shareholders incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of each of the Key Company Shareholders.

SECTION 8.04    Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Company Amalgamation Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 8.05    Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company or NewCo, (ii) waive any inaccuracy in the representations and warranties of the Company or NewCo contained herein or in any document delivered by the Company or NewCo pursuant hereto and (iii) waive compliance with any agreement of the Company or NewCo or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or AmalCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or AmalCo contained herein or in any document delivered by SPAC or AmalCo pursuant hereto and (iii) waive compliance with any agreement of SPAC or AmalCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or AmalCo:

Decarbonization Plus Acquisition Corporation IV

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076 Attention: Peter Haskopoulos and Robert Tichio

Email: phaskopoulos@riverstonellc.com, rtichio@riverstonellc.com with a copy to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Dan Komarek

Email: dkomarek@velaw.com

and

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700

Houston, TX 77002

Attention: Ramey Layne

Email: rlayne@velaw.com

and

Bennett Jones LLP

4500, 855-2nd Street SW

Calgary, Alberta T2P 4K7

Attention: John Mercury; John Lawless

Email: MercuryJ@bennettjones.com; LawlessJ@bennettjones.com

if to the Company or NewCo:

Hammerhead Resources Inc.

2700, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Attention: Scott Sobie, President and Chief Executive Officer

Email: SSobie@hhres.com

with a copy to:

Burnet, Duckworth & Palmer LLP

2400, 525-8th Avenue SW

Calgary, Alberta T2P 1G1

Attention: Bill Maslechko; Lindsay Cox

Email: wsm@bdplaw.com; lpc@bdplaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz; Ian M. Hazlett

Email: agivertz@paulweiss.com; ihazlett@paulweiss.com

SECTION 9.02    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX and any corresponding definitions set forth in Article I.

SECTION 9.03    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.04    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamations) without the prior express written consent of the other Parties.

SECTION 9.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 2.10, Section 6.05(d), Section 6.06, Section 6.13, Section 8.03 and Section 9.11 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons and in the case of Section 6.13 and Section 8.03, the Key Company Shareholders in consideration for entering into the Support Agreements).

SECTION 9.06    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Companies Act shall also apply to the Domestication). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 9.07    Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

SECTION 9.08    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.09    Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10    Specific Performance.

(a)    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 9.11    No Recourse. All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

SPAC, NewCo, AmalCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

By	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

[Signature Page to Business Combination Agreement]

HAMMERHEAD ENERGY INC.

By:	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Business Combination Agreement]

2453729 ALBERTA ULC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

[Signature Page to Business Combination Agreement]

HAMMERHEAD RESOURCES INC.

By	/s/ Michael Kohut
Name:	Michael Kohut
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF DOMESTICATED ARTICLES

[Attached]

BUSINESS CORPORATIONS ACT

FORM 11

Alberta	ARTICLES OF CONTINUANCE
1. NAME OF THE CORPORATION: DECARBONIZATION PLUS ACQUISITION IV CORPORATION	2. CORPORATE ACCESS NO.
3.	THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE

The attached Schedule of Share Capital is incorporated into and forms part of this form.

4.	RESTRICTIONS IF ANY ON SHARE TRANSFERS:

None.

5.	NUMBER OR MINIMUM AND MAXIMUM NUMBER, OF DIRECTORS THAT THE CORPORATION MAY HAVE:

Not less than Three (3) directors and not more than Nine (9) directors.

6.	RESTRICTION IF ANY ON BUSINESS THE CORPORATION MAY CARRY ON.

None.

7.	IF CHANGE OF NAME EFFECTED, PREVIOUS NAME.

Decarbonization Plus Acquisition Corporation IV

8.	DETAILS OF INCORPORATION.

Name: Decarbonization Plus Acquisition Corporation IV

Date of Formation: February 22, 2021

Jurisdiction: Cayman Islands

Registration Number: 371997

9.	OTHER PROVISIONS IF ANY.

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

DATE	SIGNATURE	NAME AND TITLE

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(a)	one class of shares, to be designated as “Class A Common Shares”, up to a maximum number of 500,000,000 shares; and

(b)	one class of shares, to be designated as “Class B Common Shares”, up to a maximum number of 50,000,000 shares,

and such shares shall have attached thereto the respective rights, privileges, restrictions and conditions set forth or otherwise provided for in this Schedule of Share Capital.

ARTICLE I

DEFINITIONS

1.1	Definitions

In these Articles, the following terms have the following indicated meanings:

(a)	“Act” means the Business Corporations Act (Alberta) and the regulations made pursuant to it, as from time to time amended;

(b)	“Articles” means the articles of continuance of the Corporation, as may be amended or restated from time to time;

(c)

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Corporation are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the directors, which must include a majority of the independent directors and each of the non-independent directors nominated by the Sponsor;

(d)	“By-laws” means the by-laws of the Corporation from time to time in force and effect;

(e)	“Class A Shares” means the Class A Common Shares in the capital of the Corporation;

(f)	“Class B Shares” means the Class B Common Shares in the capital of the Corporation;

(g)	“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Corporation;

(h)	“Corporation” means Decarbonization Plus Acquisition IV Corporation;

(i)

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Corporation’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market;

(j)

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time;

(k)	“Founders” means the Sponsor and all shareholders immediately prior to the consummation of the IPO;

(l)	“Initial Conversion Ratio” has the meaning ascribed thereto in Section 2.2(a);

(m)	“Investor Group” means the Sponsor and its affiliates, successors and assigns;

(n)	“IPO” means the Corporation’s initial public offering of securities;

(o)	“Over-Allotment Option” means the option of the Underwriters to purchase on a pro rata basis up to 4,125,000 additional units at the IPO price, less the underwriting discounts and commissions;

(p)	“Public Shares” means the Class A Shares issued as part of the units issued in the IPO (which excludes the Class A Shares to be issued upon the conversion of the Class B Shares);

(q)	“Redemption Price” has the meaning ascribed thereto in Section 3.11(f);

(r)	“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto;

(s)	“SEC” means the United States Securities and Exchange Commission;

(t)

“Share” means a share in the capital of the Corporation. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in this Schedule of Share Capital the expression “Share” shall include a fraction of a Share;

(u)	“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company;

(v)

“Trust Fund” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited; and

(w)	“Underwriter” means an underwriter of the IPO.

ARTICLE II

CLASS A COMMON SHARES AND CLASS B COMMON SHARES

2.1	Voting

(a)

Subject to Section 2.1(d), the holders of the Class A Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Share.

(b)

The holders of the Class B Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to, if the Class B Shares are voting as a separate class, one vote for each Class B Share, and if voting as a single class with the Class A Shares, one vote for each Class A Share into which such Class B Shares would be convertible pursuant to Section 2.4(e).

(c)

Except as otherwise specified in this Schedule of Share Capital or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis pursuant to Section 2.4(e)) will vote as a single class.

(d)	Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election or removal of directors (and such removal may only be for cause).

2.2	Dividends

(a)	The holders of the Class A Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

(b)	The holders of the Class B Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

2.3	Liquidation

(a)

Upon the liquidation, dissolution or winding-up of the Corporation, each holder of Class A Shares shall have the right to receive, in cash or other assets, for each Class A Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Shares held thereby, and shall rank equally with all holders of Class A Shares with respect to such distribution.

(b)

Upon the liquidation, dissolution or winding-up of the Corporation, the holders of the Class B Shares shall not be entitled to receive any of the remaining property of the Corporation legally available for distribution to shareholders.

2.4	Founder Share Conversion, Anti-Dilution Rights and Limitations

(a)

Subject to adjustment as provided in Section 2.4(b), Class B Shares will be automatically converted into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) at the time of a Business Combination (or immediately following the consummation thereof), subject to adjustment to account for share subdivisions, share capitalizations, reorganizations, recapitalizations, or other adjustments to the authorized capital of the Corporation.

(b)

Notwithstanding the Initial Conversion Ratio, in the event that additional Class A Shares or equity linked securities are issued or deemed issued in connection with the initial Business Combination the issued and outstanding Class B Shares will automatically be converted into such number of Class A Shares as is equal to, on an as-converted basis, twenty percent (20%) of the sum of:

(i)	the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to any Over-Allotment Option); plus

(ii)

the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Corporation in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, the Investor Group or any members of the Corporation’s management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any securities that are convertible into, exercisable or exchangeable for Class A Shares, including but not limited to a private placement of equity or debt.

(c)	Notwithstanding anything to the contrary contained herein in no event will the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

(d)

References in Sections 2.4(a) to 2.4(e) to “converted”, “conversion” or “exchange” will mean the compulsory redemption without notice of Class B Shares of any shareholder and, on behalf of such shareholders, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion will be registered in the name of such shareholder or in such name as the shareholder may direct.

(e)

Each Class B Share will convert into its pro rata number of Class A Shares as set forth in this Section 2.4(e). The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share will convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which will be the total number of Class A Shares into which all of the issued and outstanding Class B Shares will be converted pursuant to Section 2.4(a) and the denominator of which will be the total number of issued and outstanding Class B Shares at the time of conversion.

(f)

The directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the directors may, subject to the Act and the Corporation being able to pay its debts in the ordinary course of business, make payments out of its capital.

(g)

Notwithstanding anything to the contrary herein, the holders of Class B Shares will not be entitled to any: (i) right, title, interest or claim of any kind in or to any assets held in the Trust Fund, including upon a liquidation, dissolution or winding up of the Corporation, or (ii) redemption rights (other than a conversion to Class A Shares in exchange for Class B Shares, as described above) in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Corporation to purchase Class A Shares in connection with a shareholder vote to amend the Articles (A) in a manner that would modify the substance or timing of the Corporation’s obligation to redeem 100% of the Class A Shares included as part of the units issued in the IPO if the Corporation has not completed an initial Business Combination within eighteen (18) months from the closing of the IPO or (B) with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity.

2.5	Founder Share Surrender

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty percent (20%) of the Corporation’s issued shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO) pursuant to Sections 2.4(a) to 2.4(f).

ARTICLE III

BUSINESS COMBINATION REQUIREMENTS

3.1	Business Combination Requirements

(a)

Notwithstanding any other provision of the Articles, the provisions of this Article III will apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Section 3.1(h). In the event of a conflict between the provisions of this Article III and any provisions of the Articles or By-laws, the provisions of this Article III will prevail.

(b)	Prior to the consummation of any Business Combination, the Corporation will either:

(i)	submit such Business Combination to its shareholders for approval; or

(ii)

provide shareholders with the opportunity to have their shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, provided that the Corporation will not repurchase Public Shares in an amount that would cause the Corporation’s net tangible assets to be less than US$5,000,001.

(c)

If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it will file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

(d)

If, alternatively, the Corporation holds a shareholder vote to approve a proposed Business Combination, the Corporation will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

(e)	At a general meeting called for the purposes of approving a Business Combination pursuant to the Articles:

(i)	one or more shareholders holding at least one-third of the Shares present in person or by proxy and entitled to vote at that meeting will form a quorum; and

(ii)

subject to the Act, in the event that a majority of the Shares voted (including all of the Shares held by the Founders voted) are voted for the approval of a Business Combination, the Corporation will be authorized to consummate a Business Combination.

(f)

Where such redemptions in connection with an initial Business Combination are not conducted via the tender offer rules pursuant to Section 3.1(b) any shareholder holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares may exercise this redemption right with respect to more than twenty percent (20%) of the Public Shares without the prior consent of the directors, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation will pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

(g)

The Redemption Price will be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions will be cancelled and share certificates (if any) returned to the relevant shareholders as appropriate.

(h)

In the event that either the Corporation does not consummate a Business Combination by eighteen (18) months after the closing of the IPO, or such later time as the shareholders of the Corporation may approve in accordance with the Articles and By-Laws or a resolution of the Corporation’s shareholders is passed pursuant to the Act to commence the voluntary liquidation of the Corporation prior to the consummation of a Business Combination for any reason, the Corporation will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining shareholders and the directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Alberta law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(i)

If any amendment is made to Section 3.1(h) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Public Shares if the Corporation has not consummated an initial Business Combination within eighteen (18) months after the date of the closing of the IPO, or any amendment is made with respect to any other provisions of the Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, officer or director will be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue.

(j)

Except for the withdrawal of interest to pay taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund will be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Section 3.1(f), a repurchase of Shares by means of a tender offer pursuant to Section 3.1(b)(ii), a distribution of the Trust Fund pursuant to Section 3.1(h) or an amendment under Section 3.1(i). In no other circumstance will a holder of Public Shares have any right or interest of any kind in the Trust Fund.

(k)

After the issue of Public Shares, and prior to the consummation of a Business Combination, the directors will not issue additional shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the shareholders prior to or in connection with the completion of a Business Combination.

(l)

The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Corporation’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Corporation’s signing of a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(m)

The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Corporation if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the directors that did not have an interest in such transaction. In the event the Corporation enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or directors of the Corporation, the Corporation, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Corporation from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm.

SCHEDULE OF OTHER PROVISIONS

1.

The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation. The directors of the Corporation may at any time declare a share to be wholly or in part exempt from any such lien thereon.

2.	Any meeting of the security holders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

3.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

EXHIBIT B

FORM OF NEW SPAC ARTICLES

[Attached]

BUSINESS CORPORATIONS ACT

Alberta	Articles of Amalgamation
1. Name of Amalgamated Corporation HAMMERHEAD ENERGY INC.
2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

The attached Schedule of Share Capital is incorporated into and forms part of this form.

3.	Restrictions on share transfers (if any):

None.

4.	Number, or minimum and maximum number of directors:

Not less than Three (3) directors and not more than Nine (9) directors.

5.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None.

6.	Other provisions (if any):

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

7. Name of Amalgamating Corporations	Corporate Access Number	Business Number
Decarbonization Plus Acquisition IV Corporation	[●]	[●]
Hammerhead Energy Inc.	2024557825	[●]

DATE	SIGNATURE	NAME AND TITLE

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(a)	one class of shares, to be designated as “Class A Common Shares”, up to a maximum number of 500,000,000 shares; and

(b)	one class of shares, to be designated as “Class B Common Shares”, up to a maximum number of 50,000,000 shares,

and such shares shall have attached thereto the respective rights, privileges, restrictions and conditions set forth or otherwise provided for in this Schedule of Share Capital.

ARTICLE I

DEFINITIONS

1.1	Definitions

In these Articles, the following terms have the following indicated meanings:

(a)	“Act” means the Business Corporations Act (Alberta) and the regulations made pursuant to it, as from time to time amended;

(b)	“Articles” means the articles of amalgamation of the Corporation, as may be amended or restated from time to time;

(c)

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Corporation are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the directors, which must include a majority of the independent directors and each of the non-independent directors nominated by the Sponsor;

(d)	“By-laws” means the by-laws of the Corporation from time to time in force and effect;

(e)	“Class A Shares” means the Class A Common Shares in the capital of the Corporation;

(f)	“Class B Shares” means the Class B Common Shares in the capital of the Corporation;

(g)	“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Corporation;

(h)	“Corporation” means Hammerhead Energy Inc.;

(i)

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Corporation’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market;

(j)

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time;

(k)	“Founders” means the Sponsor and all shareholders immediately prior to the consummation of the IPO;

(l)	“Initial Conversion Ratio” has the meaning ascribed thereto in Section 2.2(a);

(m)	“Investor Group” means the Sponsor and its affiliates, successors and assigns;

(n)	“IPO” means the Corporation’s initial public offering of securities;

(o)	“Over-Allotment Option” means the option of the Underwriters to purchase on a pro rata basis up to 4,125,000 additional units at the IPO price, less the underwriting discounts and commissions;

(p)	“Public Shares” means the Class A Shares issued as part of the units issued in the IPO (which excludes the Class A Shares to be issued upon the conversion of the Class B Shares);

(q)	“Redemption Price” has the meaning ascribed thereto in Section 3.11(f);

(r)	“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto;

(s)	“SEC” means the United States Securities and Exchange Commission;

(t)

“Share” means a share in the capital of the Corporation. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in this Schedule of Share Capital the expression “Share” shall include a fraction of a Share;

(u)	“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company;

(v)

“Trust Fund” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited; and

(w)	“Underwriter” means an underwriter of the IPO.

ARTICLE II

CLASS A COMMON SHARES AND CLASS B COMMON SHARES

2.1	Voting

(a)

Subject to Section 2.1(d), the holders of the Class A Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Share.

(b)

The holders of the Class B Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to, if the Class B Shares are voting as a separate class, one vote for each Class B Share, and if voting as a single class with the Class A Shares, one vote for each Class A Share into which such Class B Shares would be convertible pursuant to Section 2.4(e).

(c)

Except as otherwise specified in this Schedule of Share Capital or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis pursuant to Section 2.4(e)) will vote as a single class.

(d)	Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election or removal of directors (and such removal may only be for cause).

2.2	Dividends

(a)	The holders of the Class A Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

(b)	The holders of the Class B Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

2.3	Liquidation

(a)

Upon the liquidation, dissolution or winding-up of the Corporation, each holder of Class A Shares shall have the right to receive, in cash or other assets, for each Class A Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Shares held thereby, and shall rank equally with all holders of Class A Shares with respect to such distribution.

(b)

Upon the liquidation, dissolution or winding-up of the Corporation, the holders of the Class B Shares shall not be entitled to receive any of the remaining property of the Corporation legally available for distribution to shareholders.

2.4	Founder Share Conversion, Anti-Dilution Rights and Limitations

(a)

Subject to adjustment as provided in Section 2.4(b), Class B Shares will be automatically converted into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) at the time of a Business Combination (or immediately following the consummation thereof), subject to adjustment to account for share subdivisions, share capitalizations, reorganizations, recapitalizations, or other adjustments to the authorized capital of the Corporation.

(b)

Notwithstanding the Initial Conversion Ratio, in the event that additional Class A Shares or equity linked securities are issued or deemed issued in connection with the initial Business Combination the issued and outstanding Class B Shares will automatically be converted into such number of Class A Shares as is equal to, on an as-converted basis, twenty percent (20%) of the sum of:

(i)	the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to any Over-Allotment Option); plus

(ii)

the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Corporation in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, the Investor Group or any members of the Corporation’s management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any securities that are convertible into, exercisable or exchangeable for Class A Shares, including but not limited to a private placement of equity or debt.

(c)	Notwithstanding anything to the contrary contained herein in no event will the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

(d)

References in Sections 2.4(a) to 2.4(e) to “converted”, “conversion” or “exchange” will mean the compulsory redemption without notice of Class B Shares of any shareholder and, on behalf of such shareholders, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion will be registered in the name of such shareholder or in such name as the shareholder may direct.

(e)

Each Class B Share will convert into its pro rata number of Class A Shares as set forth in this Section 2.4(e). The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share will convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which will be the total number of Class A Shares into which all of the issued and outstanding Class B Shares will be converted pursuant to Section 2.4(a) and the denominator of which will be the total number of issued and outstanding Class B Shares at the time of conversion.

(f)

The directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the directors may, subject to the Act and the Corporation being able to pay its debts in the ordinary course of business, make payments out of its capital.

(g)

Notwithstanding anything to the contrary herein, the holders of Class B Shares will not be entitled to any: (i) right, title, interest or claim of any kind in or to any assets held in the Trust Fund, including upon a liquidation, dissolution or winding up of the Corporation, or (ii) redemption rights (other than a conversion to Class A Shares in exchange for Class B Shares, as described above) in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Corporation to purchase Class A Shares in connection with a shareholder vote to amend the Articles (A) in a manner that would modify the substance or timing of the Corporation’s obligation to redeem 100% of the Class A Shares included as part of the units issued in the IPO if the Corporation has not completed an initial Business Combination within eighteen (18) months from the closing of the IPO or (B) with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity.

2.5	Founder Share Surrender

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty percent (20%) of the Corporation’s issued shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO) pursuant to Sections 2.4(a) to 2.4(f).

ARTICLE III

BUSINESS COMBINATION REQUIREMENTS

3.1	Business Combination Requirements

(a)

Notwithstanding any other provision of the Articles, the provisions of this Article III will apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Section 3.1(h). In the event of a conflict between the provisions of this Article III and any provisions of the Articles or By-laws, the provisions of this Article III will prevail.

(b)	Prior to the consummation of any Business Combination, the Corporation will either:

(i)	submit such Business Combination to its shareholders for approval; or

(ii)

provide shareholders with the opportunity to have their shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, provided that the Corporation will not repurchase Public Shares in an amount that would cause the Corporation’s net tangible assets to be less than US$5,000,001.

(c)

If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it will file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

(d)

If, alternatively, the Corporation holds a shareholder vote to approve a proposed Business Combination, the Corporation will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

(e)	At a general meeting called for the purposes of approving a Business Combination pursuant to the Articles:

(i)	one or more shareholders holding at least one-third of the Shares present in person or by proxy and entitled to vote at that meeting will form a quorum; and

(ii)

subject to the Act, in the event that a majority of the Shares voted (including all of the Shares held by the Founders voted) are voted for the approval of a Business Combination, the Corporation will be authorized to consummate a Business Combination.

(f)

Where such redemptions in connection with an initial Business Combination are not conducted via the tender offer rules pursuant to Section 3.1(b) any shareholder holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares may exercise this redemption right with respect to more than twenty percent (20%) of the Public Shares without the prior consent of the directors, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation will pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

(g)

The Redemption Price will be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions will be cancelled and share certificates (if any) returned to the relevant shareholders as appropriate.

(h)

In the event that either the Corporation does not consummate a Business Combination by eighteen (18) months after the closing of the IPO, or such later time as the shareholders of the Corporation may approve in accordance with the Articles and By-Laws or a resolution of the Corporation’s shareholders is passed pursuant to the Act to commence the voluntary liquidation of the Corporation prior to the consummation of a Business Combination for any reason, the Corporation will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining shareholders and the directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Alberta law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(i)

If any amendment is made to Section 3.1(h) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Public Shares if the Corporation has not consummated an initial Business Combination within eighteen (18) months after the date of the closing of the IPO, or any amendment is made with respect to any other provisions of the Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, officer or director will be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue.

(j)

Except for the withdrawal of interest to pay taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund will be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Section 3.1(f), a repurchase of Shares by means of a tender offer pursuant to Section 3.1(b)(ii), a distribution of the Trust Fund pursuant to Section 3.1(h) or an amendment under Section 3.1(i). In no other circumstance will a holder of Public Shares have any right or interest of any kind in the Trust Fund.

(k)

After the issue of Public Shares, and prior to the consummation of a Business Combination, the directors will not issue additional shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the shareholders prior to or in connection with the completion of a Business Combination.

(l)

The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Corporation’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Corporation’s signing of a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(m)

The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Corporation if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the directors that did not have an interest in such transaction. In the event the Corporation enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or directors of the Corporation, the Corporation, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Corporation from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm.

SCHEDULE OF OTHER PROVISIONS

1.

The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation. The directors of the Corporation may at any time declare a share to be wholly or in part exempt from any such lien thereon.

2.	Any meeting of the security holders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

3.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

[Attached]

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [    ], 2022, by and among the Lock-Up Shareholders (as defined in the Business Combination Agreement) (each, a “Lock-Up Party” and, collectively, the “Lock-Up Parties”) and Hammerhead Energy Inc., an Alberta corporation (such entity, following the Business Combination (as defined below), the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on September 25, 2022, Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“DCRD”), Hammerhead Resources Inc., an Alberta corporation (“Hammerhead”), Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead (such entity, prior to the Business Combination, “NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of DCRD (“AmalCo”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, on or about the date hereof, (i) DCRD transferred by way of continuation from the Cayman Islands to Alberta and domesticated as an Alberta corporation, (ii) DCRD amalgamated with NewCo to form the Company and (iii) Hammerhead amalgamated with AmalCo to form a wholly owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, in connection with the Business Combination, pursuant to the Plan of Arrangement, each Lock-Up Party has become bound by this Agreement with respect to all Lock-Up Securities (as defined below); and

WHEREAS, the Company and each Lock-Up Party has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Company Securities” means (a) the Class A common shares in the authorized share capital of the Company (“Company Common Shares”), (b) any option or right to acquire Company Common Shares, (c) any Company Common Shares issued or issuable upon the exercise of any option or other right to acquire such Company Common Shares and (d) any equity securities of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a), (b) or (c) by way of conversion, dividend, share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“Lock-Up Securities” means any Company Securities Beneficially Owned by a Lock-Up Party as of the date hereof, other than any Company Securities acquired in open market transactions.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person or any investment fund or other entity directly or indirectly controlled or managed by such Person or such Person’s Affiliate, including a registered retirement savings plan, (c) any Affiliate of any Family Member of such Person, (d) if the Person is a corporation, partnership, limited liability company or other business entity, its direct or indirect shareholders, partners, members or other equityholders, and (e) the Company in connection with the repurchase of Company Common Shares issued pursuant to equity awards granted under an equity incentive plan or other equity award plan or pursuant to loan agreements between the Company and certain employees of the Company.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b), excluding entry into this Agreement and the consummation of the transactions contemplated hereby.

2.    Lock-Up.

2.1    Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with the Company not to effect any Transfer of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the date hereof and ending on the earlier of: (i) the date that is six (6) months following the date hereof; and (ii) the date that the last sale price of the Company Common Shares equals or exceeds US$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period.

2.2    Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may (x) Transfer, without the consent of the Company, any of such Lock-Up Party’s Lock-Up Securities (i) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to the Company, or (ii) (a) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, or for estate planning purposes; (b) in the case of an individual, pursuant to a qualified domestic relations order; (c) in the case of an individual, by gift to a charitable organization; (d) in the case of an entity, by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or (e) pursuant to any liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Company Securities for cash, securities or other property subsequent to the Business Combination, or (y) enter into any trading plan providing for the sale of Company Common Shares by the Lock-Up Party, which trading plan meets the requirements of Rule 10b5-1(c) of the Exchange Act, provided, however, that (a) such plan does not provide for, or permit, the sale of any Company Common Shares during the Lock-Up Period and (b) the Company shall not be required to effect, and the Lock-Up Party shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan; provided, that in connection with any Transfer of such Lock-Up Securities pursuant to clause (x)(i), (x)(ii)(a), (x)(ii)(b), (x)(ii)(c) or (x)(ii)(d) above, the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute and deliver a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.2, a Lock-Up Party may not make a Transfer to a Permitted Transferee or otherwise pursuant to this Section 2.2 if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (i) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (ii) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer).

2.3    Legends. Any certificates representing the Lock-Up Securities shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF DURING THE TERM OF THE LOCK-UP EXCEPT IN ACCORDANCE WITH THE TERMS OF THE LOCK-UP AGREEMENT BETWEEN THE COMPANY AND SECURITYHOLDER.”

3.    Additional Agreements.

3.1    Company Board Release. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Board of Directors of the Company shall be entitled to release any Lock-Up Party from any or all of its obligations hereunder on behalf of the Company, provided, however, that if one Lock-Up Party is released, the other Lock-Up Parties shall also be similarly released to the same relative extent as the released Lock-Up Party.

4.    Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any Lock-Up Party or designee of any Lock-Up Party from serving on the Board of Directors of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such Person’s capacity as a director of the Company. Each Lock-Up Party is entering into this Agreement solely in its capacity as the owner of Company Securities following the consummation of the Business Combination.

5.    Termination. This Agreement shall terminate upon the expiration of the Lock-Up Period. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 5 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

6.    Miscellaneous.

6.1    Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order than the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.2    Non-survival. None of the covenants, obligations or other agreements in this Agreement or in any schedule, statement, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement.

6.3    Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 6.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 6.3 shall be void ab initio.

6.4    Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (1) the Company and (2) Lock-Up Parties holding 75% of the Company Common Shares (assuming the exercise and conversion of all then-outstanding Company Securities) that are then subject to this Agreement. Any such amendment shall be binding on all the Lock-Up Parties, provided that no amendment shall be binding upon any Lock-Up Party to the extent that it materially increases any obligation upon, or otherwise materially adversely changes the rights of, such Lock-Up Party, except upon the written consent of such Lock-Up Party.

6.5    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in the Court of King’s Bench of Alberta without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

6.6    Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (provided no “bounceback” or notice of non-delivery is received) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.6):

(i)    if to the Company, to:

Hammerhead Energy Inc.

2700, 525 8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Scott Sobie

Email: ssobie@hhres.com

with copies to:

Burnet, Duckworth & Palmer LLP

2400, 525 8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Bill Maslechko and Lindsay Cox

Email: wsm@bdplaw.com, lpc@bdplaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz and Ian M. Hazlett

Email: agivertz@paulweiss.com, ihazlett@paulweiss.com

(ii)    if to a Lock-Up Party, to the address for notice set forth on Schedule A hereto,

with a copy (which shall not constitute notice) to:

Burnet, Duckworth & Palmer LLP

2400, 525 8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Bill Maslechko and Lindsay Cox

Email: wsm@bdplaw.com, lpc@bdplaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz and Ian M. Hazlett

Email: agivertz@paulweiss.com, ihazlett@paulweiss.com

6.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in Court of King’s Bench of Alberta. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in the Province of Alberta, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the Province of Alberta as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in the Province of Alberta as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

6.9    Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

6.10    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.11    Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.12    Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

6.13    Further Assurances. At the request of the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.14    Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.15    Several Liability. The liability of any Lock-Up Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s covenants or agreements contained in this Agreement.

EXHIBIT D

FORM OF COMPANY CLOSING ARTICLES

[Attached]

ARTICLES OF AMALGAMATION

Business Corporations Act

(Alberta)

Section 185

1.	Name of Amalgamated Corporation:

HAMMERHEAD RESOURCES ULC

2.	The classes of shares, and any maximum number of shares that the Corporation is authorized to issue:

See Schedule “A” attached hereto

3.	Restriction on share transfers, if any:

See Schedule “B” attached hereto

4.	Number, or minimum and maximum number of directors:

Minimum of one (1); Maximum of eleven (11)

5.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None

6.	Other Provisions, if any:

See Schedule “C” attached hereto

7. Name of Amalgamating Corporations:	Corporate Access Number:

Hammerhead Resources Inc.	2020717266

2453729 Alberta ULC	2024537298

Name of Person Authorizing (please print)	Signature

Title (please print)	Date

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-ordinator for Alberta Registries, Research and Program Support, 3rd Floor, Commerce Place, 10155 – 102 Street, Edmonton, Alberta T5J 4L4, (780) 422-7330.

SCHEDULE “A”

The authorized capital of the Corporation shall consist of an unlimited number of Common Shares and an unlimited number of First Preferred Shares, issuable in series, which shares shall have the following rights, privileges, restrictions and conditions.

COMMON SHARES

Unlimited number of Common Shares without nominal or par value to which shares shall be attached the following rights (i) to vote at any meeting of shareholders of the Corporation; (ii) subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, to receive any dividend declared by the Corporation; and (iii) subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution.

FIRST PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the First Preferred Shares, as a class, shall be as follows:

1.	Issuance in Series

(a)

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors may at any time and from time to time issue the First Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

(b)

Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of First Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2.	Liquidation

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding up its affairs (such event referred to herein as a “Distribution”), holders of each series of First Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of First Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

3.	Dividends

The holders of each series of First Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of First Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

SCHEDULE “B”

No shares of the Corporation shall be transferred without the approval of the directors, provided that approval of any transfer of shares may be given as aforesaid after the transfer has been effected upon the records of the Corporation, in which event, unless the said approval stipulates otherwise, the said transfer shall be valid and shall take effect as from the date of its very entry upon the books of the Corporation.

SCHEDULE “C”

a.	The directors of the Corporation may, without authorization of the shareholders:

i.	borrow money on the credit of the Corporation;

ii.	issue, reissue, sell or pledge debt obligations of the Corporation;

iii.	subject to the Business Corporations Act (Alberta), give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and;

iv.	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

b.	The directors may, by resolution, delegate the powers referred to in section (a) hereof to a director, a committee of directors or an officer.

c.

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

d.	Meetings of the shareholders may be held at any place within or outside of Alberta.

e.

The liability of each of the shareholders of the unlimited liability corporation for any liability, act or default of the unlimited liability corporation is unlimited in extent and joint and several in nature.

EXHIBIT E

FORM OF NEW SPAC CLOSING ARTICLES

[Attached]

RESTATED ARTICLES OF INCORPORATION

Business Corporations Act

(Alberta)

Section 180

1. Name of Corporation: Hammerhead Energy Inc.	2. Corporate Access Number:

3.	The classes of shares and any maximum number of shares the corporation is authorized to issue:

The attached Schedule of Share Capital is incorporated into and forms part of this form.

4.	Restriction on Share Transfers (if any):

None.

5.	Number, or minimum and maximum number of directors:

Not less than Three (3) directors and not more than Eleven (11) directors.

6.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None.

7.	Other Provisions, if any:

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

The Restated Articles of Incorporation correctly set out above, and without substantive change represent, the Articles of Incorporation as amended and supersede the original Articles of Incorporation.

Name of Person Authorizing (please print)	Signature

Title (please print)	Date

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-ordinator for Alberta Registries, Research and Program Support, 3rd Floor, Commerce Place, 10155 – 102 Street, Edmonton, Alberta T5J 4L4, (780) 422-7330.

SCHEDULE OF SHARE CAPITAL

The authorized capital of the Corporation shall consist of:

(a)	one class of shares, to be designated as “Class A Common Shares”, in an unlimited number; and

(b)

one class of shares, to be designated as “First Preferred Shares”, issuable in series, to be limited in number to an amount equal to not more than 20% of the number of issued and outstanding Class A Common Shares at the time of issuance of any First Preferred Shares, such shares having attached thereto the following rights, privileges, restrictions and conditions.

CLASS A COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Class A Common Shares shall be as follows:

1.	Voting

The holders of the Class A Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class or series of shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Common Share.

2.	Dividends

Subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, the holders of the Class A Common Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

3.	Liquidation

Subject to the prior rights and privileges attached to any other class or series of shares of the Corporation, upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or any other distribution of its assets among its shareholders for the purpose of winding up its affairs (such event referred to herein as a “Distribution”), each holder of Class A Common Shares shall have the right to receive, in cash or other assets, for each Class A Common Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Common Shares held thereby, and shall rank equally with all holders of Class A Common Shares with respect to such Distribution.

FIRST PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the First Preferred Shares, as a class, shall be as follows:

1.	Issuance in Series

(a)

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors may at any time and from time to time issue the First Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

(b)

Subject to the filing of Articles of Amendment in accordance with the Act and the provisions, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of First Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2.	Dividends

The holders of each series of First Preferred Shares shall be entitled, in priority to holders of Class A Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of First Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

3.	Liquidation

In the event of a Distribution, holders of each series of First Preferred Shares shall be entitled, in priority to holders of Class A Common Shares and any other shares of the Corporation ranking junior to the First Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of First Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

SCHEDULE OF OTHER PROVISIONS

a.	The directors of the Corporation may, without authorization of the shareholders:

i.	borrow money on the credit of the Corporation;

ii.	issue, reissue, sell or pledge debt obligations of the Corporation;

iii.	subject to the Business Corporations Act (Alberta), give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and;

iv.	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

b.	The directors may, by resolution, delegate the powers referred to in section (a) hereof to a director, a committee of directors or an officer.

c.	Any meeting of the shareholders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

d.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

EXHIBIT F

FORM OF ARRANGEMENT RESOLUTION

[Attached]

ARRANGEMENT RESOLUTION

Form of Company Arrangement Resolution

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under section 193 of the Business Corporations Act (Alberta) (the “Act”) involving Hammerhead Resources Inc. (the “Company”), Decarbonization Plus Acquisition Corporation IV (“SPAC”), Hammerhead Energy Inc. (“NewCo”) and 2453729 Alberta ULC (“AmalCo”), all as more particularly described and set forth in the management information circular of the Company dated [●], 2022 (the “Company Information Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The plan of arrangement, involving the Company, SPAC, Newco and AmalCo (the “Plan of Arrangement”), the full text of which is set out in Exhibit “G” to the business combination agreement dated September [●], 2022, as it may be amended, modified or supplemented in accordance with its terms (the “Business Combination Agreement”), which is attached as Schedule “[●]” to the Company Information Circular, as the Plan of Arrangement may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.

The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement, and the actions of the officers of the Company in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved.

4.

The Company be and is hereby authorized to apply for a Final Order (as defined in the Business Combination Agreement) from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be or have been amended, modified or supplemented).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders: (i) to amend, modify, supplement or terminate the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.

Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to deliver to the Registrar of Corporations or Deputy Registrar of Corporations appointed under section 263 of the Act (the “Registrar”) the articles of arrangement, a certified copy of the Final Order and to execute and, if appropriate, deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.

Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.

Form of SPAC Arrangement Resolution

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under section 193 of the Business Corporations Act (Alberta) (the “Act”) involving Hammerhead Resources Inc. (the “Company”), Decarbonization Plus Acquisition Corporation IV (“SPAC”), Hammerhead Energy Inc. (“NewCo”) and 2453729 Alberta ULC (“AmalCo”), all as more particularly described and set forth in the Registration Statement / Proxy Statement of the SPAC dated [●], 2022 (the “SPAC Registration Statement / Proxy Statement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The plan of arrangement, involving the Company, SPAC, Newco and AmalCo (the “Plan of Arrangement”), the full text of which is set out in Exhibit “G” to the business combination agreement dated September [●], 2022 as it may be amended, modified or supplemented in accordance with its terms (the “Business Combination Agreement”), which is attached as Schedule “[●]” to the SPAC Registration Statement / Proxy Statement, as the Plan of Arrangement may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.

The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, the actions of the directors of the SPAC in approving the Arrangement, and the actions of the officers of the SPAC in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by the SPAC of its obligations thereunder, are hereby ratified and approved.

4.

The SPAC be and is hereby authorized to cooperate with and assist the Company in seeking the Final Order (as defined in the Business Combination Agreement) from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the SPAC Shareholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the SPAC are hereby authorized and empowered, at their discretion, without further notice to or approval of the SPAC Shareholders: (i) to amend, modify, supplement or terminate the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.

Any officer or director of the SPAC is hereby authorized and directed, for and on behalf of the SPAC, to make an application to the Court for an order approving the Arrangement and to deliver to the Registrar of Corporations or Deputy Registrar of Corporations appointed under section 263 of the Act (the “Registrar”) the articles of arrangement, a certified copy of the Final Order and to execute and, if appropriate, deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.

Any officer or director of the SPAC is hereby authorized and directed, for and on behalf of the SPAC, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.

EXHIBIT G

FORM OF PLAN OF ARRANGEMENT

[Attached]

Final Form

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 shall have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement shall have the meanings hereinafter set out:

“ABCA” means the Business Corporations Act (Alberta);

“Affected Securities” means, collectively, the Company Shares, the Company Options, the Company Warrants, the Company RSUs, the SPAC Shares, the SPAC Units, the SPAC Warrants, the NewCo Common Shares and the AmalCo Common Shares;

“Affected Securityholders” means, collectively, the Company Securityholders, the SPAC Securityholders, the AmalCo Shareholders and the NewCo Shareholders;

“AmalCo” means 2453729 Alberta ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta;

“AmalCo Common Shares” means common shares in the authorized share capital of AmalCo;

“AmalCo Shareholder” means a holder of AmalCo Common Shares;

“Amalgamated Company” has the meaning ascribed thereto in Section 3.2(h);

“Arrangement” means an arrangement under section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Effective Time” means 12:00:01 A.M. (Calgary time) on the Effective Date or such other time as the Company and SPAC may agree upon in writing;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under section 193(4.1) of the ABCA to be filed with the Registrar after the Final Order has been granted and all other conditions precedent to the Arrangement have been satisfied or waived, to give effect to the Arrangement;

“As-Converted Company Options” means the number of Company Class A Common Shares that are issuable upon the exercise of Company Options that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company Options if they were so exercised, in each case, assuming that the fair market value of one Company Class A Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00;

“As-Converted Company RSUs” means (A) the number of Company Class A Common Shares that are issuable upon the exercise of Company RSUs that are unexpired, issued and outstanding as of immediately prior to the Company Amalgamation Effective Time minus a number of Company Class A Common Shares with a fair market value equal to the aggregate exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of all Company RSUs if they were so exercised, in each case, assuming that the fair market value of one Class A Company Common Share equals (x) the Company Common Share Exchange Ratio multiplied by (y) $10.00; minus (B) 2,010,154 Company Class A Common Shares;

“As-Converted Company Series II Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series II Preferred Shares converted such shares in accordance with the Company Articles;

“As-Converted Company Series IX Preferred Shares” means, at any point of determination, the number of Company Common Shares (or Company Class A Common Shares, as applicable) issuable if all holders of Company Series IX Preferred Shares converted such shares in accordance with the Company Articles;

“Business Combination Agreement” means the business combination agreement made as of September 25, 2022 by and among the Company, NewCo, SPAC and AmalCo, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means any day on which the principal offices of the U.S. Securities & Exchange Commission in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the City of Calgary in Alberta, Canada (other than a Saturday, Sunday or public holiday in those cities); provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

“Certificate” means the first certificate or other proof of filing to be issued by the Registrar pursuant to section 193(11) or section 193(12) of the ABCA in respect of the Articles of Arrangement on the Effective Date;

“Closing” has the meaning given to such term in the Business Combination Agreement;

“Closing Conditions” means the conditions precedent set out in Article VII of the Business Combination Agreement;

“Closing Date” means the date on which Closing occurs which, for greater certainty, shall be, subject to the satisfaction or waiver of the Closing Conditions, one Business Day following the Effective Date;

“Closing Time” means 12:00:01 A.M. (Calgary time) on the Closing Date or such other time as the Company and SPAC may agree upon in writing;

“Code” means the United States Internal Revenue Code of 1986;

“Company” means Hammerhead Resources Inc., a corporation incorporated under the laws of the Province of Alberta;

“Company 2013 Warrant Consideration” means a cash payment of Cdn$0.028 per Company 2013 Warrant;

“Company 2013 Warrantholders” means, collectively, the holders of Company 2013 Warrants as of the Closing Time;

“Company 2020 Warrantholders” means, collectively, the holders of Company 2020 Warrants as of the Closing Time;

“Company 2013 Warrants” means the 6,000,000 warrants to purchase Company Common Shares issuable pursuant to that certain warrant indenture dated May 1, 2013 by and between the Company and Olympia Trust Company;

“Company 2020 Warrants” means the (i) 33,721,985 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated June 17, 2020 by and between the Company and Riverstone V Investment Management Coöperatief U.A. (formerly, Riverstone V EMEA Holdings Coöperatief U.A.); and (ii) the 1,298,296 warrants to purchase Company Common Shares issuable pursuant to that certain warrant certificate dated December 8, 2020 by and between the Company and HV RA II LLC;

“Company Amalgamation” has the meaning ascribed thereto in Section 3.2(h);

“Company Amalgamation Effective Time” has the meaning ascribed thereto in Section 3.2(h);

“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Shareholders Meeting;

“Company Articles” means the articles of amalgamation of the Company dated October 1, 2017, as may be amended from time to time, including pursuant to Section 3.2(a);

“Company Closing Articles” means the articles substantially in the form attached as Exhibit D to the Business Combination Agreement;

“Company Class A Common Shares” has the meaning ascribed thereto in Section 3.2(a);

“Company Class B Common Shares” has the meaning ascribed thereto in Section 3.2(a);

“Company Common Share Exchange Ratio” means the quotient obtained by (A) dividing (i) the Company Residual Equity Value by (ii) the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by (C) the Fully-Diluted Company Common Shares;

“Company Common Shares” means the common shares in the authorized share capital of the Company;

“Company Dissent Rights” has the meaning ascribed to such term in Section 4.1;

“Company Dissenting Shareholder” means a registered holder of Company Shares who dissents in respect of the Company Arrangement Resolution in strict compliance with the Company Dissent Rights, and who is ultimately entitled to be paid fair value for their Company Shares;

“Company Optionholders” means, at any time, the holders of Company Options;

“Company Options” means all options to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Option Plan;

“Company Preferred Shares” means, collectively, the Company Series I Preferred Share, the Company Series II Preferred Shares, the Company Series III Preferred Shares, the Company Series IV Preferred Share, the Company Series VI Preferred Shares, the Company Series VII Preferred Shares, the Company Series VIII Preferred Share and the Company Series IX Preferred Shares;

“Company Residual Equity Value” means the Company Valuation minus (i) the Company Series VII Preferred Share Liquidation Preference, (ii) the Company Series III Preferred Share Liquidation Preference and (iii) $40;

“Company RSUs” means all share awards to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Share Award Plan;

“Company Securityholders” means, collectively, the Company Shareholders, the Company Warrantholders, the Company Optionholders and holders of Company RSUs;

“Company Series I Preferred Share” means the Series I First Preferred Share in the authorized share capital of the Company;

“Company Series II Preferred Share Exchange Ratio” means 1.13208;

“Company Series II Preferred Shares” means the Series II First Preferred Shares in the authorized share capital of the Company;

“Company Series III Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series III Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series III Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time;

“Company Series III Preferred Share Liquidation Preference” means $179,631,775.98;

“Company Series III Preferred Shares” means the Series III First Preferred Shares in the authorized share capital of the Company;

“Company Series IV Preferred Share” means the Series IV First Preferred Share in the authorized share capital of the Company;

“Company Series VI Preferred Shares” means the Series VI First Preferred Shares in the authorized share capital of the Company;

“Company Series VII Preferred Share Exchange Ratio” means the quotient obtained by (A) dividing the Company Series VII Preferred Share Liquidation Preference by the Issue Price, and then (B) by further dividing the resulting number of New SPAC Class A Common Shares established in (A) above by the number of Company Series VII Preferred Shares issued and outstanding immediately prior the Company Amalgamation Effective Time;

“Company Series VII Preferred Share Liquidation Preference” means $130,603,883.57;

“Company Series VII Preferred Shares” means the Series VII First Preferred Shares in the authorized share capital of the Company;

“Company Series VIII Preferred Share” means the Series VIII First Preferred Share in the authorized share capital of the Company;

“Company Series IX Preferred Shares” means the Series IX First Preferred Shares in the authorized share capital of the Company;

“Company Shareholders” means, collectively, at any time, the holders of Company Shares as of any determination time prior to the Closing;

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed or otherwise advisable approve, the Arrangement Resolution;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares;

“Company Valuation” means $882,092,851.88;

“Company Warrant Settlement” means the cashless exercise or exchange, as applicable, of the Company Warrants in accordance with Section 3.2(g);

“Company Warrantholders” means, at any time, the holders of Company Warrants outstanding at such time;

“Company Warrants” means, collectively, the Company 2013 Warrants and the Company 2020 Warrants;

“Court” means the Alberta Court of King’s Bench;

“Effective Date” means the date on which the Articles of Arrangement are filed with the Registrar;

“Employee Borrowers” means the four management employees who received loans from the Company in the aggregate principal amount of Cdn$5,793,000 pursuant to amended and restated limited recourse loan, pledge, call option and security agreements dated February 18, 2020;

”Exchange Agent” means the exchange agent appoint by NewCo in accordance with the terms of the Business Combination Agreement;

“Final Order” means the final order of the Court pursuant to section 193 of the ABCA, approving the Arrangement, in a form acceptable to SPAC and the Company, as such order may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended, on appeal, provided that any such affirmation or amendment is acceptable to each of SPAC and the Company, each acting reasonably;

“Fully-Diluted Company Common Share Price” means the quotient obtained by dividing (A) the Company Residual Equity Value by (B) the Fully-Diluted Company Common Shares;

“Fully-Diluted Company Common Shares” means the sum of (i) the As-Converted Company Series II Preferred Shares, (ii) the As-Converted Company Series IX Preferred Shares, (iii) the As-Converted Company Options, (iv) the As-Converted Company RSUs, and (v) the number of Company Class A Common Shares and Company Class B Common Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time, including, for greater certainty, any Company Class A Common Shares issued in connection with the Company Warrant Settlement;

“holder”, when used with reference to any securities of a Person, means the holder of such securities shown from time to time in the securities register maintained by or on behalf of such Person in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.02 of the Business Combination Agreement and made pursuant to section 193 of the ABCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of SPAC and the Company;

“Issue Price” means the deemed issue price of the New SPAC Class A Common Shares to be issued in connection with the Company Amalgamation, which shall be $10.00 per New SPAC Class A Common Share;

“Letter of Transmittal” means (i) a letter of transmittal to be sent by the Company to Company Shareholders and/or (ii) a letter of transmittal to be sent by the Company to the Company Warrantholders; in each case, in connection with the Arrangement;

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), or (iii) any contract granting or creating anything referred to in the foregoing clause (ii);

“Lock-Up Agreement” means the lock-up agreement substantially in the form attached as Exhibit C to the Business Combination Agreement;

“Lock-Up Shareholders” means the persons and entities listed in Schedule D to the Business Combination Agreement;

“New SPAC” has the meaning ascribed thereto in Section 3.1(a);

“New SPAC Articles” means the articles in substantially the form attached as Exhibit B to the Business Combination Agreement;

“New SPAC Class A Common Shares” has the meaning ascribed thereto in Section 3.1(a)(xiii);

“New SPAC Class B Common Shares” has the meaning ascribed thereto in Section 3.1(a)(xiv);

“New SPAC Closing Articles” means the articles in substantially the form attached as Exhibit E to the Business Combination Agreement;

“NewCo” means Hammerhead Energy Inc., a corporation incorporated under the laws of the Province of Alberta;

“NewCo Common Shares” means common shares in the authorized share capital of NewCo;

“NewCo Shareholders” means holders of NewCo Common Shares;

“NIB Notes” has the meaning ascribed thereto in Section 3.2(c);

“Post-Closing Directors” means the individuals set forth in Exhibit A to this Plan of Arrangement;

“Redeeming SPAC Shareholder” has the meaning ascribed thereto in Section 3.2(l);

“Redemption Amount” has the meaning ascribed thereto in Section 3.2(l);

“Redemption Rights” means the redemption rights attached to New SPAC Class A Common Shares set out in the New SPAC Articles;

“Redemption Shares” has the meaning ascribed thereto in Section 3.2(l);

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA;

“SPAC” means Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company which shall be a corporation continued under the ABCA prior to the Closing Date;

“SPAC Amalgamation” has the meaning ascribed thereto in Section 3.1(a);

“SPAC Class A Common Shares” means the Class A common shares in the authorized share capital of SPAC;

“SPAC Class B Common Shares” means the Class B common shares in the authorized share capital of SPAC;

“SPAC Securityholders” means, collectively, the SPAC Shareholders, the SPAC Warrantholders and the SPAC Unitholders;

“SPAC Shareholders” means, at any time, the holders of SPAC Shares issued and outstanding at such time;

“SPAC Shares” means, collectively, SPAC Class A Common Shares and SPAC Class B Common Shares;

“SPAC Unit” means one SPAC Class A Common Share and one-half of one SPAC Warrant;

“SPAC Unitholders” means, at any time, the holders of SPAC Units outstanding at such time;

“SPAC Warrantholders” means, at any time, the holders of SPAC Warrants outstanding at such time;

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Common Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Common Share at an exercise price of $11.50;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Withholding Agent” has the meaning ascribed to such term in Section 6.2.

1.2	Interpretation

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)

the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)

time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end;

(c)

the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)	all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2

BUSINESS COMBINATION AGREEMENT AND BINDING EFFECT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 193 of the ABCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate, shall become effective commencing at the Arrangement Effective Time and shall be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders (including Company Dissenting Shareholders), SPAC, NewCo, the Company, AmalCo, the Employee Borrowers, the Lock-Up Shareholders and New SPAC from and after the Arrangement Effective Time.

2.3	Filing of Articles of Arrangement

The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the steps, events or transactions set out in Section 3.1 and, subject to the satisfaction or waiver of the Closing Conditions, Section 3.2, have become effective in the sequence and at the times set out therein.

ARTICLE 3

ARRANGEMENT

3.1	Effective Date Transactions

Commencing at the Arrangement Effective Time on the Effective Date, the following transactions shall occur and shall be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)

SPAC shall amalgamate with NewCo (the “SPAC Amalgamation”) to form one corporate entity (“New SPAC”) with the same effect as if they had amalgamated under section 181 of the ABCA, except that the separate legal existence of NewCo shall not cease and NewCo shall survive the SPAC Amalgamation as New SPAC notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new corporate access number to New SPAC (and for the avoidance of doubt, the SPAC Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, be governed by subsections 87(1), 87(2), 87(4) and 87(5) of the Tax Act, as applicable, and qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code), and upon the SPAC Amalgamation becoming effective:

(i)	without limiting the generality of the foregoing, NewCo shall survive the SPAC Amalgamation as New SPAC;

(ii)

the properties, rights and interests of NewCo shall continue to be the properties, rights and interests of New SPAC provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of NewCo to New SPAC;

(iii)

the separate legal existence of SPAC shall cease without SPAC being liquidated or wound up, and the property, rights and interests of SPAC shall become the property, rights and interests of New SPAC provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of SPAC to New SPAC;

(iv)	New SPAC shall continue to be liable for the obligations of each of SPAC and NewCo;

(v)	any existing cause of action, claim or liability to prosecution is unaffected by the SPAC Amalgamation;

(vi)	a civil, criminal or administrative action or proceeding pending by or against either NewCo or SPAC prior to the SPAC Amalgamation may be continued to be prosecuted by or against New SPAC;

(vii)	a conviction against, or a ruling, order or judgment in favour of or against, either NewCo or SPAC may be enforced by or against New SPAC;

(viii)	the name of New SPAC shall be Hammerhead Energy Inc.;

(ix)	the registered office of New SPAC shall be the registered office of SPAC;

(x)	the articles of amalgamation of New SPAC shall be the New SPAC Articles and the certificate of amalgamation of New SPAC is deemed to be the certificate of incorporation of New SPAC;

(xi)	the by-laws of New SPAC shall be the bylaws of NewCo;

(xii)

the size of the board of directors of New SPAC shall be nine directors, and the directors of SPAC shall be the current directors of New SPAC, to hold office until the next annual meeting of the shareholders of New SPAC or until their successors are elected or appointed;

(xiii)

each SPAC Class A Common Share outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one fully paid and non-assessable Class A common share in the authorized share capital of New SPAC (a “New SPAC Class A Common Share”), the holders of the SPAC Class A Common Shares so exchanged shall be added as registered holders of New SPAC Class A Common Shares on the securities register of New SPAC, and each SPAC Class A Common Share so exchanged shall be, and shall be deemed to be, cancelled without any repayment of capital;

(xiv)

each SPAC Class B Common Share outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one fully paid and non-assessable Class B common share in the authorized share capital of New SPAC (a “New SPAC Class B Common Share”), the holders of the SPAC Class B Common Shares so exchanged shall be added as registered holders of New SPAC Class B Common Shares on the securities register of New SPAC, and each SPAC Class B Common Share so exchanged shall be, and shall be deemed to be, cancelled without any repayment of capital;

(xv)

each NewCo Common Share outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one New SPAC Class A Common Share, the holders of the NewCo Common Shares so exchanged shall be added as registered holders of New SPAC Class A Common Shares on the securities register of New SPAC, and each NewCo Common Share so exchanged shall be, and shall be deemed to be, cancelled without any repayment of capital;

(xvi)

there shall be added to the stated capital of the New SPAC Class A Common Shares, in respect of the New SPAC Class A Common Shares issued by New SPAC to the former holders of SPAC Class A Common Shares and NewCo Common Shares, an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the SPAC Class A Common Shares and NewCo Common Shares immediately prior to such exchange;

(xvii)

there shall be added to the stated capital of the New SPAC Class B Common Shares, in respect of the New SPAC Class B Common Shares issued by New SPAC to the former holders of SPAC Class B Common Shares, an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the SPAC Class B Common Shares immediately prior to such exchange;

(xviii)

each SPAC Warrant outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one warrant to acquire one New SPAC Class A Common Share (a “New SPAC Warrant”), and each SPAC Warrant so exchanged shall be, and shall be deemed to be, cancelled. Each New SPAC Warrant shall continue to be governed by the terms of the SPAC Warrant Agreement, any restriction on the exercise of any SPAC Warrant so replaced shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to such SPAC Warrant shall otherwise remain unchanged as a result of the replacement of such SPAC Warrant; and

(xix)

each SPAC Unit outstanding immediately prior to the SPAC Amalgamation shall be exchanged for one unit of New SPAC representing one New SPAC Class A Common Share and one-half of one New SPAC Warrant (a “New SPAC Unit”), and each SPAC Unit so exchanged shall be, and shall be deemed to be, cancelled.

(b)

no certificates will be issued to represent the New SPAC Class A Common Shares, New SPAC Class B Common Shares or New SPAC Warrants and the certificates formerly representing the SPAC Class A Common Shares, SPAC Class B Common Shares, NewCo Common Shares and SPAC Warrants shall, following the Arrangement Effective Time, be deemed to represent the New SPAC Class A Common Shares, New SPAC Class B Common Shares and New SPAC Warrants, respectively; and

(c)

the New SPAC Class A Common Share issued to the Company in exchange for its NewCo Common Share pursuant to the SPAC Amalgamation shall be purchased by New SPAC in consideration for the payment by New SPAC to the Company of $10.00, the Company shall be removed as a registered holder of New SPAC Class A Common Shares on the securities register of New SPAC and the New SPAC Class A Common Share so purchased shall be, and shall be deemed to be, cancelled.

3.2	Closing Date Transactions

Following completion of the steps set out in Section 3.1 and subject to the satisfaction or waiver of the Closing Conditions, the transactions set out in this Section 3.2 shall occur starting at the Closing Time and thereafter shall be deemed to occur in successive five minute intervals in the order set out below without any further authorization, act or formality required on the part of any Person. For greater certainty, in the event the Closing Conditions are not satisfied or waived, the Arrangement shall be deemed to be complete upon the occurrence of the steps set out in Section 3.1 and the transactions set out in this Section 3.2 shall not occur:

(a)

the Company Articles shall be amended to authorize a new class of common shares in the capital of the Company having the rights, privileges and restrictions set forth in Exhibit B to this Plan of Arrangement (the “Company Class B Common Shares”) and concurrently, all of the issued and outstanding Company Common Shares shall be re-designated as class A common shares in the capital of the Company (the “Company Class A Common Shares”);

(b)

each Company Class A Common Share held by the Employee Borrowers shall be, and shall be deemed to be transferred to, and acquired by, the Company (free and clear of any Liens) in exchange for one fully paid and non-assessable Company Class B Common Share and:

(i)	each Company Class A Common Share so transferred to, and acquired by, the Company shall be, and shall be deemed to be, cancelled without any repayment of capital;

(ii)	each Employee Borrower shall cease to have any rights as a registered holder of Company Class A Common Shares; and

(iii)

an amount equal to the aggregate stated capital of all Company Class A Common Shares transferred to the Company pursuant to Section 3.2(b) shall be added to the stated capital of the Company Class B Common Shares;

(c)

the stated capital of the Company Class B Common Shares shall be reduced by an aggregate amount equal to the product of the Fully-Diluted Company Common Share Price multiplied by the number of issued and outstanding Company Class B Common Shares, and the Company shall satisfy such reduction in stated capital by issuing a non-interest bearing demand promissory note to each of the Employee Borrowers, with a principal amount equal to the product of the Fully-Diluted Company Common Share Price multiplied by the number of issued and outstanding Class B Common Shares held by the respective Employee Borrower (the “NIB Notes”), and the aggregate principal amounts of the NIB Notes shall equal the aggregate stated capital reduction amount;

(d)

the amount owing by the Company to each Employee Borrower pursuant to the NIB Notes shall be set-off against the amount owing by each Employee Borrower to the Company pursuant to certain loan agreements between the Company and each Employee Borrower, and all amounts owing by the Employee Borrowers to the Company shall be settled and discharged;

(e)

each New SPAC Class B Common Share outstanding immediately prior to the Closing Date shall be exchanged for one fully paid and non-assessable New SPAC Class A Common Share and the holders of the New SPAC Class B Common Shares shall cease to have any rights as the registered holders of New SPAC Class B Common Shares;

(f)

each Company Share held by a Company Dissenting Shareholder shall be, and shall be deemed to be, surrendered to the Company by the holder thereof, and each such Company Share so surrendered shall be cancelled and thereupon each such Company Dissenting Shareholder shall cease to have any rights as a holder of such Company Shares other than a claim against the Company in an amount determined and payable in accordance with Article 4, and the name of such Company Dissenting Shareholder shall be removed as the registered holder of such Company Shares from the securities register of the Company;

(g)	in respect of the Company Warrants outstanding immediately prior to the Closing Time:

(i)

each Company 2013 Warrant shall be, and shall be deemed to be, exchanged for the Company 2013 Warrant Consideration and the holder of each such Company 2013 Warrant shall be removed as the holder from the register of Company 2013 Warrants maintained by or on behalf of the Company;

(ii)

each Company 2020 Warrant shall be, and shall be deemed to be, exercised on a cashless basis for a number of Company Class A Common Shares determined by the formula (A-B)/A, where A is equal to the Fully-Diluted Company Common Share Price and B is equal to the applicable exercise price (determined with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) of such Company 2020 Warrant, the holder of each such Company 2020 Warrant shall be removed as the holder from the register of Company 2020 Warrants maintained by or on behalf of the Company, and the Company shall update the register of Company Class A Common Shares maintained by or on behalf of the Company to reflect the number of Company Class A Common Shares issued to the holder upon the cashless exercise of such Company 2020 Warrant;

(h)

immediately following step (g) above (the “Company Amalgamation Effective Time”), the Company shall amalgamate with and into AmalCo (the “Company Amalgamation”) to form one unlimited liability corporation (the “Amalgamated Company”) (and for the avoidance of doubt, the Company Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable, and qualify as a “reorganization” within the meaning of Section 368(a) of the Code), and upon the Company Amalgamation becoming effective:

(i)

the separate legal existence of AmalCo and the Company shall cease without AmalCo or the Company being liquidated or wound up, and the property, rights and interests of AmalCo and the Company shall become the property, rights and interests and obligations of the Amalgamated Company provided the Company Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of AmalCo or the Company to the Amalgamated Company;

(ii)	the Amalgamated Company shall continue to be liable for the liabilities and obligations of each of AmalCo and the Company;

(iii)	any existing cause of action, claim or liability to prosecution is unaffected by the Company Amalgamation;

(iv)

a civil, criminal or administrative action or proceeding pending by or against either AmalCo or the Company prior to the Company Amalgamation may be continued to be prosecuted by or against the Amalgamated Company;

(v)	a conviction against, or a ruling, order or judgment in favour of or against, either AmalCo or the Company may be enforced by or against the Amalgamated Company;

(vi)	the name of the Amalgamated Company shall be Hammerhead Resources ULC;

(vii)	the registered office of the Amalgamated Company shall be the same registered office as the Company;

(viii)

the articles of amalgamation of the Amalgamated Company shall be the Company Closing Articles and the certificate of amalgamation of the Amalgamated Company is deemed to be the certificate of incorporation of the Amalgamated Company;

(ix)	the by-laws of the Amalgamated Company shall be the same as the by-laws of AmalCo;

(x)

the size of the board of directors of the Amalgamated Company shall be three directors, and Scott Sobie, Robert Tichio and Mike Kohut shall be the initial directors of the Amalgamated Company, to hold office until the next annual meeting of the shareholders of the Amalgamated Company or until their successors are elected or appointed;

(xi)	in respect of the Company Preferred Shares:

(A)

each Company Series IX Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series IX Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Common Share Exchange Ratio and the holders of the Company Series IX Preferred Shares shall cease to have any rights as the registered holders of Company Series IX Preferred Shares;

(B)

each Company Series VIII Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series VIII Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series VIII Preferred Shares shall cease to have any rights as the registered holders of Company Series VIII Preferred Shares;

(C)

each Company Series VII Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series VII Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Series VII Preferred Share Exchange Ratio and the holders of the Company Series VII Preferred Shares shall cease to have any rights as the registered holders of Company Series VII Preferred Shares;

(D)

each Company Series VI Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series VI Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series VI Preferred Shares shall cease to have any rights as the registered holders of Company Series VI Preferred Shares;

(E)

each Company Series IV Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series IV Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series IV Preferred Shares shall cease to have any rights as the registered holders of Company Series IV Preferred Shares;

(F)

each Company Series III Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series III Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Series III Preferred Share Exchange Ratio and the holders of the Company Series III Preferred Shares shall cease to have any rights as the registered holders of Company Series III Preferred Shares;

(G)

each Company Series II Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series II Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the product of (i) the Company Series II Preferred Share Exchange Ratio and (ii) the Company Common Share Exchange Ratio, and the holders of the Company Series II Preferred Shares shall cease to have any rights as the registered holders of Company Series II Preferred Shares; and

(H)

each Company Series I Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Series I Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for one New SPAC Class A Common Share and the holders of the Company Series I Preferred Shares shall cease to have any rights as the registered holders of Company Series I Preferred Shares;

(xii)

each Company Option outstanding immediately prior to the Company Amalgamation Effective Time shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company Option multiplied by (2) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company Option (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio;

(xiii)

each Company RSU outstanding immediately prior to the Company Amalgamation Effective Time shall be exchanged for an option to acquire a number of New SPAC Class A Common Shares (rounded down to the nearest whole share) equal to (1) the number of Company Class A Common Shares subject to the applicable Company RSU multiplied by (2) the Company Common Share Exchange Ratio, at a per share exercise price (rounded up to the nearest cent) equal to (x) the per share exercise price for the Company Class A Common Shares subject to the applicable Company RSU (determined in US dollars with reference to the US dollar to Canadian dollar exchange rate reported by the Bank of Canada on September 23, 2022 of 1.357) divided by (y) the Company Common Share Exchange Ratio;

(xiv)

each Company Class A Common Share and Company Class B Common Share outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Class A Common Share and Company Class B Common Share in respect of which the holder exercises Company Dissent Rights) shall be exchanged for such number of New SPAC Class A Common Shares as is equal to the Company Common Share Exchange Ratio and the holders of the Company Class A Common Shares and Company Class B Common Shares shall cease to have any rights as the registered holders of Company Class A Common Shares and Company Class B Common Shares, and each holder of the Company Class A Common Shares and Company Class B Common Shares shall be added as a registered holder of New SPAC Class A Common Shares on the securities register of New SPAC;

(xv)

an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Class A Common Shares, Company Class B Common Shares and Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Class A Common Share, Company Class B Common Share and Company Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be added to the stated capital of the New SPAC Class A Common Shares;

(xvi)

each AmalCo Common Share outstanding immediately prior to the Company Amalgamation Effective Time shall be exchanged for one common share in the authorized share capital of the Amalgamated Company; and

(xvii)

an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the AmalCo Common Shares, the Company Class A Common Shares, Company Class B Common Shares and the Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for avoidance of doubt, any Company Class A Common Share, Company Class B Common Share and Company Preferred Share in respect of which the holder exercises Company Dissent Rights) shall be added to the stated capital of the common shares of the Amalgamated Company;

(i)	New SPAC and each of the Lock-Up Shareholders shall be deemed to be party to and bound by the Lock-Up Agreement;

(j)	the Articles of New SPAC shall be amended and restated substantially in the form of the New SPAC Closing Articles;

(k)

the directors of New SPAC immediately prior to the Company Amalgamation Effective Time shall be deemed to have resigned and be replaced by the Post-Closing Directors, to hold office until the next annual meeting of the shareholders of New SPAC or until their successors are elected or appointed;

(l)

each then issued and outstanding New SPAC Class A Common Share held by a holder (the “Redeeming SPAC Shareholder”) who has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed by New SPAC in consideration for an amount in cash per Redemption Share calculated in accordance the Redemption Rights (the “Redemption Amount”), the holder of the Redemption Shares so redeemed shall cease to have any rights as the registered holder of such Redemption Shares (other than the right to receive the applicable Redemption Amount) and shall be removed as a registered holder of such Redemption Shares on the securities register of New SPAC, and each Redemption Share so redeemed shall be, and shall be deemed to be, cancelled; and

(m)

if the New SPAC Class A Common Share and New SPAC Warrants comprising a single New SPAC Unit have not been detached so as to permit separate transferability or trading thereof prior to the Company Amalgamation Effective Time, then effective at the Company Amalgamation Effective Time, any and all New SPAC Units outstanding immediately prior to the Company Amalgamation Effective Time shall be automatically detached and broken out into their constituent parts, such that a holder of one New SPAC Unit shall thereupon hold one New SPAC Class A Common Share and one-half of one New SPAC Warrant.

Subject to the satisfaction or waiver of the Closing Conditions, the transactions provided for in this Section 3.2 shall be deemed to occur on the Closing Date in the order set out above notwithstanding that certain of the procedures related hereto are not completed until after the Closing Date (and provided that none of the foregoing shall occur or shall be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing shall be deemed to occur without further act or formality).

ARTICLE 4

DISSENT RIGHTS

4.1

Pursuant to the Interim Order, a registered holder of Company Shares may exercise dissent rights with respect to the Company Shares held by such holder (“Company Dissent Rights”) in connection with the Arrangement pursuant to and in accordance section 191 of the ABCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.1; provided that the written notice of dissent to the Company Arrangement Resolution contemplated by section 191(5) of the ABCA must be sent to and received by the Company not later than 5:00 P.M. (Calgary time) on the Business Day that is two (2) Business Days before the Company Shareholders Meeting. Company Shareholders who exercise Company Dissent Rights and who:

(a)

are ultimately determined to be entitled to be paid fair value from the Company for the Company Shares in respect of which they have exercised Company Dissent Rights, will, notwithstanding anything to the contrary contained in Section 191 of the ABCA, be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.2(f) in consideration of such fair value, and in no case will the Amalgamated Company, New SPAC or any other Person be required to recognize such holders as holders of Company Shares after the Closing Time, and each Company Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Company Dissenting Shareholder has exercised Company Dissent Rights and the securities register of the Company shall be amended to reflect that such former holder is no longer the holder of such Company Shares as at and from the Closing Time; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which they have exercised Company Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Company Dissent Rights.

4.2

For greater certainty, in addition to any other restrictions in the Interim Order and under Section 191 of the ABCA, none of the following shall be entitled to exercise Company Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Company Arrangement Resolution; (ii) the holders of Company Options and Company RSUs; and (iii) any other Person who is not a registered holder of Company Shares as of the record date for the Company Shareholders Meeting. A person may only exercise Company Dissent Rights in respect of all, and not less than all, of such person’s Company Shares.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1	At or before the Closing Time:

(a)

New SPAC shall deposit, or cause to be deposited, in escrow with the Exchange Agent, for the benefit of and to be held on behalf of the Company Securityholders entitled to receive New SPAC Class A Common Shares pursuant to Section 3.2(h), certificates representing, or other evidence regarding the issuance of, the New SPAC Class A Common Shares that such Company Securityholders are entitled to receive under the Arrangement (calculated without reference to whether any Company Shareholder has exercised Company Dissent Rights); and

(b)

the Company shall deposit, or cause to be deposited, in escrow with the Exchange Agent, for the benefit of and to be held on behalf of the Company 2013 Warrantholders, Cdn$168,000 representing the aggregate Company 2013 Warrant Consideration.

5.2

Upon the surrender to the Exchange Agent of a certificate (or where applicable, confirmation of book-entry only entries) which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares or Company Warrants, as applicable, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Exchange Agent may reasonably require, the Exchange Agent shall deliver: (i) with respect to a Company Shareholder or a Company 2020 Warrantholder, book-entry only entries representing the New SPAC Class A Common Shares that such Company Securityholder is entitled to receive under the Arrangement; and (ii) with respect to a Company 2013 Warrantholder, payment by cheque or wire transfer representing the aggregate Company 2013 Warrant Consideration that such Company 2013 Warrantholder is entitled to receive under the Arrangement, in each case, less any amounts required to be withheld pursuant to Section 6.2.

5.3

Until surrendered as contemplated by this Article 5, each certificate which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares or Company Warrants shall be deemed at all times after the Company Amalgamation Effective Time to represent only the right to receive upon such surrender the New SPAC Class A Common Shares or Company 2013 Warrant Consideration (as applicable) which such holder is entitled to receive pursuant to Section 5.2.

5.4

Any certificate formerly representing Company Shares or Company Warrants that is not deposited, together with all other documents required hereunder, on or before the last Business Day before the third anniversary of the Closing Date, and any right or claim by or interest of any kind or nature, including the right of a former Company Shareholder or Company Warrantholder to receive certificates (or where applicable, confirmation of book-entry only entries) representing New SPAC Class A Common Shares or the Company 2013 Warrant Consideration to which such holder is entitled pursuant to the Arrangement, shall terminate and be deemed to be surrendered and forfeited to New SPAC for no consideration and in respect of such forfeited New SPAC Class A Common Shares, such New SPAC Class A Common Shares shall be cancelled.

5.5

No Company Shareholder or Company Warrantholder shall be entitled to receive any consideration with respect to the Company Shares or the Company Warrants other than the consideration to which such holder is entitled to receive under the Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividend, premium or other payment in connection therewith.

5.6

All dividends payable with respect to any New SPAC Class A Common Shares allotted and issued pursuant to this Plan of Arrangement for which a certificate has not been issued shall be paid or delivered to the Exchange Agent to be held by the Exchange Agent in trust for the registered holder thereof. The Exchange Agent shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Exchange Agent in such form as the Exchange Agent may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

5.7

In no event shall any Person be entitled to a fractional New SPAC Class A Common Share. Where the aggregate number of New SPAC Class A Common Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a New SPAC Class A Common Share being issuable, the number of New SPAC Class A Common Shares to be received by such Person shall be rounded up or down to the nearest whole New SPAC Class A Common Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Cash payments to the Company 2013 Warrantholders will be rounded up to the nearest nearest cent.

5.8

If any certificate which immediately prior to the Company Amalgamation Effective Time represented one or more outstanding Company Shares or Company Warrants that were transferred pursuant to this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will pay and deliver, in exchange for such lost, stolen or destroyed certificate, the New SPAC Class A Common Shares or Company 2013 Warrant Consideration which such holder is entitled to receive pursuant to Section 5.2, less any amounts required to be withheld pursuant to Section 6.2. When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to New SPAC and the Exchange Agent in such sum as New SPAC may direct, or otherwise indemnify New SPAC and the Exchange Agent in a manner satisfactory to New SPAC and the Exchange Agent, against any claim that may be made against New SPAC or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.9

Following the Closing Time, New SPAC shall prepare a register of the holders of options to acquire New SPAC Class A Common Shares issued pursuant to Section 3.2(h)(xii) and 3.2(h)(xiii). Such register shall contain the name and address of each holder, the number of New SPAC Class A Common Shares which are subject to the option, the per share exercise price and the expiry date of such option.

ARTICLE 6

EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1

From and after the Arrangement Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, the Employee Borrowers, the Lock-Up Shareholders, SPAC, NewCo, AmalCo, and any transfer agent or other exchange agent therefor in relation thereto (including the Exchange Agent), shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2

SPAC, New SPAC, the Company and, in each case, their Affiliates (each, a “Withholding Agent”), shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Plan of Arrangement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, the Tax Act, or other provision of U.S. state, local or non-U.S. Tax Law; provided, that, except with respect to withholding or deducting on any amounts treated as compensation for services, if the applicable Withholding Agent determines that any payment, issuance or transfer to any owners of the Company or SPAC hereunder is subject to deduction and/or withholding, then such Withholding Agent shall use reasonable best efforts to (i) provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The applicable Withholding Agent is hereby authorized to dispose of such portion of any share or other security payable, issuable or transferable pursuant to this Plan of Arrangement as is necessary to provide sufficient funds to such Withholding Agent to enable it to comply with such deduction and withholding requirement and such Withholding Agent shall use commercially reasonable efforts to notify the other Person of such disposition and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the Person entitled to receive such consideration. SPAC, New SPAC, the Company and AmalCo agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as the Withholding Agent reasonably determines. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made. To the extent a Withholding Agent becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Plan of Arrangement, the Withholding Agent shall notify the other Person as soon as reasonably practicable, and such Person shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

ARTICLE 7

AMENDMENTS

7.1

The Company and SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must: (a) be set out in writing; (b) be approved by the Company and SPAC, each acting reasonably; (c) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court; and (d) be communicated to the Affected Securityholders if and as required by the Court.

7.2

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or SPAC at any time prior to the Company Shareholders Meeting or the SPAC Shareholders Meeting (provided that the Company or SPAC shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting or the SPAC Shareholders Meeting, as applicable (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

7.3

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting shall be effective only if: (a) it is consented to in writing by each of the Company and SPAC (in each case, acting reasonably); and (b) if required by the Court, it is consented to by some or all of the Company Securityholders or SPAC Securityholders voting in the manner directed by the Court.

7.4

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by New SPAC, provided that it concerns a matter which, in the reasonable opinion of New SPAC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

7.5	This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the Business Combination Agreement.

ARTICLE 8

FURTHER ASSURANCES

8.1

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Final Form

EXHIBIT A

POST-CLOSING DIRECTORS1

[1]	Note: Names and addresses of six individuals to be designated by the Company and one individual to be designated by SPAC prior to the Closing Time to be inserted in this Exhibit A.

Final Form

EXHIBIT B

CLASS B COMMON SHARES

CLASS B COMMON SHARES

Unlimited number of Class B Common Shares without nominal or par value to which shares shall be attached the following rights (i) to vote at any meeting of shareholders of the Corporation; (ii) to receive any dividend declared by the Corporation; and (iii) to receive the remaining property of the Corporation upon dissolution.

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among Hammerhead Energy Inc., an Alberta corporation (such entity, following the Business Combination (as defined below), the “Company”), Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on August 10, 2021, Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (the “SPAC”), the Sponsor and certain other security holders named therein (the “SPAC Holders”) entered into that certain Registration Rights Agreement (the “SPAC Registration Rights Agreement”), pursuant to which the SPAC granted the Sponsor and such other SPAC Holders certain registration rights with respect to certain securities of the SPAC;

WHEREAS, on September 25, 2022, the SPAC, Hammerhead Resources Inc., an Alberta corporation (“Hammerhead”), Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead (such entity, prior to the Business Combination, “NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of the SPAC (“AmalCo”), entered into that certain Business Combination Agreement (as amended, the “BCA”), pursuant to which, among other things, on or about the date hereof, (i) SPAC transferred by way of continuation from the Cayman Islands to Alberta and domesticated as an Alberta corporation, (ii) SPAC amalgamated with NewCo to form the Company and (iii) Hammerhead amalgamated with AmalCo to form a new wholly owned subsidiary of the Company (collectively, the “Business Combination”);

WHEREAS, on September 25, 2022, the Sponsor, James AC McDermott, Jeffrey Tepper, Dr. Jennifer Aaker, Jane Kearns (collectively, the “Sponsor Group”), Riverstone Global Energy and Power Fund V (Cayman), L.P. and certain of its controlled affiliates (“Riverstone”) and the SPAC, entered into that certain letter agreement pursuant to which the Sponsor Group agreed to transfer to Riverstone a portion of its Class B ordinary shares of the SPAC and warrants to purchase Class A ordinary shares of the SPAC in connection with the Business Combination;

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders own Class A common shares in the authorized share capital of the Company (“Common Shares”), and [    ]1 owns warrants to purchase 12,737,500 Common Shares (the “Private Placement Warrants”); and

WHEREAS, in connection with the Closing, the Company and the SPAC Holders desire to amend and restate the SPAC Registration Rights Agreement in its entirety as set forth herein, and the other Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Action” shall mean material litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority.

[1]	NTD: To be populated with the ultimate recipient of the PPWs.

“Agreement” shall have the meaning given in the Preamble.

“AmalCo” shall have the meaning given in the Recitals.

“BCA” shall have the meaning given in the Recitals.

“Block Trade” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least US$25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1 of this Agreement.

“Governmental Authority” shall mean any governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal).

“Hammerhead” shall have the meaning given in the Recitals.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2 of this Agreement.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“NewCo” shall have the meaning given in the Recitals.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any Common Shares issued or issuable upon the exercise of any such Private Placement Warrants) held by a Holder immediately following the Closing, (b) any outstanding Common Shares held by a Holder immediately following the Closing (including any Common Shares issued or issuable upon exercise of any other outstanding equity securities of the Company (other than equity securities issued pursuant to an employee stock option or other benefit plan) held by a Holder immediately following the Closing), (c) any equity securities (including the Common Shares issued or issuable upon the exercise of any such equity security) of the Company issuable immediately following the Closing upon conversion of any working capital loans in an amount up to US$1,500,000 in the aggregate made to the SPAC by a Holder and (d) any other equity security of the Company issued or issuable with respect to any such Common Shares held by a Holder immediately following the Closing by way of a share sub-division or share dividend or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Shares are then listed);

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    fees and disbursements of counsel for the Company;

(E)    fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    reasonable fees and expenses of one (1) U.S. legal counsel and one (1) local counsel (if applicable) selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering, not to exceed US$50,000 for each such counsel, with respect to any one Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Riverstone” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“SPAC” shall have the meaning given in the Preamble.

“SPAC Holders” shall have the meaning given in the Recitals.

“SPAC Registration Rights Agreement” shall have the meaning given in the Recitals.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Group” shall have the meaning given in the Recitals.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.2 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1    Registration.

2.1.1    Shelf Registration. (a) The Company agrees that, within fifteen (15) business days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities (a “Shelf Registration”).

(b)    The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. If at any time a Registration Statement filed with the Commission pursuant to Section 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.2    Underwritten Offering. Subject to the provisions of subsection 2.1.3 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement (an “Underwritten Demand”). The Company shall, within five (5) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company in consultation with the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect (i) more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.2 in any twelve (12)-month period, (ii) any Underwritten Offering unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Underwritten Offering equals or exceeds US$25 million, or (iii) an Underwritten Offering pursuant to this subsection 2.1.2 within ninety (90) days after the closing of an Underwritten Offering.

2.1.3    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Common Shares or other equity securities of the Company that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Shares or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.4    Registration Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.2 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.4.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If the Company proposes to (i) file a Registration Statement under the Securities Act with respect to the Registration of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) (C) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (D) for an offering of debt that is convertible into equity securities of the Company or (E) for a dividend reinvestment plan, or (ii) consummate an Underwritten Offering for its own account or for the account of shareholders of the Company (other than pursuant to the terms of this Agreement), then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than five (5) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) three (3) days in the case of filing a Registration Statement and (b) two (2) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Piggyback Registration. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)    If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Shares or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.1.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b)    If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Common Shares or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.1.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Shares or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3    Block Trades and Other Coordinated Offerings.

2.3.1     Notwithstanding any other provision of this Article II, but subject to Section 2.4 and Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, $25 million or (y) covering all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.3, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and, as promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a written notice of withdrawal to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5    A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 hereof.

2.4    Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (B) the filing, initial effectiveness, or continued use of a Registration Statement in respect of such Underwritten Offering at any time would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (C) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of a majority of the Board that such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the majority of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1    prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters or Financial Counterparty, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering or Block Trade or Other Coordinated Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4    prior to any Registration of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10    in accordance with Section 3.4 of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters or other Financial Counterparty facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, Financial Counterparty, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or Financial Counterparty enter into confidentiality agreements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12    obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders or the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.14    in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Underwriters or Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.15    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.16    make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17    use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2    Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information upon reasonable notice, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary or advisable to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4    Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a

Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees and inclusive of all reasonable outside attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (“Holder Information”) and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees and inclusive of all reasonable outside attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one outside counsel (and one local counsel in the applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5    If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy or telegram, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Sponsor, to: 2744 Sand Hill Road, Menlo Park, CA 94025, or by email at: phaskopoulos@riverstonellc.com, if to the Company, to: 2700, 525 – 8th Avenue SW, Calgary, AB, T2P 1G1, or by email at: ssobie@hhres.com, and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice provided in accordance with Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an executed joinder to this Agreement from the applicable assignee in the form of Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4    Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. ALL LEGAL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ANY COURT OF CHANCERY OF THE STATE OF DELAWARE; PROVIDED, THAT IF JURISDICTION IS NOT THEN AVAILABLE IN A COURT OF CHANCERY OF THE STATE OF DELAWARE, THEN ANY SUCH ACTION MAY BE BROUGHT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT. THE PARTIES HEREBY (A) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS FOR THEMSELVES AND WITH RESPECT TO THEIR RESPECTIVE PROPERTIES FOR THE PURPOSE OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY PARTY, AND (B) AGREE NOT TO COMMENCE ANY ACTION RELATING THERETO EXCEPT IN THE COURTS DESCRIBED ABOVE IN THE STATE OF DELAWARE, OTHER THAN ACTIONS IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE ANY JUDGMENT, DECREE OR AWARD RENDERED BY ANY SUCH COURT IN DELAWARE AS DESCRIBED HEREIN. EACH OF THE PARTIES FURTHER AGREES THAT NOTICE AS PROVIDED HEREIN SHALL CONSTITUTE SUFFICIENT SERVICE OF PROCESS AND THE PARTIES FURTHER WAIVE ANY ARGUMENT THAT SUCH SERVICE IS INSUFFICIENT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, (I) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS IN THE STATE OF DELAWARE AS DESCRIBED HEREIN FOR ANY REASON, (II) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) THAT (A) THE ACTION IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

5.5    Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6    Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, and (b) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of August 10, 2021, by and between the SPAC and Continental Stock Transfer & Trust Company, and assigned to and assumed by the Company on or about the date hereof, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement, including the SPAC Registration Rights Agreement, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7    Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HAMMERHEAD ENERGY INC., an Alberta corporation

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SPAC:

DECARBONIZATION PLUS ACQUISITION CORPORATION IV,
a Cayman Islands exempted company

By:
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief AccountingOfficer and Secretary

HOLDERS:

DECARBONIZATION PLUS ACQUISITION SPONSOR IV LLC,
a Cayman Islands limited liability company

By: Decarbonization Plus Acquisition Sponsor Holdings IV LLC, its Sole and Managing Member

By:
Name:	Peter Haskopoulos
Title:	Authorized Person

Address:

James AC McDermott

Address:

Jeffrey Tepper

Address:

Dr. Jennifer Aaker

Address:

Jane Kearns

Address:

[Signature Page to Registration Rights Agreement]

[Company shareholder][2]

Address:

[Company shareholder]

Address:

[2]

NTD: To include affiliates of Hammerhead prior to the Closing including, for certainty, directors and officers, and affiliates of the Company after the Closing including, for certainty, directors and officers.

[Signature Page to Registration Rights Agreement]

Exhibit A

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Amended and Restated Registration Rights Agreement, dated as of [                ], 2022 (as amended, modified and waived from time to time, the “Agreement”), by and among Hammerhead Energy Inc., an Alberta corporation (the “Company”), Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company, and the persons named as parties therein (including pursuant to other Joinders). Capitalized terms herein shall have the meaning set forth in the Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Agreement, and the undersigned will be deemed for all purposes to be a Holder, and the undersigned’s                  [Common Shares][Private Placement Warrants] will be deemed for all purposes to be Registrable Securities under the Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of                 , 20    .

[ ]

By:
Name:
Title:

Agreed and Accepted as of

[    ], 20__

HAMMERHEAD ENERGY INC.

By:
Name:
Title:

EXHIBIT I

FORM OF LETTER AGREEMENT

[Attached]

I-1

Riverstone V REL Hammerhead B.V.

Herengracht 450

1017 CA Amsterdam

The Netherlands

REL Hammerhead B.V.

Herengracht 450

1017 CA Amsterdam

The Netherlands

Riverstone V Investment Management Coöperatief U.A.

Herengracht 450

1017 CA Amsterdam

The Netherlands

Riverstone V CIOC LP

4500, 855 – 2nd Street SW

Calgary, Alberta T2P 4K7

ZAM Ventures Luxembourg II S.a.r.l.

6, rue Eugène Ruppert

L-2453 Luxembourg

HV RA II LLC

One Financial Center

Boston, MA 02111

[Closing Date]

Ladies and Gentlemen:

Reference is made to the Business Combination Agreement (the “BCA”) dated as of September [●], 2022, by and among Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“SPAC”), Hammerhead Resources Inc., an Alberta corporation (the “Company”), Hammerhead Energy Inc., an Alberta corporation (“New SPAC”), and 2453729 Alberta ULC, an Alberta unlimited liability corporation (“AmalCo” and together with SPAC, the Company and New SPAC, collectively, the “Parties”). Capitalized terms used in this side letter agreement (“Letter Agreement”) but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA. Except as otherwise provided, all “Section” references are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all “Treasury Regulation Section” references are to the Treasury regulations promulgated under the Code.

In connection with the BCA and all other agreements entered into in connection therewith, including the Plan of Arrangement, the Support Agreements, the Registration Rights Agreement, together with any applicable agreements referred to therein, and in consideration for the Key Company Shareholders addressed above (the “Applicable Shareholders”) entering into the Support Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New SPAC agrees to the following:

1.

For each fiscal year of New SPAC in which any Applicable Shareholder owns shares in New SPAC, New SPAC will (i) determine whether New SPAC or any of its direct or indirect subsidiaries constituted a “passive foreign investment company” (a “PFIC”) as defined in section 1297 of the Code for such fiscal year, and will so advise the Applicable Shareholders and (ii) no later than 90 days after the end of such fiscal year, commencing with the first fiscal year for which

2

New SPAC or any of its direct or indirect subsidiaries is determined to be a PFIC, furnish to the Applicable Shareholders (x) all information reasonably necessary to permit the Applicable Shareholders (or its direct or indirect owners) to complete United States Internal Revenue Service Form 8621 with respect to its interest in New SPAC or indirect interest in any subsidiary of New SPAC that is determined to be a PFIC and (y) a PFIC Annual Information Statement under section 1295(b) of the Code with respect to New SPAC or any of its subsidiaries that is determined to be a PFIC. For each fiscal year of New SPAC in which any Applicable Shareholder owns shares in New SPAC, New SPAC shall use commercially reasonable efforts to furnish to the Applicable Shareholders promptly upon request such other information reasonably requested by the Applicable Shareholders in order to withhold tax or to file tax returns and reports or to furnish tax information to any of its direct or indirect owners with respect to New SPAC or any of its subsidiaries. This paragraph 1 shall only apply with respect to direct or indirect subsidiaries of New SPAC if stock of such direct or indirect subsidiary is treated as “owned” (within the meaning of section 1298(a) of the Code) by an Applicable Shareholder or an Applicable Shareholder notifies New SPAC in writing that stock of such direct or indirect subsidiary is treated as “owned” (within the meaning of section 1298(a) of the Code) by a direct or indirect owner of an Applicable Shareholder.

2.

New SPAC represents that as of the date hereof, there is no plan or intention for New SPAC to sell, transfer or otherwise dispose of the stock of the Amalgamated Company or any of the assets of the Amalgamated Company in a “controlled asset transfer” within the meaning of Treasury Regulations Section 1.367(a)-3(d)(1), including by making or causing to be made any election to treat the Amalgamated Company as a corporation for U.S. federal income tax purposes.[1]

3.

The provisions set forth in Sections 8 (Remedies), 9 (Notices), 10 (Interpretation), 11 (Severability), 12 (Entire Agreement; Assignment), 13 (Amendment), 15 (Governing Law) and 20 (Counterparts) of the respective Support Agreements are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis. References to SPAC in the Support Agreements refer to New SPAC for purposes of this Letter Agreement.

[1]

Note to Draft: If there is a change in law prior to Closing that would cause the Amalgamated Company to be treated as a corporation for U.S. federal income tax purposes, the following will be included:

New SPAC acknowledges that any direct or indirect holder of New SPAC Class A Common Shares who is a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) of New SPAC following the Company Amalgamation (a “New SPAC 5% Shareholder”), may enter into (and cause to be filed with the Internal Revenue Service) a gain recognition agreement (“GRA”) with respect to the New SPAC Class A Common Shares issued in the Company Amalgamation. Upon the written request of any New SPAC 5% Shareholder made following the Closing Date, New SPAC shall (i) use commercially reasonable efforts to furnish to such New SPAC 5% Shareholder such information as such New SPAC 5% Shareholder reasonably requests in connection with such New SPAC 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto, and (ii) use commercially reasonable efforts to provide such New SPAC 5% Shareholder with the information reasonably requested by such New SPAC 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such New SPAC 5% Shareholder’s GRA.

3

HAMMERHEAD ENERGY INC.

By
Name:
Title:

I-4

SCHEDULE A

COMPANY KNOWLEDGE PERSONS

1.	Scott Sobie
2.	Mike Kohut
3.	Daniel Labelle
4.	David Anderson
5.	Nicki Stevens

Schedule A

SCHEDULE B

SPAC KNOWLEDGE PERSONS

1.	Robert Tichio
2.	Peter Haskopoulos

Schedule B

SCHEDULE C

KEY COMPANY SHAREHOLDERS

1.	Riverstone V REL Hammerhead B.V.
2.	REL Hammerhead B.V.
3.	Riverstone V Investment Management Coöperatief U.A.
4.	Riverstone V CIOC LP
5.	ZAM Ventures Luxembourg II S.À.R.L.
6.	HV RA II LLC
7.	Scott Sobie
8.	Michael Kohut
9.	Daniel Labelle
10.	David Anderson
11.	Nicki Stevens
12.	J. Paul Charron
13.	A. Stewart Hanlon

Schedule C

SCHEDULE D

LOCK-UP SHAREHOLDERS

1.	Riverstone V REL Hammerhead B.V.
2.	REL Hammerhead B.V.
3.	Riverstone V Investment Management Coöperatief U.A.
4.	Riverstone V CIOC LP
5.	ZAM Ventures Luxembourg II S.À.R.L.
6.	HV RA II LLC
7.	Scott Sobie
8.	Mike Kohut
9.	Daniel Labelle
10.	David Anderson
11.	Nicki Stevens
12.	J. Paul Charron
13.	A. Stewart Hanlon
14.	Robert Tichio
15.	Jesal Shah

Schedule D